UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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3COM CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3Com Corporation
350 Campus Drive
Marlborough, Massachusetts 01752-3064

December 15, 2009

Dear Stockholder:

The board of directors of 3Com Corporation, a Delaware corporation, has unanimously approved a merger agreement providing for the acquisition of 3Com by Hewlett-Packard Company. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $7.90 in cash, without interest and less any applicable withholding tax, for each share of 3Com common stock owned by you immediately prior to completion of the merger (unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger).

At a special meeting of our stockholders, you will be asked to consider and vote on a proposal to adopt the merger agreement. After careful consideration, the board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is advisable and in the best interests of and fair to 3Com and its stockholders. The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

The special meeting will be held on January 26, 2010 at 10 a.m. local time, at our headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064. Notice of the special meeting and the related proxy statement are enclosed.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about 3Com from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. We cannot complete the merger unless the holders of a majority of outstanding shares of common stock that are entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the attached proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Thank you in advance for your cooperation and continued support.

Sincerely,

Robert Y. L. Mao
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated December 15, 2009, and is first being mailed to stockholders on or about December 21, 2009.

3Com Corporation
350 Campus Drive
Marlborough, Massachusetts 01752-3064

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On January 26, 2010

To the Stockholders of 3Com Corporation:

A special meeting of stockholders of 3Com Corporation, a Delaware corporation (“3Com”), will be held on January 26, 2010 at 10 a.m. local time, at 3Com’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, for the following purposes:

1. Adoption of the Merger Agreement.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2009, by and among Hewlett-Packard Company (“HP”), Colorado Acquisition Corporation, a wholly owned subsidiary of HP (“Merger Sub”), and 3Com. A copy of the Merger Agreement is attached as Annex A. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into 3Com (the “Merger”) and each outstanding share of 3Com’s common stock, par value $0.01 per share (the “Common Stock”) (other than shares owned by HP, Merger Sub or 3Com, or by any direct or indirect wholly owned subsidiary of HP, Merger Sub or 3Com, in each case immediately prior to the effective time of the Merger, and shares held by stockholders, if any, who have properly and validly perfected their statutory rights of appraisal with respect to the Merger), will be converted into the right to receive $7.90 in cash, without interest and less any applicable withholding tax.

2. Adjournment of the Special Meeting.  To approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Only stockholders of record of Common Stock as of the close of business on December 9, 2009 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Common Stock you own. Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date of the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the Merger Agreement.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the Merger Agreement. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of Common Stock and photo identification.

Stockholders of 3Com who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if the Merger is completed, but only if they properly and validly perfect statutory rights of appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the attached proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Neal D. Goldman
Secretary

Marlborough, Massachusetts
December 15, 2009

Page

Termination of the Merger Agreement	69
Termination Fees and Expenses	70
Remedies	71
Indemnification and Insurance	72
Amendment, Extension and Waiver	73
MARKET PRICE OF COMMON STOCK	74
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	75
DISSENTERS’ RIGHTS OF APPRAISAL	77
SUBMISSION OF STOCKHOLDER PROPOSALS	80
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	80
WHERE YOU CAN FIND MORE INFORMATION	80
Annex A Agreement and Plan of Merger, dated November 11, 2009, by and among Hewlett-Packard Company, Colorado Acquisition Corporation and 3Com Corporation
Annex B Opinion of Goldman, Sachs & Co.
Annex C Section 262 of the Delaware General Corporation Law

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a 3Com stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 80.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of 3Com by HP pursuant to the Merger Agreement. After the Merger Agreement has been adopted by the stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, at the effective time of the Merger, Merger Sub, a wholly owned subsidiary of HP, will merge with and into 3Com. 3Com will be the surviving corporation and a wholly owned subsidiary of HP.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $7.90 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own immediately prior to completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger. For example, if you own 100 shares of Common Stock, you will receive $790.00 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. You will not own any shares in the surviving corporation or HP.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of 3Com will be held on January 26, 2010 at 10 a.m. local time, at 3Com’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064.

Q.	What vote of our stockholders is required to approve the proposal to adopt the Merger Agreement?

A.	An affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the special meeting is required to approve the proposal to adopt the Merger Agreement. Accordingly, failure to vote in person or by proxy or an abstention will have the same effect as a vote against the Merger Agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Q.	How does 3Com’s board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 26 for a discussion of the factors that the board of directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What effects will the proposed Merger have on 3Com?

A.	As a result of the proposed Merger, 3Com will cease to be a publicly-traded company and will be wholly owned by HP. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of the Common Stock and our reporting obligations with respect to the

Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Select Market.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, 3Com will remain an independent public company and the Common Stock will continue to be listed and traded on the NASDAQ Global Select Market. Under specified circumstances, 3Com may be required to pay a termination fee or reimburse HP for its out-of-pocket expenses, as described under the caption “The Merger Agreement — Termination Fees and Expenses” beginning on page 70.

Q.	What do I need to do now?

A.	We urge you to read the proxy statement carefully, including the annexes and to consider how the Merger affects you. If you are a stockholder of record, you can ensure your shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card or voting by telephone or internet. Even if you plan to attend the special meeting, we encourage you to return the enclosed proxy card. If you hold your shares in “street” name, you can ensure that your shares are voted at the special meeting by instructing your broker or nominee how to vote, as discussed below. Do NOT return your stock certificate(s) with your proxy.

Q.	How do I vote?

A.	You may vote by:

• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• using the telephone number printed on your proxy card;

• using the Internet voting instructions printed on your proxy card;

• if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee; or

• attending the special meeting and voting in person.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Yes, but only if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the proposal to adopt the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

• by notifying our Secretary, Neal D. Goldman, at 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064;

• by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

• by submitting a later-dated proxy card; or

• if you voted by telephone or the Internet, by voting a second time by telephone or Internet.

If you have instructed a broker, bank or other nominee to vote your shares, the above instructions do not apply and instead you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If your shares are registered differently or are in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be completed, signed and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting or before the completion of the Merger?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $7.90 per share in cash to be received by our stockholders in the Merger. In order to receive the $7.90 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 77.

Q.	When is the Merger expected to be completed?

A.	We are working toward completing the Merger as quickly as possible, and the parties are targeting completion of the Merger by the end of April 2010. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Effective Time” and “The Merger Agreement — Conditions to the Merger” beginning on pages 53 and 64, respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. 3Com has engaged Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies for the special meeting, and 3Com estimates it will pay Georgeson a fee of approximately $20,000. 3Com has also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, a payment agent will send you a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	What are the U.S. federal income tax consequences of the Merger?

A.	The receipt of cash by you in exchange for your shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and generally also will be a taxable transaction under applicable state, local and non-U.S. tax laws. In general, if you are a U.S. person (as defined herein), you will recognize, for U.S. federal income tax purposes, gain or loss equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares of Common Stock

v

exchanged for cash pursuant to the Merger. If you are a U.S. person and if the shares of Common Stock sold or exchanged constitute capital assets in your hands, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual stockholder are eligible for preferential rates of U.S. federal income tax if the shares of Common Stock were held for more than one year. If the shares are held for one year or less, such capital gains recognized by an individual stockholder will be subject to tax at ordinary income tax rates. We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Merger, including the effect of U.S. federal, state and local tax laws or non-U.S. laws. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 48 for a more detailed description of the U.S. federal income tax consequences of the Merger.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock or need additional copies of the proxy statement or the enclosed proxy card, please (1) mail your request to 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, Attn: Investor Relations, (2) call our Investor Relations department at (508) 323-1198, or (3) call our proxy solicitor, Georgeson, toll free at (866) 432-2786 (banks and brokers call (212) 440-9800). If your broker holds your shares, you should call your broker for additional information.

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on January 26, 2010. The Proxy Statement is available at www.proxyvote.com

PROXY STATEMENT

References to “3Com,” the “Company,” “we,” “our” or “us” in this proxy statement refer to 3Com Corporation and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 80.

Proposals

You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated November 11, 2009 (the “Merger Agreement”), by and among Hewlett-Packard Company (“HP”), Colorado Acquisition Corporation, a wholly owned subsidiary of HP (“Merger Sub”), and 3Com. Pursuant to the Merger Agreement, Merger Sub will merge with and into 3Com and 3Com will be the surviving corporation and a wholly owned subsidiary of HP (the “Merger”). In the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, the stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. See “The Special Meeting” beginning on page 15.

The Parties to the Merger (Page 14)

3Com Corporation

3Com Corporation is a global enterprise networking solutions provider. 3Com has three global product and solutions brands — H3C, 3Com, and TippingPoint — that offer high-performance networking and security solutions to enterprises large and small. The H3C® enterprise networking portfolio includes products that span from the data center to the edge of the network and is targeted at large enterprises. The 3Com® family of products offers a strong price/performance value proposition for the small and medium-size businesses. Our security brand, TippingPoint®, features network-based intrusion prevention systems (IPS) and network access control (NAC) solutions that deliver in-depth, no-compromise application, infrastructure and performance protection.

3Com was incorporated in California on June 4, 1979, and reincorporated in Delaware on June 12, 1997. Our corporate headquarters are currently located in Marlborough, Massachusetts. 3Com’s principal executive offices are located at 350 Campus Drive, Marlborough, Massachusetts 01752-3064, and our telephone number is (508) 323-1000.

Hewlett-Packard Company

Hewlett-Packard Company, a Delaware corporation, focuses on simplifying technology experiences for all of its customers — from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and information technology (IT) infrastructure, HP is among the world’s largest technology companies, with revenue totaling $114.6 billion for the four fiscal quarters ended October 31, 2009. HP’s principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304, and its telephone number is (650) 857-1501.

Colorado Acquisition Corporation

Colorado Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of HP, was formed solely for the purpose of consummating the Merger. Colorado Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Colorado Acquisition Corporation’s principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304, and its telephone number is (650) 857-1501.

The Merger (Page 18)

The Merger Agreement provides that Merger Sub will merge with and into 3Com. In the Merger, each outstanding share of 3Com common stock, par value $0.01 per share (the “Common Stock”) that is outstanding immediately prior to the effective time of the Merger, (other than shares owned by HP, Merger Sub or 3Com, or by any direct or indirect wholly owned subsidiary of HP, Merger Sub or 3Com, and shares held by stockholders, if any, who have properly and validly perfected their statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $7.90 in cash, without interest and less any applicable withholding tax, which we refer to in this proxy statement as the merger consideration.

Effects of the Merger (Page 53)

If the Merger is completed, you will be entitled to receive $7.90 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own immediately prior to the completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger. As a result of the Merger, 3Com will cease to be an independent, publicly traded company. You will not own any shares of the surviving corporation or HP and will not have any rights as a stockholder.

The Special Meeting (Page 15)

Time, Place and Date (Page 15)

The special meeting will be held on January 26, 2010 at 10 a.m. local time, at 3Com’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064.

Purpose (Page 15)

You will be asked to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into 3Com, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page 15)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of business on December 9, 2009, the record date for the special meeting. You will have one vote for each share of Common Stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were 396,006,355 shares of Common Stock outstanding and entitled to vote. A majority of the shares of Common Stock issued and outstanding on the record date represented at the special meeting in person or by a duly authorized and properly completed proxy constitutes a quorum for the purpose of considering the proposals.

Vote Required (Page 15)

Completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of shares of Common Stock outstanding on the record date for the special meeting. Failure to vote your shares of Common Stock by proxy or in person or an abstention will have the same effect as voting against adoption of the Merger Agreement. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. Failure to vote your shares of Common Stock or an abstention will have no effect on the approval of the proposal to adjourn the special meeting.

Common Stock Ownership of Directors and Executive Officers (Page 75)

As of the close of business on the record date, the directors and executive officers of 3Com held in the aggregate approximately 1% of the shares of Common Stock entitled to be voted at the special meeting. In the aggregate, these shares represent approximately 2% of the votes necessary to approve the proposal to adopt the Merger Agreement at the special meeting.

Voting and Proxies (Page 16)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail or by voting in person by appearing at the special meeting. If your shares of Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of Common Stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of Common Stock will not be voted and that will have the same effect as a vote against the proposal to adopt the Merger Agreement. The persons named in the attached proxy will also have discretionary authority to vote on any proposals to adjourn the special meeting.

Revocability of Proxy (Page 16)

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	by notifying our Secretary, Neal D. Goldman, at 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card; or

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, follow the directions received from your broker, bank or other nominee to change your vote.

Treatment of Options and Other Awards (Page 53)

Stock Options.  At the effective time of the Merger, each option to purchase shares of Common Stock that is not yet vested or exercisable and/or has a per share exercise price that is equal to or greater than $7.90 per share and is outstanding immediately prior to the effective time of the Merger will be assumed by HP and automatically converted into an option to acquire, on the same terms and conditions applicable to such option immediately prior to the Merger, a number of shares of HP common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Common Stock subject to the option immediately prior to the effective time of the Merger and (y) a fraction, the numerator of which is $7.90 and the denominator of which is the average closing price of HP common stock on the New York Stock Exchange over the five (5) trading days ending on the date that is two (2) trading days prior to the closing date of the Merger (this fraction is referred to herein as the “exchange ratio”). The exercise price for each such assumed option will equal the per share exercise price for the shares of Common Stock purchasable pursuant to such option immediately prior to the effective time of the Merger divided by the exchange ratio (rounded up to the nearest whole cent).

At the effective time of the Merger, each option to purchase shares of Common Stock that is vested and has a per share exercise price that is less than $7.90 per share and is outstanding immediately prior to the effective time of the Merger will not be assumed, and will instead be cancelled and automatically converted into the right to receive an amount in cash equal to the number of shares of Common Stock subject to the option immediately prior to the effective time of the Merger multiplied by the amount by which $7.90 exceeds the per share exercise price of such option, without interest, and less any applicable withholding taxes.

Restricted Stock.  At the effective time of the Merger, all outstanding unvested shares of Common Stock will be assumed by HP and automatically converted into a number of unvested shares of HP common stock determined by multiplying the number of unvested shares of Common Stock outstanding immediately prior to the effective time of the Merger by the exchange ratio (rounded down to the nearest whole share). The unvested shares of HP common stock will continue to be subject to the same terms and conditions, including vesting, applicable to the unvested shares of Common Stock immediately prior to the effective time of the Merger.

Restricted Stock Units.  At the effective time of the Merger, all outstanding restricted stock units payable in shares of Common Stock will be assumed by HP and automatically converted into restricted stock units payable in shares of HP common stock. The number of shares of HP common stock payable pursuant to such assumed restricted stock units will be determined by multiplying the number of shares of Common Stock subject to the restricted stock units immediately prior to the effective time of the Merger by the exchange ratio (rounded down to the nearest whole share). The assumed restricted stock units will otherwise continue to be subject to the same terms and conditions, including vesting, applicable to such restricted stock units immediately prior to the effective time of the Merger.

Employee Stock Purchase Plan.  3Com will establish a new purchase date for the Amended and Restated 3Com Corporation 1984 Employee Stock Purchase Plan (the “ESPP”) for the offering period underway at the effective time of the Merger, so that the offering period will end as of the last business day prior to the effective time of the Merger or, if more administratively advisable, the last payroll date immediately prior to the effective time of the Merger. All contributions made to the ESPP as of the new purchase date will be used to purchase shares of Common Stock, and 3Com will terminate the ESPP immediately after such purchase, subject to and conditioned upon the occurrence of the effective time of the Merger. At the effective time of the Merger, the newly purchased shares of Common Stock will be converted into the right to receive $7.90 per share in cash, without interest, and less any applicable withholding taxes.

Recommendation of the Board of Directors (Page 26)

The board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of and fair to 3Com and our stockholders, (ii) authorized and approved in all respects the Merger Agreement and any other ancillary agreements contemplated thereby to which 3Com is a party and authorized and directed the execution, of the Merger Agreement and any other ancillary agreements contemplated thereby to which 3Com is a party and (iii) resolved to recommend that the stockholders of 3Com adopt the Merger Agreement at a special meeting of the stockholders. The board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In reaching its decision, the board of directors evaluated a variety of business, financial and market factors and consulted with our management team and legal and financial advisors. See “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 26.

Interests of 3Com’s Directors and Executive Officers in the Merger (Page 39)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest, including the following:

•	each of our current executive officers is covered by the terms of one of our forms of management retention agreement (or with respect to Robert Y.L. Mao, Chief Executive Officer of 3Com, and Ronald A. Sege, President and Chief Operating Officer of 3Com, their employment agreements) that provides certain severance payments and benefits in the case of the executive officer’s termination of employment under certain circumstances on or following a change of control;

•	the Merger Agreement provides for indemnification arrangements for each of our current and former directors and executive officers that will continue for six (6) years following the effective time of the Merger as well as insurance coverage covering such director or executive officer’s service to 3Com as a director or executive officer;

•	Dr. Shusheng Zheng, Executive Vice President of 3Com and Chief Executive Officer of H3C, has executed a retention term sheet with HP pursuant to which Dr. Zheng will be eligible to receive certain payments and benefits in connection with and following the closing of the Merger, subject to certain conditions including execution of an employment agreement with HP under which he will agree to remain employed with HP for at least three (3) years from the closing of the Merger; and

•	although, except with respect to Dr. Zheng, no other agreements have been entered into as of the date of this proxy statement, HP may request some of our executive officers to remain after the Merger is completed, and such executive officers may, prior to the closing of the Merger, enter into new arrangements with HP or its affiliates regarding employment with HP or the surviving corporation or the right to participate in the equity plans of HP.

The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of the proposal to adopt the Merger Agreement.

Opinion of Financial Advisor (Page 28)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the board of directors that, as of November 11, 2009 and based upon and subject to the factors and assumptions set forth therein, the $7.90 per share in cash to be paid to the holders (other than HP or any of its affiliates) of shares (other than shares of restricted stock) of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 11, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the Merger. Goldman Sachs’s opinion is not a recommendation as to how any holder of Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Goldman Sachs and us, we agreed to pay Goldman Sachs a transaction fee of approximately $41 million, approximately $38 million of which is payable upon consummation of the Merger.

Regulatory Approvals (Page 49)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), provide that transactions such as the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. 3Com and HP filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on December 2, 2009.

The Merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. HP has filed, or plans to file, in these jurisdictions, including the European Union, China, Brazil, Israel, Russia, South Africa, South Korea, Taiwan, Turkey and Ukraine.

Except for these filings and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Procedure for Receiving Merger Consideration (Page 54)

Promptly following the effective time of the Merger, a payment agent will mail a letter of transmittal and instructions to you and the other 3Com stockholders. The letter of transmittal will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the proxy card, and you should return your stock certificates with the letter of transmittal.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (Page 48)

The exchange of shares of Common Stock for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders that are U.S. persons exchanging their shares of Common Stock in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of Common Stock surrendered. Because individual circumstances may differ, we urge you to consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or non-U.S. taxes.

Conditions to the Merger (Page 64)

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date for the special meeting;

•	(i) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act must have expired or been terminated; (ii) any clearances, consents, approvals, orders and authorizations of governmental authorities required by the antitrust laws of the European Union, Israel, Russia, South Africa, South Korea, Taiwan, Turkey and Ukraine must have been obtained and/or any waiting periods (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the antitrust laws of such jurisdictions must have expired or been terminated; and (iii) any required approval or deemed approval of the transactions contemplated by the Merger Agreement of the Ministry of Commerce must have been obtained pursuant to the Anti-Monopoly Law of the People’s Republic of China; in each case, without any condition that would require any action that HP and its subsidiaries would not be required to take, or 3Com and our subsidiaries would not be permitted to take, pursuant to the provisions of the Merger Agreement described in the last paragraph under “The Merger Agreement — Antitrust Regulatory Filings” beginning on page 60; and

•	no court of competent jurisdiction or other governmental authority shall have (i) enacted, issued or promulgated any law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

Conditions to HP’s and Merger Sub’s Obligations.  The obligations of HP and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions, any of which may be waived exclusively by HP:

•	our representation and warranties contained in the Merger Agreement with respect to the absence of any change or event that has had or would reasonably be expected to have a “Company Material Adverse Effect” since August 28, 2009 through the date of the Merger Agreement must be true and correct in all respects;

•	our representations and warranties contained in the Merger Agreement with respect to our authority to complete the Merger, approval by our stockholders, our organization and good standing, our capitalization, our brokers, our stockholder rights plan, and state anti-takeover laws must each be true and correct in all material respects as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties made by us that address matters only as of a particular date which need only be true and correct in all material respects as of such particular date);

•	all of our other representations and warranties contained in the Merger Agreement, must be true and correct as of the closing date with the same force and effect as if made on and as of such date (except for any representations made by us as of a specific date which need only be so true and correct as of the date made), except where any failure to be so true and correct has not had and would not reasonably be expected to have a “Company Material Adverse Effect” (without giving effect to any qualification or exception as to materiality or “Company Material Adverse Effect” (but not dollar thresholds nor the reference to “Company Material Adverse Effect” in the representation and warranty regarding certain material contracts) set forth in such representations and warranties);

•	we must have performed in all material respects all obligations we are required to perform under the Merger Agreement at or prior to the closing date;

•	we must deliver to HP and Merger Sub at closing a certificate, validly executed for and on behalf of 3Com and in our name by a duly authorized officer, certifying that the foregoing conditions have been satisfied; and

•	no effect shall have arisen or occurred following the execution of the Merger Agreement that is continuing and that has had or is reasonably expected to have a “Company Material Adverse Effect.”

For purposes of the Merger Agreement, “Company Material Adverse Effect” means any effect, circumstance, change, event or development, individually or in the aggregate, and taken together with all other effects, circumstances, changes, events or developments, that has (or have) a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of 3Com and our subsidiaries, taken as a whole, other than:

•	general economic conditions in the United States, China or any other country, general conditions in the financial markets in the United States, China or any other country, or general political conditions in the United States, China or any other country;

•	general conditions in the industries in which we and our subsidiaries conduct business;

•	any conditions arising out of acts of terrorism, war or armed hostilities;

•	the announcement of the Merger Agreement or the pendency of the transactions contemplated thereby, including the impact on our relationships with our suppliers, distributors, partners, customers or employees;

•	any action that is taken, or any failure to take action, by us or our subsidiaries in either case which HP has requested in writing;

•	any changes in laws, orders or generally accepted accounting principles or the interpretation of laws, orders or accounting principles;

•	changes in our stock price or change in the trading volume of our stock, in and of itself (provided that the underlying cause of such changes may be considered in determining whether there is a “Company Material Adverse Effect,” unless otherwise excluded by this definition);

•	any failure to meet any internal or public projections, forecasts or estimates of revenues or earnings, in and of itself (provided that the underlying cause of such failure may be considered in determining whether there is a “Company Material Adverse Effect,” unless otherwise excluded by this definition);

•	matters expressly set forth in 3Com’s disclosure letter to HP; or

•	any legal proceedings made or brought by any of the current or former stockholders of 3Com resulting from, relating to or arising out of the Merger Agreement;

except, in the case of the first three bullets above, to the extent such conditions or changes referred to therein affect 3Com and its subsidiaries in a disproportionate manner relative to other participants in the industries in which 3Com and its subsidiaries conduct business.

Conditions to 3Com’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions, any of which may be waived exclusively by us:

•	the representations and warranties of HP and Merger Sub set forth in the Merger Agreement must be true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or the ability of HP and Merger Sub to fully perform their respective covenants and obligations under the Merger Agreement, provided that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such particular date;

•	HP and Merger Sub must have performed in all material respects all obligations that are to be performed by them under the Merger Agreement at or prior to the closing date; and

•	HP and Merger Sub must deliver to us at closing a certificate, validly executed for and on behalf of HP and Merger Sub and in their respective names by a duly authorized officer, with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Restrictions on Solicitations of Other Offers (Page 66)

From and after the date of the Merger Agreement, 3Com and our subsidiaries have agreed not to, nor authorize or knowingly permit our respective representatives to, directly or indirectly:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an alternative acquisition proposal;

•	furnish to any person (other than HP, Merger Sub or any designees of HP or Merger Sub) any non-public information relating to 3Com or any of our subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of 3Com or any of our subsidiaries (other than HP, Merger Sub or any designees of HP or Merger Sub) in any such case with the intent to induce or in a manner that reasonably would be expected to lead to the making, submission or announcement of, or to encourage, facilitate or assist, an alternative acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an alternative acquisition proposal;

•	participate, engage in or continue discussions or negotiations with any person with respect to any alternative acquisition proposal; or

•	enter into, or authorize 3Com or any of our subsidiaries to enter into, any letter of intent, memorandum of understanding or other contract or agreement in principle contemplating or otherwise relating to an alternative acquisition transaction, other than an acceptable confidentiality agreement.

Notwithstanding the aforementioned restrictions, at any time prior to the adoption of the Merger Agreement by our stockholders, we are permitted to participate or engage in discussions or negotiations with, and/or furnish any non-public information relating to 3Com or any of our subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of 3Com or any of our subsidiaries to any person that has made a bona fide unsolicited written acquisition proposal, provided that the board of directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal.

We are required, upon receipt of such acquisition proposal, promptly (and in any event within 48 hours) to provide HP a copy of any such acquisition proposal or superior proposal made in writing, or a written summary of the material terms of any such acquisition proposal or superior proposal not made in writing. We are also required to keep HP reasonably informed of any material developments regarding any acquisition proposal and, upon the reasonable request of HP, apprise HP of the status of such acquisition proposal.

We are required contemporaneously to provide to HP any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to HP. We have agreed that we and our subsidiaries will not enter into any confidentiality agreement with any person which will prohibit us from complying with these obligations.

For purposes of the Merger Agreement, an “acquisition proposal” means any offer or proposal (other than an offer or proposal by HP or Merger Sub) to engage in an acquisition transaction from any person or “group” (as defined in Section 13(d) of the Exchange Act). For purposes of the Merger Agreement, an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) the purchase or other acquisition from 3Com by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning twenty percent (20%) or more of the Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination, stock exchange, recapitalization, liquidation, issuance of or amendment to terms of outstanding stock or other securities, or other similar transaction involving 3Com pursuant to which the stockholders of 3Com immediately preceding such transaction (in their capacities as such) hold eighty percent (80%) or less of the Common Stock or consolidated assets of 3Com or our subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets of 3Com and our subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto); or (iv) any combination of the foregoing.

For purposes of the Merger Agreement, a “superior proposal” means any bona fide written acquisition proposal (provided that, for purposes of this definition, all references in the definition of acquisition transaction to “twenty percent (20%)” will be references to “fifty percent (50%)” and the reference therein to “eighty percent (80%)” will be a reference to “fifty percent (50%)”) with respect to which the board of directors must have determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that the acquisition transaction contemplated by such acquisition proposal would be more favorable to 3Com’s stockholders (in their capacity as such) than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the likelihood, ability to finance, conditionality and timing of consummation of such proposal) and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by HP to 3Com in a written offer capable of acceptance in response to such proposal or otherwise).

Termination of the Merger Agreement (Page 69)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written agreement of HP and 3Com;

•	by either 3Com or HP if:

•	the Merger is not consummated by 11:59 p.m. (Pacific time) on November 11, 2010 (the “Termination Date”); provided, however, that the terminating party has not taken any action in breach of the Merger Agreement or failed to take action in breach of the Merger Agreement that was the principal cause of or resulted in any of the conditions to the Merger set forth in the Merger Agreement, including those conditions described above in “— Conditions to the Merger” beginning on page 6, having failed to be satisfied by the Termination Date;

•	any court of competent jurisdiction or other governmental authority has enacted, issued or promulgated any law or issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such order has become final and non-appealable; provided, however, that the terminating party has used its reasonable best efforts to contest, appeal and remove such order and such terminating party has not taken any action in breach of the Merger Agreement or failed to take action in breach of the Merger Agreement that was the principal cause of, or resulted in, the passage of such law or the issuance of such order; or

•	3Com has failed to obtain the stockholder approval at the special meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger Agreement;

•	by 3Com if:

•	HP and/or Merger Sub has breached or otherwise violated any of their respective covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of HP and Merger Sub set forth in the Merger Agreement have become inaccurate, as more fully described below in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 69; or

•	The board of directors has received an acquisition proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a superior proposal and the failure to enter into a definitive agreement relating to such superior proposal would reasonably be expected to be a breach of its fiduciary duties, and 3Com has complied with the requirements for terminating in connection with such superior proposal described in further detail in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 69;

•	by HP if:

•	3Com has breached or otherwise violated any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of 3Com set forth in the Merger Agreement have become inaccurate, as more fully described below in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 69; or

•	(i) the board of directors or any committee of the board of directors has for any reason effected a change of recommendation; (ii) a tender offer or exchange offer for Common Stock that constitutes an acquisition proposal (whether or not a superior proposal) is commenced and, within ten (10) business days after the public announcement of the commencement of such acquisition proposal, 3Com has not issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the board of directors’ recommendation in favor of the Merger and recommending that 3Com’s stockholders reject such acquisition proposal and not tender any shares of Common Stock into such tender or exchange offer; (iii) 3Com fails to timely hold a stockholder vote with respect to the adoption of the Merger Agreement in accordance with the terms of the Merger Agreement; or (iv) the board of directors has failed to publicly reconfirm the board of directors’ recommendation in favor of the Merger within ten (10) business days of a written request from HP to do so.

Termination Fees and Expenses (Page 70)

We have agreed to pay HP (or its designee) a termination fee of $99 million if:

•	the Merger Agreement is terminated pursuant to the provision described in the second sub-bullet under the third bullet above under “— Termination of the Merger Agreement” beginning on page 10;

•	the Merger Agreement is terminated pursuant to the provision described in the second sub-bullet under the fourth bullet above under “— Termination of the Merger Agreement” beginning on page 10;

•	the Merger Agreement is terminated pursuant to the provision described in the first sub-bullet under the second bullet above under “— Termination of the Merger Agreement” beginning on page 10 and at the time of such termination the closing conditions relating to regulatory approvals and the absence of legal prohibitions are capable of being satisfied or would be capable of being satisfied, but for a breach by 3Com of its obligations under the Merger Agreement, provided that the reason the Merger has not been consummated by the Termination Date is not attributable to a breach by HP or Merger Sub of their respective obligations under the Merger Agreement, which breach has resulted in a failure to satisfy the closing condition relating to regulatory approvals or the closing condition relating to the absence of legal prohibitions or the closing conditions described above in the first two bullets in “— Conditions to 3Com’s Obligations” beginning on page 8 and provided that:

•	prior to such termination a competing acquisition transaction has been publicly announced, disclosed or communicated and not withdrawn, a person or group has publicly disclosed an intention to make, propose or communicate a proposal for a competing acquisition transaction and not withdrawn such intention, or a proposal for a competing acquisition transaction has become publicly known and not withdrawn, and

•	within twelve (12) months after such termination, we enter into a definitive agreement providing for a competing acquisition transaction and such competing acquisition transaction is subsequently consummated;

•	the Merger Agreement is terminated pursuant to the provision described in the third sub-bullet under the second bullet above under “— Termination of the Merger Agreement” beginning on page 10 and provided that:

•	prior to the special meeting (or any postponement or adjournment thereof) a competing acquisition transaction has been publicly announced, disclosed or communicated and not withdrawn, a person or group has disclosed an intention to make, propose or communicate a proposal for a competing acquisition transaction and not withdrawn such proposal or intention or a proposal for a competing acquisition transaction has become publicly known and not withdrawn,

•	within twelve (12) months after such termination, we enter into a definitive agreement providing for a competing acquisition transaction and such acquisition is subsequently consummated, and

•	provided that such payment will be less any expenses previously paid to HP (or its designee) as described in the next paragraph.

We have also agreed to reimburse HP’s and Merger Sub’s out-of-pocket fees and expenses incurred in connection with the transaction contemplated by the Merger Agreement, up to an aggregate of $10 million, if either the Merger Agreement is terminated pursuant to the provision described in the third sub-bullet under the second bullet above under “— Termination of the Merger Agreement” beginning on page 10 and prior to the special meeting (or any postponement or adjournment thereof) a competing acquisition transaction has been publicly announced, disclosed or communicated and not withdrawn, a person or group has disclosed an intention to make, propose or communicate a proposal for a competing acquisition transaction and not withdrawn such proposal or intention or a proposal for a competing acquisition transaction has become publicly known and not withdrawn. For purposes of the Merger Agreement, a “competing acquisition transaction” has the same meaning as an acquisition transaction except that all references therein to “twenty percent (20%)” are references to “fifty percent (50%)” and the reference to “eighty percent (80%)” is a reference to “fifty percent (50%).”

Appraisal Rights (Page 77)

Under Delaware law, holders of Common Stock who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. The judicially determined appraisal amount could be more than, the same as or less than the merger consideration. Any holder of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the proposal to adopt the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement and must otherwise strictly comply with all of the procedures required by Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant section of Delaware law is attached hereto as Annex C.

Market Price of Common Stock (Page 74)

Our Common Stock is listed on the NASDAQ Global Select Market under the trading symbol “COMS.” The closing sale price of Common Stock on the NASDAQ Global Select Market on November 10, 2009, the last trading day prior to the execution of the Merger Agreement, was $5.41. The $7.90 per share to be paid for each share of Common Stock in the Merger represents:

•	a premium of approximately 46% to the closing share price on November 10, 2009;

•	a premium of approximately 43% to the average closing share price for the one-month period ending November 10, 2009;

•	a premium of approximately 61% to the average closing share price for the three-month period ending November 10, 2009; and

•	a premium of approximately 116% to the average closing share price for the one-year period ending November 10, 2009.

The closing sale price of Common Stock on the NASDAQ Global Select Market on December 14, 2009, the last trading day before the date of this proxy statement, was $7.47.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Questions and Answers about the Special Meeting and the Merger,” “Summary,” “The Merger,” “Opinion of Financial Advisor,” “Regulatory Approvals” and “Litigation Related to the Merger” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement that could require us to pay a $99 million termination fee;

•	the outcome of any legal proceedings that have been or may be instituted against 3Com and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the inability to complete the Merger due to regulatory matters, including obtaining antitrust clearances in the U.S., China, the European Union, Israel, Russia, South Africa, South Korea, Taiwan, Turkey and Ukraine or obtaining such clearances with conditions that one or more parties are not required to agree to under the Merger Agreement;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Forms 8-K, 10-Q and 10-K, including but not limited to the risks detailed in the sections entitled “Risk Factors.” See “Where You Can Find More Information” beginning on page 80.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

3Com Corporation

3Com Corporation is a global enterprise networking solutions provider. 3Com has three global product and solutions brands — H3C, 3Com, and TippingPoint — that offer high-performance networking and security solutions to enterprises large and small. The H3C® enterprise networking portfolio includes products that span from the data center to the edge of the network and is targeted at large enterprises. The 3Com® family of products offers a strong price/performance value proposition for the small and medium-size businesses. Our security brand, TippingPoint®, features network-based intrusion prevention systems (IPS) and network access control (NAC) solutions that deliver in-depth, no-compromise application, infrastructure and performance protection. 3Com was incorporated in California on June 4, 1979, and reincorporated in Delaware on June 12, 1997. Our corporate headquarters are currently located in Marlborough, Massachusetts.

For more information about 3Com, please visit our website at www.3Com.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 80. Our Common Stock is publicly traded on the NASDAQ Global Select Market under the symbol “COMS.”

3Com’s principal executive offices are located at 350 Campus Drive, Marlborough, Massachusetts 01752-3064 and our telephone number is (508) 323-1000.

Hewlett-Packard Company

Hewlett-Packard Company, a Delaware corporation, focuses on simplifying technology experiences for all of its customers — from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world’s largest technology companies, with revenue totaling $114.6 billion for the four fiscal quarters ended October 31, 2009. HP’s principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304, and its telephone number is (650) 857-1501.

Colorado Acquisition Corporation

Colorado Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of HP, was formed solely for the purpose of consummating the Merger. Colorado Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Colorado Acquisition Corporation’s principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304, and its telephone number is (650) 857-1501.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on January 26, 2010 at 10 a.m., at 3Com’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, or at any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement (and to approve the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about December 21, 2009.

Record Date and Quorum

We have fixed the close of business on December 9, 2009 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to receive notice of and vote at the special meeting. As of the close of business on the record date, there were 396,006,355 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Common Stock issued and outstanding on the record date represented at the special meeting in person or by a duly authorized and properly completed proxy constitutes a quorum for the purpose of considering the proposals. Shares of Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Although the law in Delaware is unclear on the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining whether a quorum is present. Without controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will be counted for the purpose of determining whether a quorum is present. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Vote Required for Approval

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of shares of Common Stock outstanding that are entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. If you do not submit a proxy by telephone or the Internet or return a signed proxy card by mail or vote your shares in person, it has the same effect as a vote against the proposal to adopt the Merger Agreement but it will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against the proposal to adopt the Merger Agreement. As of the close of business on the record date, the directors and executive officers of 3Com held and are entitled to vote, in the aggregate, 3,948,199 shares of Common Stock, representing approximately 1% of the outstanding Common Stock.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by notifying our Secretary, Neal D. Goldman, at 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card; or

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, the above instructions do not apply and, instead, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.  When the Merger is completed, a payment agent will mail to you a separate letter of transmittal that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if 3Com has not received sufficient votes to approve the merger proposal at the special meeting. Any adjournments may be made without notice (if such adjournment is not for more than thirty (30) days), other than an announcement at the special meeting, by approval of the affirmative vote of holders of at least a majority of shares of Common Stock who are present in person or represented by proxy at the special meeting. Any signed proxies received by 3Com in which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow 3Com’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, 3Com’s board of directors may postpone the special meeting for any reason without the approval of 3Com stockholders. If postponed, 3Com will provide notice of the new meeting date as required by law. Although it is not currently expected, 3Com’s board of directors may postpone the special meeting for the purpose of soliciting additional proxies if 3Com has not received sufficient proxies to constitute a quorum or sufficient votes for adoption of the Merger Agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to 3Com before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 77 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by 3Com on behalf of its board of directors. In addition, we have retained Georgeson Inc. (“Georgeson”) to assist in the solicitation. We will pay Georgeson approximately $20,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional or special remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record and obtain such holders’ voting instructions. Upon request, we will reimburse such brokers and fiduciaries for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please (1) mail your request to 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, Attn: Investor Relations, (2) call our Investor Relations department at (508) 323-1198, or (3) call our proxy solicitor, Georgeson, toll free at (866) 432-2786 (banks and brokers call (212) 440-9800).

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of 3Com during its regular business hours by any interested holder of Common Stock.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

On September 28, 2007, we entered into and announced a merger agreement with Diamond II Holdings, Inc. and Diamond II Acquisition Corp., which were entities controlled by affiliates of Bain Capital Partners, LLC. Under the terms of that merger agreement, these Diamond II entities agreed to acquire all of the outstanding shares of 3Com in a merger transaction in which our common stock would have been exchanged for $5.30 per share in cash. We terminated that merger agreement in April 2008.

Following the termination of our merger agreement with the Diamond II entities, the board of directors and our senior management team continued and expanded a detailed review of our business strategy and operations. That review had begun during our strategic planning for the merger transaction with the Diamond II entities. As a result of the review, we implemented a number of strategic changes and initiatives intended to build long-term stockholder value. For example, in April 2008, the board of directors appointed Robert Y.L. Mao as our new Chief Executive Officer and Ronald A. Sege as our new President and Chief Operating Officer. Dr. Shusheng Zheng, the head of our H3C enterprise business in China was given broader global responsibilities and promoted to Executive Vice President of 3Com and Chief Executive Officer of H3C. We made important investments in our direct-touch sales forces focused on selling our solutions to large enterprises. In addition, we launched a “one company, three brands” strategy centered around our H3C enterprise brand, 3Com small-medium business brand and TippingPoint security brand. We introduced products to address the growing demand for data center solutions, including our 12500 data center switch. We introduced our H3C enterprise brand, which is an industry leader in China, to the rest of the world through coordinated sales and marketing efforts. Following these changes and initiatives, we have announced significant enterprise customer wins and have continued to generate more interest in our solutions on a global basis.

In May 2009, Mr. Sege and other members of our senior management team attended an industry trade show in Las Vegas, Nevada. While attending this trade show, Mr. Sege had an informal discussion with Marius Haas, Senior Vice President and General Manager of the ProCurve Networking business of HP, concerning a possible commercial relationship between 3Com and HP. Messrs. Sege and Haas agreed that such a relationship could have significant benefits for both companies and, therefore, agreed to further consider such a relationship with their respective business teams.

On June 12, 2009, Mr. Sege met with David A. Donatelli, Executive Vice President and General Manager, Enterprise Servers and Networking of HP, and Mr. Haas to further discuss a possible commercial relationship between 3Com and HP. During this meeting, Mr. Sege presented an overview of 3Com’s business strategy and operations to enable HP to further assess the manner in which 3Com and HP could work together for their mutual benefit.

On June 17, 2009, the board of directors held a regularly scheduled meeting to discuss a variety of matters, including our overall business performance, our fourth fiscal quarter results, our financial plan for fiscal year 2010, a general business update and the continued consideration of strategic initiatives to enhance stockholder value. During this meeting, Mr. Sege informed the board of his discussions with representatives of HP concerning a possible commercial relationship between the two companies, as well as various other strategic initiatives that our senior management team was evaluating with other large technology companies.

On July 1, 2009, Mr. Sege and other 3Com representatives met with Mr. Haas and other HP representatives to continue discussions concerning a possible commercial relationship between 3Com and HP. During this meeting, Mr. Sege and the 3Com team presented an overview of 3Com’s data center product line, and the parties discussed the manner in which 3Com’s products could fit within and potentially enhance HP’s product offerings.

To facilitate the further exchange of confidential information in contemplation of a possible commercial relationship between the two companies, we entered into a mutual non-disclosure agreement with HP on July 15, 2009.

On July 20, 2009, representatives of 3Com met by telephone with Mr. Haas and other HP representatives to provide a broader overview of 3Com’s product offerings and certain technical due diligence background information in furtherance of a possible commercial relationship between the two companies.

On July 29, 2009, Mr. Sege met with Mr. Haas and other HP representatives to further discuss the possible commercial relationship between the two companies. In particular, Mr. Sege provided a broader overview of the structure and operation of the 3Com business, its historical background, the relationship with Huawei, and the lineage and current roles and responsibilities of the current executive “C-Level” staff. Mr. Sege also discussed the “China out” strategy (which is designed to bring the H3C product portfolio to the global market place), as well as the “one company, three brands” strategy, in broad terms, and described 3Com’s business in China. In addition, Mr. Sege discussed how the businesses are managed, and how he views the business from a market segment perspective (i.e., Enterprise, MidMarket and SMB). He also provided a broad overview of 3Com’s data center offering, 3Com’s supply chain and of how 3Com goes to market.

On July 30, 2009, Eric A. Benhamou, Chairman of the board of directors, Mr. Mao and Mr. Sege met with Shane V. Robison, Executive Vice President and Chief Strategy and Technology Officer of HP, Mr. Donatelli and Mr. Haas to discuss further a possible commercial relationship between 3Com and HP and to engage in a dialogue about the networking industry generally. During the course of this meeting, Mr. Robison first expressed HP’s potential interest in acquiring 3Com in lieu of establishing a commercial relationship between the two companies. HP conveyed its interest in 3Com in general terms and indicated it would consider sending more details, including a possible valuation, in a non-binding written indication of interest to 3Com in the near-term. The next day, on July 31, 2009, our senior management team participated in discussions with representatives of Goldman, Sachs & Co. (“Goldman Sachs”), our long-standing financial advisor, to discuss the strategic landscape of, and the potential for consolidation in, the networking industry.

On August 5, 2009, we received from HP a non-binding indication of interest in acquiring 3Com in a merger transaction in which 3Com stockholders would receive $4.80 — $5.15 per share in cash. HP’s indication of interest was subject to the satisfactory completion of due diligence and our agreement to negotiate exclusively with HP for 60 days.

On August 10, 2009, the board of directors convened a special meeting to consider HP’s August 5th indication of interest as well as other strategic initiatives that were under consideration at that time. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), our outside legal counsel, also attended this meeting. At the outset, representatives of Wilson Sonsini advised the board regarding its fiduciary duties in connection with its consideration of HP’s August 5th indication of interest. The board then discussed the retention of an external financial advisor to assist the board and our senior management team in their evaluation of a potential acquisition by HP (including strategic alternatives to a potential acquisition by HP). After discussion of various alternatives, the board determined to engage Goldman Sachs and authorized our senior management team to negotiate an engagement agreement with Goldman Sachs to act as our financial advisor in connection with a potential acquisition by HP and other strategic alternatives. After considering the retention of a financial advisor, the board discussed HP’s indication of interest, 3Com’s recent financial performance and business prospects, as well as the likelihood of consolidation in the networking industry and the potential impact of such consolidation on 3Com, its business prospects and stockholder value. During this meeting, Messrs. Mao and Sege also discussed our senior management team’s ongoing evaluation and discussions with other companies concerning potential strategic and commercial partnerships.

Representatives of Goldman Sachs then joined the board meeting and presented their preliminary financial analyses of 3Com based on management’s preliminary forecasts of 3Com’s financial performance and a preliminary analysis of the price range proposed by HP in its August 5th indication of interest relative to Goldman Sachs’ financial analyses of 3Com. The board discussed Goldman Sachs’s presentation, and, during this discussion, Messrs. Mao and Sege advised the board on 3Com’s financial prospects, taking into account the uncertainty of macro-economic conditions in the U.S., China and 3Com’s other significant global markets.

Representatives of Goldman Sachs then discussed the technology industry landscape, including potential consolidation in the networking industry and the role various industry participants were likely to play in that consolidation. After discussion with our senior management team, financial advisor and outside legal counsel, the board of directors determined to reject HP’s August 5th indication of interest, but authorized our senior management team and financial advisor to continue discussions with HP regarding a potential acquisition by HP and to provide additional information to HP to support a higher purchase price for 3Com. In addition, the board discussed the advisability of seeking indications of interest from other companies that might be interested in acquiring 3Com. After discussion among the board members, the board determined not to seek alternative indications of interest to acquire 3Com from other companies at this time due to the preliminary nature of HP’s indication of interest, the relatively wide divergence in views between the board and HP over 3Com’s valuation, and the significant risks of harm to 3Com’s business and of employee dislocation if speculation arose that 3Com was considering a transaction with potential acquirors. Finally, in view of current macro-economic conditions, as well as our senior management team’s current views with respect to our company’s financial performance, the board instructed our senior management team to update 3Com’s three-year business plan and financial forecasts, which had been presented to the board in January 2009, to reflect our senior management team’s most current view on the company’s business and prospects. The board of directors also instructed our senior management team to continue discussions with other potential partners to promote strategic product relationships.

From August 11 to August 12, 2009, Mr. Benhamou contacted Mr. Robison, and Mr. Sege contacted Mr. Haas, to convey the board’s rejection of HP’s August 5th indication of interest, but also to convey 3Com’s willingness to provide additional public and certain non-public information that would support a higher valuation for a potential acquisition by HP or possible commercial relationship between the two companies. On August 14, 2009, representatives of Goldman Sachs met with representatives of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), HP’s financial advisor, and representatives of HP to further discuss 3Com’s valuation and business and financial outlook in the near-term and medium-term. These discussions were followed by additional conversations on August 24, 2009 and August 25, 2009 regarding the valuation of 3Com reflected in HP’s August 5th indication of interest and HP’s desire to conduct further due diligence.

On August 26, 2009, we entered into an amendment to our previously executed mutual non-disclosure agreement with HP in order to enable HP to conduct additional technical due diligence on 3Com, but to limit the scope of HP employees who would be entitled to participate in this technical due diligence. HP commenced its additional technical due diligence shortly thereafter, focusing primarily on 3Com product testing.

On September 4, 2009, Mr. Sege met with Mr. Haas to discuss HP’s product testing efforts and related matters. On September 17, 2009, Mr. Sege had further discussions with Mr. Haas regarding HP’s product testing efforts and related matters.

On September 23, 2009, the board of directors held a regularly scheduled meeting, which representatives of Goldman Sachs and Wilson Sonsini also attended. During this meeting, our senior management team presented a thorough review of each of our business units and their current performance and future prospects, and an updated three-year business plan, which we refer to as the Management Long Range Plan, and financial forecasts for the company based on this updated business plan. In connection with this review, the board and our senior management team discussed the key assumptions underlying the Management Long Range Plan and the risks to the business that could impact our ability to execute on the Management Long Range Plan and financial forecasts, and compared those with possible upside opportunities and downside risks.

Following this discussion, representatives of Goldman Sachs discussed other strategic opportunities that could be under consideration by HP as potential alternatives to an acquisition of 3Com. Mr. Sege updated the board on HP’s current testing of 3Com products, and Messrs. Mao and Sege updated the board on our ongoing strategic discussions with HP. Representatives of Goldman Sachs also discussed the potential for consolidation in the networking industry and the potential or possible implications of such consolidation for 3Com and its business prospects, including the potential interest of other technology companies in acquiring 3Com. At this meeting Goldman Sachs also discussed its updated preliminary financial analyses of 3Com. Representatives of Wilson Sonsini then advised the board regarding its fiduciary duties in connection with its evaluation of strategic alternatives, including a possible acquisition by HP or any other acquiror. At this meeting, the board of directors also approved the terms of the engagement of Goldman Sachs as our exclusive financial advisor.

On September 28, 2009, Messrs. Mao and Sege met with Messrs. Donatelli and Haas and other HP representatives to further discuss HP’s proposed acquisition of 3Com. During this meeting, the participants discussed the status of HP’s product testing efforts and various other operational matters. The parties agreed to schedule a future meeting regarding operational and due diligence matters.

On October 1, 2009, we entered into an engagement agreement with Goldman Sachs, pursuant to which Goldman Sachs would act as our exclusive financial advisor, effective as of September 8, 2009, in connection with a potential acquisition of 3Com.

On October 5, 2009, various media sources reported, based on undisclosed sources, that HP may be interested in acquiring one of our competitors. Representatives of 3Com contacted Mr. Robison to inquire into these reports. Although Mr. Robison declined to comment on the reports, he indicated that HP desired to make an investment in the networking equipment area and remained very interested in further discussions regarding a possible acquisition of 3Com.

The board of directors convened a special meeting on October 9, 2009 to further discuss the potential acquisition by HP. Representatives of Goldman Sachs and Wilson Sonsini also attended this meeting. Members of our senior management team apprised the board of their recent discussions with HP representatives, including the status of HP’s technical due diligence on 3Com products. Mr. Benhamou then advised the board of his recent discussion with an HP executive regarding HP’s discussions with other strategic partners. Representatives of Goldman Sachs then presented updated preliminary financial analyses of 3Com based on the Management Long Range Plan and financial forecasts that our senior management team had discussed with the board at its special meeting on September 23, 2009 and public or “Wall Street” forecasts, among various other analyses. After discussion with our senior management team, financial advisor and outside legal counsel, the board of directors instructed our senior management team and financial advisor to continue discussions with HP regarding a possible acquisition by, or a commercial relationship with, HP to determine if any such acquisition or relationship would be in the best interests of 3Com and our stockholders.

Between October 14 and October 16, 2009, our senior management team held a series of due diligence sessions in China with HP representatives and Goldman Sachs representatives, including management presentations in Beijing and tours of our R&D facilities in Beijing and our China headquarters in Hangzhou.

On October 19, 2009, we received another non-binding indication of interest from HP in which HP proposed to acquire 3Com for a purchase price of $6.75 per share in cash. HP stated that it had determined to increase its proposed price relative to its August 5th indication of interest following the recent meetings in China and positive results from HP’s product testing efforts. HP’s revised indication of interest was subject to the satisfactory completion of due diligence and our agreement to negotiate exclusively with HP for 28 days, but with an objective of announcing a transaction no later than the week of November 2, 2009.

The board of directors convened a special meeting on October 20, 2009 to evaluate and consider HP’s October 19th indication of interest. Representatives of Goldman Sachs and Wilson Sonsini also participated in this meeting. Representatives of Wilson Sonsini advised the board on its fiduciary duties in connection with its consideration of a possible transaction. Members of our senior management team then reported on their recent meetings with HP representatives in China as well as our expected financial performance for the current fiscal quarter and for the second half of the current fiscal year. Representatives of Goldman Sachs then reviewed the key terms of HP’s October 19th indication of interest and presented updated preliminary financial analyses of 3Com, and their financial analysis of the October 19th indication of interest.

Following discussion of the Goldman Sachs presentation, the board discussed 3Com’s prospects as a stand-alone company in view of the Management Long Range Plan and current financial performance, and considered our product plans, sales and marketing plans, market opportunities, competition and the macro-

economic environment. The board also considered the risks, including the execution risks, associated with the Management Long Range Plan, as well as the consolidation taking place in the networking industry and the effect on the networking industry should HP acquire one of our competitors, including our future prospects as a stand-alone company in light of these industry trends. After further deliberation, the board determined to reject HP’s October 19th indication of interest, but instructed Mr. Mao to advise HP to consider increasing its proposed purchase price to between $8.00 and $8.50 per share, and to inform HP that 3Com would consider a brief period of exclusive negotiations at a price in this range.

Also at this October 20th meeting, the board discussed the advisability of forming an ad hoc transaction oversight committee of the board in view of the discussions with HP and the need for directors to be regularly available to guide and instruct our senior management team and our financial advisor and outside legal counsel on discussions with HP and its financial advisors and outside counsel. The board of directors approved the formation of a board committee referred to herein as the Strategic Transaction Oversight Committee (the “STOC”), consisting of Mr. Benhamou, Gary T. DiCamillo and James R. Long. The STOC was established as a liaison between the board and our senior management team, financial advisor and outside counsel to guide and oversee discussions with HP or potentially other parties and to report regularly to the board. The board did not empower the STOC to approve or make any definitive determinations in respect of a transaction with HP or any other party.

Following the board meeting on October 20, 2009, Mr. Mao contacted Mr. Robison and conveyed the board’s rejection of HP’s October 19th indication of interest. In addition, Mr. Mao advised Mr. Robison to consider increasing HP’s proposed purchase price to an amount between $8.00 and $8.50 per share, and that in this price range, the board of directors would consider entering into exclusive negotiations with HP for a limited period of time. Mr. Robison indicated that HP would consider Mr. Mao’s response and revert back to 3Com after he had the opportunity to discuss it further with other HP representatives.

On October 21, 2009, the STOC convened a meeting to discuss the status of our discussions with HP. Representatives of Goldman Sachs were also in attendance. Mr. Mao reported on his discussion with Mr. Robison the previous day, and representatives of Goldman Sachs reported on their continuing discussions with representatives of Morgan Stanley, which were similar to the discussions Mr. Mao had been having with HP representatives. After discussion with our senior management team and financial advisor, the STOC instructed our senior management team to continue negotiations with HP to encourage HP to increase its proposed purchase price for 3Com.

On October 25, 2009, we received another non-binding indication of interest from HP in which HP proposed to acquire 3Com for a purchase price of $7.80 per share in cash. HP’s indication of interest was subject to the satisfactory completion of diligence and our agreement to negotiate exclusively with HP for 28 days. Mr. Robison contacted Mr. Mao shortly thereafter to explain HP’s rationale for the higher purchase price reflected in HP’s latest indication of interest, and to emphasize that HP had increased its proposed price substantially. During this discussion, Mr. Robison also emphasized the importance of employee retention to HP’s overall plans for 3Com’s business, and HP’s desire to announce a transaction by November 9, 2009.

The STOC convened on October 25, 2009 to consider HP’s October 25th indication of interest. Representatives of Goldman Sachs also participated in this discussion. Mr. Mao reported on his conversation with Mr. Robison earlier in the day. Representatives of Goldman Sachs reviewed the terms of HP’s indication of interest, including HP’s proposed period of exclusive negotiations, the scope of HP’s remaining due diligence and HP’s proposed timetable to an announcement of any definitive transaction.

On October 26, 2009, the board of directors convened a special meeting to consider and discuss HP’s October 25th indication of interest. Representatives of Goldman Sachs and Wilson Sonsini also attended this meeting. Mr. Mao reported on his October 25th conversation with Mr. Robison, and the discussion that occurred at the STOC meeting on October 25, 2009. Representatives of Goldman Sachs then reviewed the terms of HP’s October 25th indication of interest, and presented updates to certain preliminary financial analyses of 3Com and the purchase price reflected in HP’s October 25th indication of interest. The board considered 3Com’s prospects as a stand-alone company and HP’s indication of interest in view of the preliminary financial analyses presented by Goldman Sachs. The board also considered further the assumptions underlying the Management Long Range Plan and the risks (including the execution risks) inherent in the Management Long Range Plan, including the competitive environment and industry consolidation trends. After discussion, the board of directors determined that the valuation reflected in HP’s October 25th indication of interest was attractive, but instructed our senior management team and financial advisor to seek a further increase in HP’s proposed purchase price for 3Com.

The board then considered the advisability of seeking indications of interest from other companies that might be interested in acquiring 3Com. Goldman Sachs discussed other large technology companies that would be reasonably likely to have such an interest and the board discussed each of them as a possible alternative acquiror of 3Com. After this discussion, the board determined that there were very few companies that would likely have a strategic interest and sufficient financial resources to consider an acquisition of 3Com. The board further noted that 3Com had been engaged in ongoing discussions with certain of these companies regarding commercial relationships for some time, but that none of them had expressed any interest in discussing an acquisition of 3Com at this time. Moreover, the board noted that the press had extensively reported on acquisition trends and likely targets of consolidation in the networking industry (including one of our primary competitors and 3Com itself), but that no companies had approached 3Com to discuss a potential acquisition in light of such press reports. The board considered the fact that HP had been requesting a period of exclusive negotiations for some time and was becoming increasingly insistent on reaching agreement on exclusivity before proceeding with further discussions with 3Com. Finally, the board discussed with our outside legal counsel the likely terms of the non-solicitation provisions that would be included in any definitive agreement to acquire 3Com (including the likely ability of 3Com to accept an unsolicited bona fide superior transaction proposal), the likely amount of the termination fee that would be payable as a condition to accepting a superior transaction proposal from another company after entering into a merger agreement with HP, and the related effects of these provisions on our ability to consider and respond to an alternative acquisition proposal following the execution of a merger agreement with HP. After a discussion of these matters, the board determined to approve the execution of an exclusivity agreement with HP for a limited duration.

Following the board meeting on October 26, 2009, Mr. Mao contacted Mr. Robison to inform him that, although the board of directors appreciated the increased purchase price that HP had proposed to acquire 3Com, the board desired to continue discussions regarding the valuation of 3Com and would consider a short period of exclusivity to pursue a transaction at a valuation above $7.80 per share. In addition, Mr. Mao reiterated the board’s desire to maximize the certainty that a transaction with HP would be consummated after announcement.

Later on October 26, 2009, the STOC convened a telephone call during which Mr. Mao reported on his conversation with Mr. Robison. Representatives of Goldman Sachs also participated in this telephone call. After a discussion, the STOC advised our senior management team to continue its discussions with HP in an effort to procure a higher purchase price.

After the STOC meeting, Messrs. Mao and Robison had another discussion regarding 3Com’s valuation and the price reflected in HP’s October 25th indication of interest. Following that discussion, on October 26, 2009, we received another non-binding indication of interest from HP in which HP proposed to acquire 3Com for a purchase price of $7.90 per share in cash, which stated that it represented HP’s best and final proposal. HP’s October 26th indication of interest was subject to the satisfactory completion of due diligence, the successful retention of key employees and our agreement to negotiate exclusively with HP for 28 days, but with an objective of announcing a transaction no later than November 9, 2009. By its terms, the indication of interest would expire at 9:00 p.m. (California time) on October 27, 2009 if HP did not receive an executed copy of the exclusivity agreement by such time.

Also on October 26, 2009, Neal D. Goldman, Executive Vice President, Chief Administrative and Legal Officer and Secretary of 3Com, sent Mr. Robison a draft definitive merger agreement, and a revised exclusivity agreement, which contemplated that 3Com would negotiate exclusively with HP regarding a possible acquisition transaction during the exclusive negotiation period, which would end on November 16, 2009, and that HP would not negotiate with any of our competitors during the exclusive negotiation period regarding a potential acquisition.

We discussed the terms of the exclusivity agreement with HP representatives on October 27, 2009. HP representatives indicated that HP was unwilling to accept a mutual exclusive negotiation arrangement that would preclude HP from exploring acquisitions of any of our competitors during the period of exclusive negotiations with 3Com. The STOC convened a telephone call later that day to consider the terms of the exclusivity agreement. Representatives of Goldman Sachs and Wilson Sonsini also participated in this telephone call. Mr. Goldman reported on HP’s unwillingness to accept a mutual exclusive negotiation arrangement, the effects of the mutual exclusive negotiation arrangement and the implications of foregoing the mutual exclusivity arrangement. After discussion, and noting the increased purchase price set forth in HP’s October 26th indication of interest, the STOC authorized our senior management team to withdraw our request for the mutual exclusivity arrangement, provided that HP agreed that the exclusive negotiation period would end on November 16, 2009 (as we had proposed), and approved entry into the exclusivity agreement on the terms and conditions discussed with the STOC.

The parties entered into an exclusivity agreement on October 27, 2009, which provided that the exclusive negotiation period would end on November 16, 2009.

During the week of October 26, 2009, HP representatives indicated to Mr. Mao the desire of HP to execute retention arrangements with Dr. Shusheng Zheng, Executive Vice President, 3Com, and Chief Executive Officer, H3C and certain other members of the H3C senior management team. Discussions regarding these retention arrangements occurred during this week and the week of November 2, 2009, with Mr. Mao acting as an intermediary between HP and Dr. Zheng, which resulted in the execution of retention term sheets between HP, on the one hand, and Dr. Zheng and certain other members of the H3C senior management team, on the other hand, prior to the November 10, 2009 meeting of the board of directors. Subsequent to the execution of the Merger Agreement, HP and Dr. Zheng amended the terms of his retention term sheet.

On October 28, 2009, we granted access to an electronic data room to representatives of HP and its outside advisors, including Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), HP’s outside legal counsel, and until November 11, 2009, HP conducted its due diligence investigation of 3Com. HP’s due diligence consisted of a review of the data and other materials made available in the electronic data room, various conference calls with representatives of 3Com and Wilson Sonsini, and in-person meetings with representatives of 3Com.

On October 30, 2009, HP delivered a draft definitive merger agreement for the transaction. Thereafter, representatives of Wilson Sonsini reviewed the draft merger agreement, discussed the terms proposed in the draft merger agreement with 3Com’s internal legal counsel, and prepared a revised draft of the merger agreement.

On November 2, 2009, Messrs. Sege and Haas discussed the status of the proposed transaction and the due diligence efforts. These executives continued almost daily contact thereafter to ensure the smooth conduct of HP’s due diligence process.

On November 4, 2009, representatives of Wilson Sonsini delivered a revised draft of the merger agreement to representatives of Cleary Gottlieb. Later that day, representatives of Wilson Sonsini outlined for HP’s internal legal counsel and representatives of Cleary Gottlieb the terms proposed in the revised merger agreement. On November 5 and November 6, 2009, representatives of Wilson Sonsini and 3Com’s internal legal counsel discussed with representatives of Cleary Gottlieb and HP’s internal legal counsel the terms proposed in the revised merger agreement.

On November 7, 2009, representatives of Cleary Gottlieb delivered a further revised draft of the merger agreement to representatives of Wilson Sonsini and 3Com’s internal legal counsel. On November 8, 2009, representatives of Wilson Sonsini reviewed the further revised merger agreement and discussed the terms proposed in the further revised merger agreement with 3Com’s internal legal counsel. Between November 9 and November 11, 2009, representatives of Wilson Sonsini and 3Com’s internal legal counsel met extensively with representatives of Cleary Gottlieb and HP’s internal legal counsel to finalize the definitive merger agreement. The negotiations with respect to the merger agreement focused primarily on closing certainty, commitments to obtain regulatory approvals, the amount of the termination fee and other related matters.

Between November 5 and November 10, 2009, our senior management team discussed with HP representatives on numerous occasions certain due diligence items and other matters related to the potential transaction. In this regard, Mr. Mao and other 3Com representatives met with Mr. Robison and other HP representatives on the evening of November 9, 2009 to discuss certain key issues (primarily related to closing certainty) in the proposed transaction that were unresolved at the time. In addition, on November 10 and November 11, 2009, representatives of 3Com and HP met to finalize the communications related to the announcement of the proposed transaction.

On November 10, 2009, the board of directors held a special meeting to consider the proposed acquisition by HP. Representatives of Goldman Sachs and Wilson Sonsini also attended this meeting. At this meeting, Messrs. Mao and Sege reported on their discussions with senior representatives of HP, and that negotiations were continuing on the merger agreement. Representatives of Wilson Sonsini summarized the terms of the merger agreement and led a discussion regarding the major unresolved issues in the negotiation of the merger agreement, including provisions related to closing certainty, commitments to obtain regulatory approvals, employee benefit matters, and the amount of the termination fee. Representatives of Wilson Sonsini next advised the board on its fiduciary duties in connection with its consideration of a transaction with HP. Representatives of Goldman Sachs then presented updated financial analyses of 3Com, based in part on the Management Long Range Plan and a sensitivity case provided by our management, which we refer to as the Management Sensitivity Case, and a financial analysis of the proposed acquisition by HP. After discussion, the board expressed their support for entering into a definitive merger agreement on the terms proposed, subject to satisfactory resolution of the unresolved matters and final approval of the board.

The board of directors then met in executive session. During the executive session, Mr. Mao informed the board that HP entered into retention term sheets with Dr. Zheng and certain other members of the H3C senior management team, and summarized the terms of the retention term sheets for the board. Mr. Mao advised the board that no other executive officer of 3Com had been offered a retention arrangement by HP or had any discussions with HP regarding such matters. Mr. Mao also advised the board that no non-H3C employees had been offered a retention arrangement by HP or had any discussions with HP regarding such matters, other than HP having advised our senior management team that it planned to fund a retention program for additional H3C employees and non-H3C employees.

After the board meeting, we and representatives of Wilson Sonsini continued to discuss with representatives of HP and Cleary Gottlieb the major unresolved issues in the merger agreement. Late in the evening on November 10, 2009, the STOC convened a telephone call to discuss certain unresolved issues in the merger agreement. Mr. Goldman and representatives of Wilson Sonsini reported on the unresolved issues, and after discussion, the STOC provided their assessment of the issues. After the STOC meeting adjourned, Mr. Mao and other 3Com representatives met with Mr. Robison and other HP representatives to resolve the key remaining unresolved issues in the proposed transaction.

The board of directors held another special meeting on November 11, 2009. Representatives of Goldman Sachs and Wilson Sonsini also participated in this meeting. At this meeting, representatives of Wilson Sonsini reviewed the resolution of each of the previously unresolved issues that had been reported to the board. After further discussion, representatives of Goldman Sachs then delivered its oral opinion, which was subsequently confirmed in writing, to the effect that as of the date thereof and based upon and subject to the factors and assumptions set forth in its written opinion, the $7.90 per share in cash to be paid to the holders (other than HP or any of its affiliates) of shares (other than shares of restricted stock) of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated November 11, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. After considering each of the factors described below in “— Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 26, the board of directors determined it was in the best interests of 3Com and our stockholders to enter into the Merger Agreement with HP. Accordingly, the board of directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of and fair to 3Com and our stockholders, (ii) authorized and approved in all respects the Merger Agreement and any other ancillary agreements contemplated thereby to which 3Com is a party and authorized and directed the execution of the Merger Agreement and any other ancillary agreements contemplated thereby to which 3Com is a party and (iii) resolved to recommend that the stockholders of 3Com adopt the Merger Agreement at a special meeting of the stockholders.

After the board meeting adjourned, the parties executed and delivered the Merger Agreement and related documents, and shortly after the close of the U.S. stock markets, HP and 3Com jointly announced the transaction by a press release dated November 11, 2009.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of and fair to 3Com and our stockholders, (ii) authorized and approved in all respects the Merger Agreement and any other ancillary agreements contemplated thereby to which 3Com is a party and authorized and directed the execution of the Merger Agreement and any other ancillary agreements contemplated thereby to which 3Com is a party and (iii) resolved to recommend that the stockholders of 3Com adopt the Merger Agreement at a special meeting of the stockholders.

In the course of reaching its determination, the board of directors consulted with our senior management team, as well as our legal and financial advisors, and considered a number of positive factors and potential benefits of the Merger, each of which the members of the board of directors believed supported its decision. The factors the board of directors considered included the following material factors:

•	its knowledge of our business, operations, financial condition, earnings and prospects, including the board’s consideration and evaluation of our updated three-year financial plan and the execution risks and uncertainties related to achieving that plan, compared to the relative certainty of realizing a fair cash value for our stockholders in the Merger;

•	its knowledge of the current environment in the networking industry, including the information provided by our senior management team and financial advisors with respect to consolidation trends in the industry, the possibility of HP entering a strategic transaction with one of our competitors and the possibility of continued industry consolidation following historical consolidation in recent years, and the likely effects of these factors on our ability to remain competitive in the industry going forward;

•	the current and historical market prices of Common Stock and the fact that the price of $7.90 per share represented a premium of approximately:

•	46% to the closing share price of Common Stock on November 10, 2009, the last trading day prior to the execution of the Merger Agreement;

•	a premium of approximately 43% to the average closing price for the one-month period ending November 10, 2009;

•	a premium of approximately 61% to the average closing price for the three-month period ending November 10, 2009; and

•	a premium of approximately 116% to the average closing price for the one-year period ending November 10, 2009;

•	the possible alternatives to the sale of 3Com, including continuing to operate 3Com on a stand-alone basis, and the range of potential benefits to our stockholders of these alternatives, as well as the board’s assessment that none of these alternatives was reasonably likely to present superior opportunities for 3Com to create greater value for our stockholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•	the price proposed by HP reflected extensive negotiations between the parties and represented the highest price we had received and, to the best knowledge of the board of directors, could receive, from HP for the acquisition of 3Com, noting that the final purchase price was substantially higher than the original price range proposed by HP in its initial indication of interest;

•	the fact that the merger consideration is all cash, allowing our stockholders to immediately realize a fair value for their investment, while also providing our stockholders certainty of value for their shares;

•	the business reputation of HP and its management, the substantial financial resources of HP, and HP’s expressed desire to complete a transaction promptly, which the board of directors believed supported the conclusion that a transaction with HP could be completed in an orderly and timely manner;

•	the availability of appraisal rights to holders of the Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to HP’s obligation to consummate the Merger and the obligations of HP with respect to obtaining all regulatory approvals required for the consummation of the Merger, which were the product of extensive arms-length negotiations among the parties and were designed to provide a high degree of certainty that the Merger would ultimately be consummated on a timely basis;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals; and

•	our ability to terminate the Merger Agreement in order to accept a superior proposal, subject to paying HP a termination fee of $99 million, which the board determined was reasonable in light of, among other things, the benefits of the Merger to our stockholders and the typical range and size of such fees in similar transactions.

The board of directors also considered the financial analyses and opinion of Goldman Sachs, delivered orally to the board of directors and subsequently confirmed in writing, to the effect that, as of November 11, 2009, and based upon and subject to the factors and assumptions set forth therein, the $7.90 per share in cash to be paid to the holders (other than HP or any of its affiliates) of shares (other than shares of restricted stock) of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated November 11, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated in this proxy statement by reference. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the adoption of the Merger Agreement or any other matter.

The board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•	the risks and costs to 3Com if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on 3Com’s business and its relationships with customers and suppliers;

•	the fact that the Merger will be subject to antitrust review in certain jurisdictions which could delay or prevent completion of the Merger, despite 3Com’s efforts to negotiate terms and conditions in the Merger Agreement that optimize the likelihood that all required approvals will be obtained;

•	the fact that our stockholders will not participate in any future earnings or growth of 3Com and will not benefit from any appreciation in value of 3Com, including any appreciation in value that could be realized as a result of improvements to our operations;

•	the restrictions on our ability to solicit or participate in discussions or negotiations regarding alternative transactions, subject to specified exceptions, and the requirement that we pay HP a termination fee of $99 million if the board of directors accepts a superior proposal or in certain other circumstances specified in the Merger Agreement, which the board of directors understood, while potentially having the effect of discouraging an alternative transaction proposal, were conditions to HP’s willingness to enter into the Merger Agreement and were reasonable when viewed in context with all other aspects of the Merger Agreement, including the benefits of the Merger to our stockholders;

•	the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course (with various specified exceptions), subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise during the term of the Merger Agreement, whether or not the Merger is completed;

•	the fact that some of our directors and executive officers may have interests in the Merger that are different from, or in addition to, those of our stockholders generally, including as a result of employment and compensation arrangements with us and the manner in which they would be affected by the Merger, retention arrangements with HP that one executive officer is a party to, and rights to continued insurance and indemnification for six years following the effective time of the Merger; and

•	the fact that an all cash transaction would be taxable for U.S. income tax purposes to our stockholders that are U.S. persons (and under certain circumstances to our stockholders who are non-U.S. persons).

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the Merger. After considering these factors, as well as others, the board of directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors but conducted an overall analysis of the transaction. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

The board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

Goldman Sachs rendered its opinion to the board of directors that, as of November 11, 2009 and based upon and subject to the factors and assumptions set forth therein, the $7.90 per share in cash to be paid to the holders (other than HP or any of its affiliates) of shares (other than shares of restricted stock) of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 11, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with the board of directors’ consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Common Stock should vote with respect to the proposal to adopt the Merger Agreement, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of 3Com for the five fiscal years ended May 29, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of 3Com;

•	certain other communications from 3Com to our stockholders;

•	certain publicly available research analyst reports for 3Com; and

•	certain internal financial analyses and forecasts for 3Com prepared by our management, as approved for Goldman Sachs’s use by us, including our base-case long range plan, which we refer to as the Management Long Range Plan, and additional long-term estimates provided by our management using lower revenue growth rates than the Management Long Range Plan, which we refer to as the Management Sensitivity Case.

Goldman Sachs also held discussions with members of the senior management of 3Com regarding their assessment of the past and current business operations, financial condition and future prospects of 3Com. In addition, Goldman Sachs reviewed the reported price and trading activity for Common Stock, compared certain financial and stock market information for 3Com with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the enterprise networking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and Goldman Sachs does not assume any liability for any such information. In that regard, Goldman Sachs assumed with our consent that the Management Long Range Plan had been reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of 3Com. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of 3Com or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of 3Com or any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. In addition, Goldman Sachs did not express any opinion as to the impact of the Merger on the solvency or viability of 3Com or HP or the ability of 3Com or HP to pay its obligations when they come due. Goldman Sachs’s opinion does not address any legal, regulatory, tax or accounting matters nor does it address the underlying business decision of 3Com to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to 3Com. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, 3Com or any other alternative transaction. Goldman Sachs’s opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $7.90 per share in cash to be paid to the holders (other than HP or any of its affiliates) of shares (other than shares of restricted stock) of Common Stock pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of 3Com; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of 3Com, or class of such persons in connection with the Merger, whether relative to the $7.90 per share in cash to be paid to the holders of shares (other than shares of restricted stock) of Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’s opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 11, 2009 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices for the Common Stock for the five-year period ended November 10, 2009. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Common Stock pursuant to the Merger Agreement in relation to the market price as of November 10, 2009, the 52-week high market price as of November 10, 2009, the five-year high market price as of November 10, 2009 and the average market prices for the one-month, three-month and one-year periods ended November 10, 2009.

This analysis indicated that the price per share to be paid to 3Com stockholders pursuant to the Merger Agreement represented:

•	a premium of 46.0% based on the November 10, 2009 market price of $5.41 per share;

•	a premium of 42.9% based on the latest one month average market price of $5.53 per share;

•	a premium of 61.2% based on the latest three month average market price of $4.90 per share;

•	a premium of 116.4% based on the latest one year average market price of $3.65 per share;

•	a premium of 35.3% based on the latest 52 weeks’ high market price of $5.84 per share; and

•	a premium of 35.3% based on the latest five years’ high market price of $5.84 per share.

Implied Multiples Analysis

Goldman Sachs calculated and compared various financial multiples and ratios of 3Com for calendar years 2009 and 2010 based on (a) Wall Street research estimates, (b) the Management Long Range Plan and (c) the Management Sensitivity Case. Goldman Sachs calculated an implied equity value by multiplying the $7.90 in cash to be paid to holders of Common Stock pursuant to the Merger Agreement by the total number of outstanding shares of Common Stock and using the treasury stock method for option and restricted stock unit, or RSU, dilution based on (a) the capitalization information reported in 3Com’s public filings for the implied multiples utilizing Wall Street research estimates and (b) the capitalization information provided by our management for the implied multiples utilizing the Management Long Range Plan and the Management Sensitivity Case. Goldman Sachs then calculated an implied enterprise value for us by adding the book value of debt less cash, as of August 31, 2009, to the implied equity value.

The implied multiples for 3Com earnings per share, or EPS, and earnings before interest and taxes, or EBIT, were calculated using Wall Street research estimates, the Management Long Range Plan and the Management Sensitivity Case and exclude the effects of any stock-based compensation charge. Goldman Sachs calculated the EPS multiples both including and excluding the impact of an operating subsidy from the Chinese tax authorities in the form of a partial refund of value added taxes expected to be collected by a subsidiary of 3Com in the People’s Republic of China through calendar year 2010 (the “VAT Rebate”), because of the non-recurring nature of the VAT Rebate. When calculating implied multiples excluding the impact of the VAT Rebate, the following adjustments were made:

•	subtraction of $0.12, representing the per share present value of the VAT Rebate through calendar year 2010, from the share price, in the price to earnings, or P/E, multiple; and

•	subtraction of $0.10 representing the per share reduction in EPS from calendar year 2009 and 2010 EPS due to the absence of the VAT Rebate.

The results of this analysis are summarized in the table below:

			Management		Management
	Street		Long Range		Sensitivity
Enterprise Value to Calendarized:	Estimates		Plan		Case

2009 Revenue	2.2	x	2.2	x	2.2	x
2010 Revenue	2.2	x	2.1	x	2.1	x
2009 EBIT	23.0	x	21.9	x	21.9	x
2010 EBIT	24.2	x	21.1	x	21.9	x
Merger Price to Calendarized:

2009 EPS (including VAT rebate)	21.6	x	21.1	x	21.1	x
2010 EPS (including VAT rebate)	22.7	x	21.8	x	22.4	x
2009 EPS (excluding VAT rebate)	29.3	x	28.4	x	28.4	x
2010 EPS (excluding VAT rebate)	31.3	x	29.6	x	30.8	x

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for 3Com to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the enterprise networking industry:

•	Aruba Networks, Inc.

•	Blue Coat Systems, Inc.

•	Brocade Communications Systems, Inc.

•	Cisco Systems, Inc.

•	D-Link Corporation

•	Extreme Networks, Inc.

•	F5 Networks, Inc.

•	Juniper Networks, Inc.

•	Netgear, Inc.

•	Riverbed Technology, Inc.

•	SonicWALL, Inc.

Although none of the selected companies is directly comparable to 3Com, the companies included were chosen because they are publicly traded companies with operations and financial profiles that for purposes of analysis may be considered similar to certain operations of 3Com.

Goldman Sachs calculated and compared, on a calendarized basis, various financial multiples and ratios based on financial data as of November 10, 2009, information it obtained from SEC filings and Wall Street research estimates. The multiples and ratios for 3Com were calculated using the closing price for Common Stock on November 10, 2009 of $5.41, the latest publicly available financial statements and Wall Street research estimates for calendar years 2009 and 2010, with adjustments to calendarize each to December.

Goldman Sachs calculated our implied equity value by multiplying the market price of $5.41 as of November 10, 2009 by the total number of shares of Common Stock outstanding and using treasury stock method for option and RSU dilution based on the capitalization information reported in 3Com’s public filings. Goldman Sachs then calculated an enterprise value for us by adding the book value of our debt less cash, as provided by our management, to the implied equity value.

The multiples and ratios for each of the selected companies were calculated based on the closing price of such selected company’s common stock as of November 10, 2009, the latest publicly available financial statements and Wall Street research estimates for 2009 and 2010, with adjustments to calendarize each to December. Equity values for the selected companies were based on shares outstanding of their respective common stocks and using treasury stock method for option and RSU dilution based on the capitalization information as reported by the respective issuer’s latest public filings. With respect to the selected companies, Goldman Sachs calculated the following and compared them to the results for 3Com:

•	enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of calendar year 2009 and 2010 revenues based on Wall Street research estimates; and

•	enterprise value as a multiple of calendar year 2009 and 2010 EBIT based on Wall Street research estimates.

The results of these analyses are summarized as follows:

	Selected Companies
Enterprise Value as a Multiple of:	Mean		Median		3Com

2009 Revenues	2.5	x	2.7	x	1.4	x
2010 Revenues	2.2	x	2.4	x	1.4	x
2009 EBIT	26.9	x	18.0	x	14.2	x
2010 EBIT	18.7	x	13.9	x	14.9	x

Goldman Sachs also calculated estimated P/E multiples for calendar year 2009 and 2010 for the selected companies based on the market price of each of the selected companies as of November 10, 2009 and Wall Street research estimates and compared them to the results for 3Com based on the 3Com market price as of November 10, 2009 and Wall Street research estimates. The following table presents the results of this analysis:

	Selected Companies
Price/Earnings Multiples:	Mean		Median		3Com

2009	27.5	x	26.2	x	14.8	x
2010	22.6	x	20.0	x	15.5	x

Goldman Sachs also considered estimated calendar year 2010 growth rate of revenues and EBIT from prior year, estimated last twelve months (LTM), gross margin, calendar year 2010 EBIT margin and five-year EPS growth rate for the selected companies and 3Com using Wall Street research estimates. The following table presents the results of this analysis:

	Selected Companies
	Mean	Median	3Com

5 Year EPS Growth Rate	15.3%	15.0%	N/A
2010 EBIT Margin	15.6%	16.5%	9.3%
2009 to 2010 EBIT Growth	16.0%	22.0%	(5.1)%
2009 to 2010 Revenue Growth	11.7%	15.0%	(0.4)%
LTM Gross Margin	N/A	65.9%	57.6%

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following eleven selected transactions in the enterprise networking industry since November 11, 2005:

•	Cisco Systems, Inc.’s acquisition of Tandberg ASA announced on September 30, 2009.

•	Avaya PLC’s acquisition of Nortel Network Corporation’s Enterprise Solutions Unit announced on September 14, 2009.

•	Brocade Communications Systems, Inc.’s acquisition of Foundry Networks, Inc. announced on July 21, 2008.

•	Convergys Corporation’s acquisition of Intervoice, Inc. announced on July 16, 2008.

•	Blue Coat Systems, Inc.’s acquisition of Packeteer, Inc. announced on April 20, 2008.

•	Bain Capital Partners, LLC’s acquisition of 3Com Corporation announced on September 28, 2007.

•	Silver Lake Partners III, LP’s and TPG Partners V, LP’s acquisition of Avaya PLC announced on June 4, 2007.

•	Cisco Systems, Inc.’s acquisition of WebEx Communications, Inc. announced on March 15, 2007.

•	3Com Corporation’s acquisition of the remaining stake of Huawei-3Com announced on November 28, 2006.

•	Motorola Inc.’s acquisition of Symbol Technologies, Inc. announced on September 19, 2006.

•	Investment Group led by The Gores Group, LLC and Tennebaum Capital Partners, LLC’s acquisition of Enterasys Networks, Inc. announced on November 11, 2005.

For each of the selected transactions, Goldman Sachs calculated enterprise value as a multiple of next twelve months (NTM) revenues and equity value as a multiple of NTM net income based on SEC filings, Wall Street research estimates, Capital IQ, Thomson SDC and Bloomberg and compared it to the proposed transaction using (a) Wall Street research estimates, (b) the Management Long Range Plan and (c) the Management Sensitivity Case. While none of the companies that participated in the selected transactions are directly comparable to 3Com, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of 3Com’s results, market size or product profile. The following table presents the results of this analysis:

	Selected Transactions						Proposed Transaction
											Management				Management
							Street Estimates				Long Range Plan				Sensitivity Case
							Including		Excluding		Including		Excluding		Including		Excluding
							VAT		VAT		VAT		VAT		VAT		VAT
	Range		Mean		Median		Rebate		Rebate		Rebate		Rebate		Rebate		Rebate

Enterprise Value as a Multiple of NTM Revenues	0.5x - 5.7	x	1.9	x	1.5	x	2.2	x	2.2	x	2.1	x	2.1	x	2.1	x	2.1	x
Equity Value as a Multiple of NTM Net Income	19.9x - 35.6	x	26.7	x	26.1	x	24.8	x	35.1	x	23.0	x	31.5	x	23.6	x	32.7	x

Goldman Sachs also calculated the offer price as a premium to the share price of the targets as of one week prior to the announcement date in the 11 selected transactions and compared it to the offer price as a premium to the market price as of November 3, 2009 of Common Stock. The following table represents the results of this analysis:

	Range for	Mean for	Median for
	Selected	Selected	Selected	Proposed
	Transactions	Transactions	Transactions	Transaction

Premium to Target Closing Price (One Week Prior)	15.9% - 65.8%	34.8%	28.4%	49.1%

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on 3Com using the Management Long Range Plan and the Management Sensitivity Case. In the illustrative discounted cash flow analyses described in this paragraph and the following paragraph, Goldman Sachs assumed that the VAT Rebate expires at the end of calendar year 2010 and treated stock based compensation as a cash expense. Goldman Sachs calculated indications of net present value per share of Common Stock as of August 31, 2009 based on unlevered free cash flows for the years 2010 through 2013 using discount rates ranging from 11.5% to 15.5%, reflecting estimates of 3Com’s weighted average cost of capital. Goldman Sachs calculated illustrative terminal values in the year 2013 based on assumed perpetuity growth rates of cash flow from year 2013 ranging from 2.0% to 4.0%. These illustrative terminal values were then discounted to calculate implied indications of present value using discount rates ranging from 11.5% to 15.5%. The following table presents the results of this analysis:

Illustrative Per-Share
Value Indications

Management Long Range Plan	$5.07 - $8.05
Management Sensitivity Case	$4.48 - $6.94

Goldman Sachs also performed an illustrative sensitivity analysis to its discounted cash flow analysis by assuming a range of year-over-year revenue growth rates of 10.0% above and 10.0% below both the Management Long Range Plan and the Management Sensitivity Case, respectively, for fiscal years 2010 through 2013 and a range of EBIT percentage margins of 4.0% above and 4.0% below the EBIT percentage margin for such years based on the Management Long Range Plan and the Management Sensitivity Case, respectively. For the illustrative sensitivity analysis, Goldman Sachs calculated indications of net present value per share of Common Stock as of August 31, 2009 based on unlevered free cash flows for the years 2010 through 2013 using a discount rate of 13.5%. Goldman Sachs calculated illustrative terminal values in the year 2013 based on assumed perpetuity growth rate of 3.0%. These illustrative terminal values were then discounted to calculate implied indications of present value using a discount rate of 13.5%. The following table presents the results of this analysis:

Illustrative Per-Share
Value Indications

Management Long Range Plan	$3.77 - $9.65
Management Sensitivity Case	$3.26 - $8.49

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future EPS multiple or such company’s estimated future revenues and its assumed enterprise value to revenues multiple. For this analysis, Goldman Sachs used the Management Long Range Plan and Management Sensitivity Case for each of the calendar years 2010 to 2012. Goldman Sachs used EPS estimates that excluded the VAT Rebate and assumed a present value of the VAT Rebate of $0.12 through the end of calendar year 2010.

Goldman Sachs first calculated the implied values per share of Common Stock for years 2010 to 2012, by applying price to one-year forward EPS multiples ranging from 12.0x to 20.0x to the Management Long Range Plan and Management Sensitivity Case estimates of EPS for each of the years 2010 to 2012, and then discounted such values for 2011 and 2012 back one year and two years, respectively, using a range of discount rates from 10.0% to 12.0%, reflecting estimates of our cost of equity. Goldman Sachs also calculated the implied values per share of Common Stock for years 2010 to 2012, by applying enterprise value to revenue multiples ranging from 1.0x to 2.0x to the estimates of revenues in the Management Long Range Plan and Management Sensitivity Case, respectively, for each of the years 2010 to 2012, then added to the implied enterprise value the assumed net cash positions based on the Management Long Range Plan and Management

Sensitivity Case, as applicable. Goldman Sachs then divided this amount by the estimated number of fully diluted shares outstanding based on 3Com management information as of November 10, 2009, and then discounted such per share values for 2011 and 2012 back one year and two years, respectively, using a range of discount rates from 10.0% to 12.0%, reflecting our cost of equity. This analysis resulted in a range of implied present values of $3.12 to $10.07.

Illustrative Present Value per Share of VAT Rebate

As outlined above, certain analyses were carried out by Goldman Sachs assuming, per 3Com management guidance, that the VAT Rebate may not continue after calendar year 2010. Goldman Sachs performed an illustrative present value analysis per share of Common Stock of the value of the VAT Rebate if the VAT Rebate were to continue beyond the end of calendar year 2010 into perpetuity and noted that, to the extent the board of directors determined to consider the value of the VAT Rebate, the resulting range of values would be additive to the range of values per share resulting from Goldman Sachs’s discounted cash flow analysis and illustrative present value of future share price analysis. Goldman Sachs calculated a range of implied indications of present value per share of Common Stock as of August 31, 2009 based on an estimated $40 million annual VAT Rebate for calendar year 2011, using discount rates ranging from 11.5% to 15.5%, reflecting estimates of 3Com’s weighted average cost of capital. Goldman Sachs calculated illustrative terminal values in the year 2011 based on assumed perpetuity growth rates of the VAT Rebate from year 2011 ranging from 2.0% to 4.0%. These illustrative terminal values were then discounted to calculate a range of implied indications of present value using discount rates ranging from 11.5% to 15.5%. In addition, Goldman Sachs then applied illustrative probabilities of 50% and 100% to this range of implied indications of present value. The following table presents the results of this analysis:

Illustrative Per-Share
Value Indications

50% probability	$0.28 - $0.55
100% probability	$0.56 - $1.10

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’s opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to 3Com or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’s providing its opinion to the board of directors as to the fairness from a financial point of view of the $7.90 per share in cash to be paid to the holders (other than HP or any of its affiliates) of shares (other than shares of restricted stock) of Common Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of 3Com, HP, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger consideration was determined through arms’-length negotiations between 3Com and HP and was approved by the board of directors. Goldman Sachs provided advice to 3Com during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to us or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’s opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, 3Com, HP and any of their respective affiliates or any currency or commodity that may be involved in the Merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to 3Com in connection with, and participated in certain of the negotiations leading to, the Merger contemplated by the Merger Agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to 3Com and its affiliates from time to time, including having acted as our financial advisor in connection with our acquisition of a minority interest in Huawei-3Com Co Ltd. in November 2006; as lead arranger with respect to secured term loan facilities provided to H3C Holdings Limited, an affiliate of 3Com, (aggregate principal amount $430,000,000) in May 2007; and as our financial advisor in connection with the proposed sale of 3Com to Diamond II Holdings (a company controlled by Bain Capital Fund IX, L.P. and Shenzhen Huawei Investment & Holding Co., Ltd.) announced in September 2007. Goldman Sachs also has provided certain investment banking and other financial services to HP and its affiliates from time to time, including having acted as co-manager with respect to a public offering of HP’s Floating Rate Global Notes due March 1, 2012, 5.25% Global Notes due March 1, 2012 and 5.40% global Notes due March 1, 2017 (aggregate principal amounts $600,000,000, $900,000,000 and $500,000,000, respectively) in February 2007. Goldman Sachs also may provide investment banking and other financial services to 3Com and HP and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

The board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated September 8, 2009, we engaged Goldman Sachs to act as our financial advisor in connection with the contemplated Merger. Pursuant to the terms of this engagement letter, we agreed to pay Goldman Sachs a transaction fee of approximately $41 million, approximately $38 million of which is payable upon consummation of the Merger. In addition, we agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

We do not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, certain prospective financial information, which we refer to as the Management Long Range Plan, was prepared by our management, extensively reviewed with and discussed among members of the board of directors in September, October and November 2009, and made available to Goldman Sachs prior to the execution and delivery of the Merger Agreement. In addition, certain other prospective financial information, which we refer to as the Management Sensitivity Case, was prepared by our management based on, but using lower revenue growth rates (and proportionally lower sales and marketing expenses) than, the Management Long Range Plan, reviewed with the board of directors in November 2009, and made available to Goldman Sachs prior to the execution and delivery of the Merger Agreement. We have included the material portions of the Management Long Range Plan and the Management Sensitivity Case below in order to give our stockholders access to this information as well. The prospective financial information included in the Management Long Range Plan and the Management Sensitivity Case and set forth below was prepared for purposes of the board of directors’ consideration and evaluation of the Merger and to facilitate Goldman Sachs’s financial analyses in connection with the Merger. In addition, the prospective financial information included in the Management Long Range Plan and set forth below was made available to HP to facilitate the due diligence review by HP and its advisors. The inclusion of the prospective financial information below should not be regarded as an indication that our management team, the board of directors, Goldman Sachs, or HP considered, or now considers, either the Management Long Range Plan or the Management Sensitivity Case to be predictive of actual future results.

Our senior management team advised the board of directors, Goldman Sachs, and HP that its internal financial forecasts, upon which the following prospective financial information was based, was subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, general business, economic, geo-political, market and financial conditions and other matters, all of which are difficult to predict and beyond 3Com’s control. The prospective financial information set forth below also reflects numerous estimates and assumptions related to our business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond 3Com’s control. As a result, although the prospective financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was not prepared with a view toward public disclosure. Accordingly, the prospective financial information set forth below was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”), and some of the projections present financial metrics that were not prepared in accordance with GAAP. Neither 3Com’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of our business, changes in general business, geo-political or economic conditions or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. Prospective financial information are forward-looking statements and are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, geo-political, market and financial conditions, as well as changes to the business, financial condition or results of operation of 3Com, including the factors described under “Cautionary Note Concerning Forward-Looking Statements” beginning on page 13, that could cause actual results to differ materially from those shown below. Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might also cause actual results to differ materially.

We have made publicly available our actual results for the first quarter of the 2010 fiscal year ended August 28, 2009. You should review our Quarterly Report on Form 10-Q for the quarter ended August 28, 2009 to obtain this information. See “Where You Can Find More Information” beginning on page 80. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth in the Management Long Range Plan and the Management Sensitivity Case. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth in the Management Long Range Plan and the Management Sensitivity Case.

For the foregoing reasons, as well as the bases and assumptions on which the prospective financial information set forth in the Management Long Range Plan and the Management Sensitivity Case was compiled, the inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable securities laws, we have not updated nor do we intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic, geo-political or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

The Management Long Range Plan included the following estimates of 3Com’s future financial performance for fiscal years 2010 through 2013:

	Fiscal Year Ending May 31,
	2010	2011	2012	2013
	($ in millions, except earnings per share
	(non-GAAP))

Revenue	$1,250	$1,409	$1,650	$1,933
Gross Profit Margin (non-GAAP)(1)	57.4%	57.3%	57.1%	56.8%
Operating Profit (non-GAAP)(2)	$113	$148	$228	$317
Earnings per share (non-GAAP)(3)	$0.32	$0.39	$0.59	$0.82

The Management Sensitivity Case included the following estimates of 3Com’s future financial performance for fiscal years 2010 through 2013:

	Fiscal Year Ending May 31,
	2010	2011	2012	2013
	($ in millions, except earnings per share
	(non-GAAP))

Revenue	$1,250	$1,391	$1,582	$1,799
Gross Profit Margin (non-GAAP)(1)	57.4%	57.3%	57.1%	56.8%
Operating Profit (non-GAAP)(2)	$113	$141	$199	$258
Earnings per share (non-GAAP)(3)	$0.32	$0.38	$0.53	$0.69

(1)	Defined to exclude the following charge from GAAP gross profit margin: stock-based compensation expense. We are unable to provide a quantitative reconciliation because the information is not available without unreasonable effort.

(2)	Defined to exclude the following charges from GAAP operating profit: restructuring, amortization and stock-based compensation expense. We are unable to provide a quantitative reconciliation because the information is not available without unreasonable effort.

(3)	Defined to exclude the following from GAAP earnings per share: restructuring, amortization, stock-based compensation expense and a one-time favorable tax adjustment expected to be recorded in the second quarter of fiscal year 2010 reflecting the final resolution of the calendar year 2008 China tax rate. We are unable to provide a quantitative reconciliation because the information is not available without unreasonable effort.

In developing the prospective financial information for fiscal years 2010 through 2013 included in the Management Long Range Plan and the Management Sensitivity Case, we made numerous assumptions about our industry, markets, products and services and ability to execute on our business plans. In particular, we have assumed that:

•	The global economic recovery will continue and accelerate over time, resulting in increased revenues and profits in all regions.

•	Our “China-out” strategy will be successful on a global basis, and larger enterprise customers will increasingly choose 3Com’s solutions, including our H3C enterprise networking products.

•	Our China direct-touch sales will increase.

•	Channel sales to Huawei will continue to decline as expected.

•	No material changes to our competitive landscape will occur.

Among the other more significant assumptions are the following:

•	The prospective financial information assumes that our business would be operated on an organic basis and does not anticipate any acquisitions or divestitures during the periods covered by such information.

•	With respect to the Management Long Range Plan, the prospective financial information assumes that overall consolidated sales would grow at a compound annual growth rate (“CAGR”) of 15.6% for the fiscal year 2010-2013 planning period.

•	With respect to gross profit margins (non-GAAP), the prospective financial information anticipates that such margins will remain relatively flat for the planning period.

•	With respect to operating profit (non-GAAP), supporting the projected increases are the following key assumption drivers: increased revenue coupled with decreased operating expenses as a percentage of total revenue for all of the major components of operating expenses.

•	With respect to earnings per share (non-GAAP), the foregoing assumptions are also relevant, as well as the following key assumptions: a constant number of total shares outstanding, constant tax rates and decreased interest expense as our loan principal balance is amortized. We benefit from the VAT Rebate, which is an operating subsidy from the Chinese tax authorities in the form of a partial refund of value-added taxes, or VAT, collected by H3C on the sales of our software. The VAT Rebate program is currently scheduled to end on December 31, 2010, is subject to the discretion of the Chinese authorities and may be discontinued, reduced or deferred at any time. The prospective financial information nonetheless assumes that the program will be renewed or replaced with a similar program and we would enjoy its uninterrupted benefits for the entire planning period.

•	Finally, the Management Sensitivity Case contains the same assumptions as the foregoing, subject to assuming lower revenue growth rates for most of our largest and key geographic regions (with proportionally lower sales and marketing expenses) than the Management Long Range Plan. We made these lower assumptions primarily to reflect the possible risks of a slower global economic recovery and greater than expected execution risk on our “China-out” strategy. Accordingly, with respect to the Management Sensitivity Case, the prospective financial information assumes that overall consolidated sales would grow at a CAGR of 12.9% for the fiscal year 2010-2013 planning period.

Interests of 3Com’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors to vote “FOR” the proposal to adopt the Merger Agreement, 3Com’s stockholders should be aware that certain of 3Com’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of 3Com’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of proposal to adopt the Merger Agreement.

Treatment of Stock Options

As of the close of business on the record date, our current executive officers and directors held approximately 12,553,897 options to purchase shares of Common Stock. Under the terms of the Merger Agreement, at the effective time of the Merger, each option that is unvested or has a per share exercise price that is equal to or greater than $7.90 per share and is outstanding immediately prior to the effective time of the Merger will be assumed by HP and automatically converted into an option to acquire, on the same terms and conditions applicable to such option immediately prior to the Merger, a number of shares of HP common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Common Stock subject to the option immediately prior to the effective time of the Merger and (y) a fraction, the numerator of which is $7.90 and the denominator of which is the average closing price of HP common stock on the New York Stock Exchange over the five (5) trading days ending on the date that is two (2) trading days prior to the closing date of the Merger (this fraction is referred to herein as the “exchange ratio”). Each option that is vested and has a per share exercise price that is less than $7.90 per share and is outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock subject to the option immediately prior to the effective time of the Merger multiplied by the amount by which $7.90 exceeds the per share exercise price of such option, without interest, and less any applicable withholding taxes.

Treatment of Restricted Stock

As of the close of business on the record date, our current executive officers held 937,916 unvested shares of Common Stock. Under the terms of the Merger Agreement, at the effective time of the Merger, each outstanding unvested share of Common Stock held by our executive officers will be assumed by HP and automatically converted into a number of unvested shares of HP common stock (rounded down to the nearest whole share) equal to the product of (x) the number of unvested shares of Common Stock outstanding immediately prior to the effective time of the Merger and (y) the exchange ratio. The unvested shares of HP common stock will remain unvested and continue to be subject to the same terms and conditions as applied to the unvested Common Stock prior to the Merger.

Treatment of Restricted Stock Units

As of the close of business on the record date, our current executive officers held restricted stock units covering 2,395,678 shares of Common Stock. Under the terms of the Merger Agreement, at the effective time of the Merger, the outstanding restricted stock units held by our executive officers will be assumed by HP and automatically converted into restricted stock units covering a number of shares of HP common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Common Stock subject to the restricted stock units immediately prior to the effective time of the Merger and (y) the exchange ratio. The restricted stock units will otherwise continue to be subject to the same terms and conditions applicable to such restricted stock units immediately prior to the effective time of the Merger.

New Employment Arrangements

As of the date of this proxy statement, with the exception of Dr. Shusheng Zheng, Executive Vice President of 3Com and Chief Executive Officer of H3C, none of our executive officers nor any member of the board of directors has entered into or is in negotiations to enter into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the Merger, nor has any executive officer who has plans or is expected to remain with the surviving corporation entered into or is in negotiations to enter into any agreement, arrangement or understanding with HP or its affiliates regarding employment with HP or the surviving corporation. Although no such agreement, arrangement or understanding currently exists for any executive officer other than Dr. Zheng (as described below), HP may request some of our executive officers to remain after the Merger is completed, and such executive officers may, prior to the closing of the Merger, enter into new arrangements with HP or its affiliates regarding employment with HP or the surviving corporation or the right to participate in the equity plans of HP.

Dr. Shusheng Zheng.  Dr. Zheng has executed a retention term sheet with HP, pursuant to which Dr. Zheng will be eligible to receive certain payments and benefits in connection with and following the closing of the Merger.

Specifically, pursuant to the retention term sheet and upon the closing of the Merger, Dr. Zheng will receive full accelerated vesting of all of his equity awards outstanding on the date he signed the term sheet, subject to the following conditions:

•	Dr. Zheng has executed an employment agreement with HP under which he agrees to remain employed by HP for at least three (3) years from the closing date of the Merger;

•	Dr. Zheng consents to the cancellation, immediately following the first anniversary of the closing of the Merger, of his management retention agreement (described below) and waives any claim to amounts otherwise due under such agreement after such time; and

•	The proper authorities approve the Merger and the Merger has closed.

Dr. Zheng will remain eligible to receive any severance benefits, other than any such benefits relating to any outstanding equity awards, pursuant to his current management retention agreement for a qualifying termination thereunder until the first anniversary of the closing of the Merger.

The retention term sheet further provides for the following three (3) installment payments to Dr. Zheng:

•	$2,000,000 (U.S.) will be payable twelve (12) months after the closing of the Merger if Dr. Zheng is employed in his current position on such date, 90% of his key management team remains employed in their current positions, and his business unit has achieved at least 95% of its year one (1) revenue plan.

•	$2,000,000 (U.S.) will be payable twenty-four (24) months after the closing of the Merger if Dr. Zheng is employed in his current position on such date, 80% of his key management team remains employed in their current positions, and his business unit has achieved at least 95% of its year two (2) revenue plan.

•	$3,000,000 (U.S.) will be payable thirty-six (36) months after the closing of the Merger if Dr. Zheng is employed in his current position on that date, 70% of his key management team remains employed in their current positions, and his business unit has achieved at least 95% of its year three (3) revenue plan.

Forty percent (40%) of each of the three (3) installment payments described above will be paid based on Dr. Zheng’s continued employment. The remaining sixty percent (60%) will be paid only if Dr. Zheng also meets the key management retention goals and the business goals for that year.

If Dr. Zheng’s employment is terminated by HP involuntarily and not “for cause” before the thirty-six (36) month anniversary of the closing of the Merger, Dr. Zheng will be entitled to receive any unpaid retention installment payments, subject to his execution of HP’s standard release agreement that includes customary non-compete and non-solicitation provisions.

Change of Control Benefits

Robert Y. L. Mao.  On April 29, 2008, we entered into an employment agreement for an at-will employment arrangement with Mr. Mao to become our Chief Executive Officer. As amended to date, the terms of Mr. Mao’s employment with us provide the following change of control severance benefits if Mr. Mao is involuntarily terminated (other than for “cause”, death or “disability”) or voluntarily terminates his employment for “good reason”, in each case within three (3) months prior to, or within twelve (12) months following, a “change of control” (as such terms are defined in his employment agreement):

•	Continued payment of Base Salary (as defined in his employment agreement) for two (2) years, with payments commencing six (6) months after Mr. Mao’s termination date;

•	Two (2) payments, each equal to 100% of his Target Annual Incentive (as defined in his employment agreement) for the year in which termination occurs, payable at the time bonuses are normally paid or six (6) months after Mr. Mao’s termination date, whichever is later;

•	Full vesting of outstanding equity awards (other than performance-based awards);

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under 3Com health plans under COBRA until the earlier of: (i) eighteen (18) months from the termination date, or (ii) the date upon which Mr. Mao becomes eligible for similar coverage elsewhere; and

•	Continued payment of premiums for the term life insurance policy in effect immediately prior to termination until the earlier of one (1) year or eligibility for similar coverage by another employer.

The foregoing is subject to the requirement that Mr. Mao sign a release agreement containing (i) a release of claims against 3Com, (ii) a one (1) year non-solicitation agreement, (iii) a one (1) year non-competition agreement and (iv) a non-disparagement agreement.

If additional taxes would result:

•	due to Section 409A of the Internal Revenue Code, 3Com will accrue payments otherwise due during the first six (6) months after termination and pay them in a lump sum on the date that is six (6) months and one (1) day after the termination date; and

•	due to Section 280G of the Internal Revenue Code, 3Com is required to make payments to Mr. Mao sufficient to pay the excise tax and additional payments to cover the income and excise taxes on the original payment itself.

Ronald A. Sege.  On April 29, 2008, we entered into an employment agreement for an at-will employment arrangement with Mr. Sege to become our President and Chief Operating Officer. As amended to date, the terms of Mr. Sege’s employment with us provide the following change of control severance benefits if Mr. Sege is involuntarily terminated (other than for “cause”, death or “disability”) or voluntarily terminates his employment for “good reason”, in each case within three (3) months prior to, or within twelve (12) months following, a “change of control” (as such terms are defined in his employment agreement):

•	Continued payment Base Salary (as defined in his employment agreement) for two (2) years, with payments commencing six (6) months after Mr. Sege’s termination date;

•	Two (2) payments, each equal to 100% of his Target Annual Incentive (as defined in his employment agreement) for the year in which termination occurs, payable at the time bonuses are normally paid or six (6) months after Mr. Sege’s termination date, whichever is later;

•	Full vesting of outstanding equity awards (other than performance-based awards);

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under 3Com health plans under COBRA until the earlier of: (i) eighteen (18) months from the termination date, or (ii) the date upon which Mr. Sege becomes eligible for similar coverage elsewhere; and

•	Continued payment of premiums for the term life insurance policy in effect immediately prior to termination until the earlier of one (1) year or eligibility for similar coverage by another employer.

The foregoing is subject to the requirement that Mr. Sege sign a release agreement containing (i) a release of claims against 3Com, (ii) a one (1) year non-solicitation agreement and (iii) a non-disparagement agreement.

If additional taxes would result:

•	due to Section 409A of the Internal Revenue Code, 3Com will accrue payments otherwise due during the first six (6) months after termination and pay them in a lump sum on the date that is six (6) months and one (1) day after the termination date; and

•	due to Section 280G of the Internal Revenue Code, 3Com is required to make payments to Mr. Sege sufficient to pay the excise tax and additional payments to cover the income and excise taxes on the original payment itself.

Dr. Shusheng Zheng.  On July 20, 2009, Hangzhou H3C Technologies Co., Limited, our China-based subsidiary, entered into a new employment agreement with Dr. Shusheng Zheng, effective as of April 27, 2009, whereby Dr. Zheng would serve as our Executive Vice President, 3Com and Chief Executive Officer, H3C. Pursuant to this agreement, Dr. Zheng is entitled to the change of control benefits described above and under the heading “Change of Control Severance Benefits” below, provided that such benefits are offset and reduced by the following, if applicable:

•	If 3Com terminates Dr. Zheng without statutorily-defined grounds for termination, he is entitled to:

•	a lump sum severance payment of one (1) month’s base salary for each year of service with H3C, pro-rated for any period of service less than one (1) year, provided Dr. Zheng signs a release of claims and a non-disparagement agreement; and

•	vesting and payout of any remaining H3C Equity Appreciation Rights Plan shares.

In addition, in exchange for certain non-hire and non-compete provisions in his employment agreement, upon termination of employment for any reason, Dr. Zheng will be entitled to receive one (1) year of his base salary in effect at the time of his termination, payable in twelve (12) equal, monthly installments in accordance with 3Com’s regular payroll practices.

However, as described above, Dr. Zheng has executed a retention term sheet with HP, pursuant to which Dr. Zheng will be entitled to receive certain payments if certain conditions are satisfied, including that Dr. Zheng has executed an employment agreement with HP. For purposes of this discussion, we have assumed that any employment agreement entered into by and between Dr. Zheng and HP will supersede the terms of his existing employment agreement with H3C and that Dr. Zheng will not be entitled to receive any of the severance or other benefits described above.

Change of Control Severance Benefits.  We have approved two (2) forms of change of control benefits, which take the form of individual management retention agreements for our executive officers. The first form applies to Neal D. Goldman, Executive Vice President, Chief Administrative and Legal Officer and Secretary of 3Com. The second form applies to Jay Zager, Executive Vice President and Chief Financial Officer of 3Com, and Dr. Zheng (subject to the retention term sheet with HP (described above)). Messrs. Mao and Sege have change of control benefits in their respective employment agreements and therefore such benefits are described under the above descriptions.

The terms of these forms provide the following change of control severance benefits if the executive officer is involuntarily terminated (other than for “cause”, death or “disability”) or voluntarily terminates his employment for “good reason”, in each case within three (3) months prior to, or within twelve (12) months following, a “change of control” (as such terms are defined in the form that applies to the executive officer) (referred to herein as a “qualifying termination”):

•	A payment equal to 100% of such executive officer’s annual base salary as in effect immediately prior to the change of control and target annual bonus. Under the first form, the payment is in a lump sum; under the second form, the payments are payable over twelve (12) months in accordance with regular payroll practices;

•	A pro-rated bonus payment. Under the first form, the payment is equal to 100% of the target annual bonus in effect for the fiscal year in which the change of control occurs, pro-rated based on the number of days in the year prior to the change of control event, and is paid in a lump sum. Under the second form, the payment is made in accordance with regular payroll practices, is payable only on earned incentive bonus for the bonus period in which the termination date occurs (based on attainment of actual performance metrics) and is pro-rated based on the number of days in the bonus period prior to the termination (unless the termination occurs prior to the change of control, in which case the pro-ration is based on the number of days in the bonus period prior to the change of control);

•	Continuation of 3Com-paid portion of the premiums for the elected coverage under medical, dental and vision plans (and, in the case of the first form, long-term disability plans) as well as continued coverage of benefits for basic term life insurance until the earlier of two (2) years from the date of termination or when such executive officer becomes eligible to receive comparable benefits from another employer;

•	Full accelerated vesting of equity compensation; and

•	Extension of the post-termination exercise period on stock options to the lesser of the original term of the option and one (1) year (in the case of the first form) and 165 days (in the case of the second form).

If the benefits provided constitute parachute payments under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then, provided the parachute payments are at least 3.59 times the “base amount” under Section 280G, the executive officer will receive (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the income and excise taxes arising as a result of such payment. If the parachute payments are less than 3.59 times the base amount, the benefits will be reduced to the extent necessary to avoid such tax.

The benefits described above are conditioned on the executive signing a release of claims and a one-year non-solicitation clause. With respect to the second form, the executive must also sign a one-year non-competition agreement and abide by a non-disparagement clause.

The following table reflects (i) the amount of severance benefits, based on the executive officer’s current salary and target incentive bonus, assuming that each executive officer is involuntarily terminated for any reason other than cause or each executive officer terminates his employment for good reason following the Merger, based on a theoretical termination date of April 3, 2010, and (ii) the amount of benefits payable to Dr. Zheng in accordance with the terms and conditions of his retention term sheet with HP, both upon the closing of the Merger and assuming that he is terminated by HP involuntarily and not for cause following the Merger (based on a theoretical termination date of April 3, 2010):

							Total
							Potential
			Benefits	Equity	Excise Tax	Severance Under HP	Change of
		Pro-Rata	Continuation	Acceleration	Gross-up	Retention Term	Control
Name	Severance ($)	Bonus ($)	($)(1)	($)(2)	($)(3)	Sheet ($)(4)	Benefits ($)

Robert Y. L. Mao(5)	2,600,000	0	73,026	20,969,503	2,857,962	—	26,500,491
Jay Zager	709,500	94,446	188,268	4,328,250	0	—	5,320,464
Neal D. Goldman	660,000	217,973	151,276	3,689,200	0	—	4,718,449
Ronald A. Sege	1,800,000	0	74,230	14,818,761	0	—	16,692,991
Dr. Shusheng Zheng(6)	951,975	241,672	3,688	7,265,000	0	7,000,000	15,462,335

(1)	For Messrs. Mao and Sege, reflects the cost of company-paid benefits continuation for eighteen (18) months and payment for the continuation of Messrs. Mao’s and Sege’s term life policies for one (1) year. For Messrs. Zager and Goldman, reflects the cost of company-paid benefits continuation and conversion of basic term life insurance for twenty-four (24) months. For Dr. Zheng, represents estimated two (2) year contribution for Chinese Compulsory Social Insurance.

(2)	To estimate the value of equity acceleration for each executive officer, we multiplied 100% of the aggregate number of unvested stock options, restricted stock units and shares of restricted stock estimated to be held by such individual as of April 3, 2010, by $7.90 less any applicable exercise price per share. For executives that were granted performance-based restricted stock units in August 2009, we assumed that the Merger will close prior to the date 3Com publishes its financial results for fiscal 2010. In accordance with the terms of the performance-based restricted stock unit agreements and for purposes of estimating the value of equity acceleration attributable to such awards, the number of restricted stock units was deemed earned at the “target” performance level, which would result in the executive officer earning 100% of the performance-based restricted stock units. Achievement of such performance-based restricted stock unit awards at the “threshold” performance level would result in the executive officer earning 50% of the performance-based restricted stock units; achievement at the “maximum” performance level would result in the executive officer earning 150% of the performance-based restricted stock units.

(3)	Represents the additional amount estimated to be payable to Mr. Mao to make him whole for the federal excise tax on excess parachute payments (including payment of the income and excise taxes on the additional amount itself). No other executive officer is expected to trigger an excise tax gross-up based on the assumptions used in preparing the excise tax calculation. This excise tax is payable if the value of certain payments that are contingent upon a change of control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex, is subject to various questions of interpretation and depends upon a number of variables that cannot be known at this time. 3Com engaged a third-party to assist it in preparing the excise tax calculation based upon information that we supplied regarding current and historical compensation and the provisions of our compensation and benefits arrangements. In calculating the excise tax gross-up amount, if any, 3Com made a number of assumptions, including: (a) for the acceleration and conversion of unvested stock options, time-based restricted stock units and shares of restricted stock, applying the method prescribed in Q&A 24(c) of the 280G Treasury Regulations to the conversion value of the options based on a Black-Scholes value analysis; (b) for the acceleration and conversion of unvested performance-based restricted stock units, including the full value of such units based on $7.90 per unit (the per share amount of merger consideration); (c) deriving the net present values of the change in control payments using the November 2009 AFR of 0.85% (short-term), 3.08% (mid-term) and 4.76% (long-term), as applicable; and (d) for the calculation of the excise tax gross-up, using the following tax rates: Federal (35% for 2010 and 39.6% for 2011 and 2012), State tax (Massachusetts (5.30%), California (10.55% for 2010 and 10.30% for 2011), and Virginia (5.75%)), Medicare (1.45%), and OASDI (6.20%); assuming that all equity awards granted between June 30, 2008 and June 30, 2009 may be valued by the method prescribed in Q&A 24(c) of the 280G Treasury Regulations.

(4)	As described above, Dr. Zheng has executed a retention term sheet with HP, pursuant to which Dr. Zheng will be entitled to receive $7,000,000 (U.S.) in three (3) installments based on his continued employment and satisfaction of certain key management retention goals and business goals; provided, however, that if Dr. Zheng’s employment is terminated by HP involuntarily and not “for cause” before the thirty-six (36) month anniversary of the closing of the Merger, Dr. Zheng will be entitled to receive any unpaid portion of the $7,000,000 (U.S.), subject to his execution of HP’s standard release agreement.

(5)	Under the terms of Mr. Mao’s employment agreement, he is entitled to tax equalization payments in the event he is subject to taxation in both the United States and China. The total potential change of control benefits payable to Mr. Mao were calculated based on the assumption that Mr. Mao will only be subject to taxation in the United States and not in China and will not be entitled to receive any tax equalization payments pursuant to his employment agreement.

(6)	As described above, Dr. Zheng has executed a retention term sheet with HP pursuant to which upon the closing of the Merger, Dr. Zheng will be entitled to receive full accelerated vesting of all of his equity awards that were outstanding as of the date he signed the term sheet. This acceleration, and the other benefits provided in the term sheet, are subject to Dr. Zheng executing an employment agreement with HP prior to the closing of the Merger under which (1) he will agree to remain employed with HP for at least three (3) years following the closing of the Merger and (2) he agrees to the cancellation of his management retention agreement effective on the first anniversary of the closing of the Merger. The value of the equity acceleration component in the table above was determined in the same manner as described in Note 2 above to this table. For purposes of this table, we have assumed that Dr. Zheng will execute the employment agreement which will supersede his prior employment agreements; however, he will remain eligible to receive the severance benefits, other than the acceleration of any outstanding equity awards, under his current management retention agreement following the closing of the Merger in the event his employment is terminated other than for cause or he has good reason to resign prior to the first anniversary thereof, and the value of such severance benefits has been included in the table above, based on a theoretical qualifying termination thereunder on April 3, 2010. In the event Dr. Zheng terminates his employment, with or without good reason, he would not be eligible for any additional installments of the $7,000,000 bonus (to the extent then unpaid) described above.

Deferred Compensation Plan

Within thirty (30) days prior to the closing date of and conditioned upon the occurrence of the Merger, 3Com will terminate its 2005 Deferred Compensation Plan, as amended and restated effective January 1, 2009 (the “Deferred Compensation Plan”). As soon as is administratively practicable following the termination of the Deferred Compensation Plan and subject to the terms of the Deferred Compensation Plan and its related trust and trust agreement, 3Com will begin distributing the assets of the Deferred Compensation Plan. As of the record date, Mr. DiCamillo is the only participant in the Deferred Compensation Plan who is a director or executive officer of 3Com. As of the record date, Mr. DiCamillo had an account balance of approximately $395,000, which will be distributed to him as soon as is administratively practicable following the termination of the Deferred Compensation Plan and in no event later than fifteen (15) business days following the Merger.

Bonus Plan

3Com’s standard employee bonus plan, the 3Bonus Plan, provides for the payment of bonuses to employees based on the achievement of certain financial performance metrics. 3Com will be permitted to pay a prorated portion of the bonuses under its 3Bonus Plan for the six (6) month performance period in which the closing of the Merger occurs, based upon “target” levels of performance, prior to the closing of the Merger. All of 3Com’s executive officers are currently eligible to receive bonus payments pursuant to the 3Bonus Plan and will be eligible to receive such prorated bonus amount.

Continued Benefits

For the period commencing on the effective time of the Merger and ending on a date that is no earlier than the six-month anniversary thereof, HP will maintain or provide for continuing employees of 3Com (or our affiliates), and, as applicable, their eligible dependents, health and welfare benefits under 3Com’s (or our affiliates’) benefits plans or the employee benefit plans, programs or policies of HP or its affiliates that are in the aggregate no less favorable than the benefits maintained for and provided to such employees immediately prior to the effective time of the Merger. All of 3Com’s executive officers currently participate or are eligible to participate in 3Com’s (or our affiliates’) health and welfare benefit plans, which include medical, dental, vision, life insurance, accidental death and dismemberment insurance, short term and long term disability, employee assistance program, flexible spending accounts, adoption assistance, long-term care insurance, and other welfare benefit plans.

From and after the effective time of the Merger, HP has also agreed to permit continuing employees of 3Com, including 3Com’s executive officers who remain with 3Com or HP following the effective time of the Merger, to participate in its or its subsidiaries’ employee benefit plans and programs in accordance with its then applicable plans and policies available to similarly situated employees, subject to certain limited exceptions. Service with 3Com or its subsidiaries, including predecessor employers, will be recognized for purposes of service awards, determining the amount of vacation accrual, and for purposes of vesting under HP’s 401(k) plan.

In addition, HP has agreed to honor all existing employment, change of control, severance and retention agreements between 3Com or its subsidiaries and any current or former employee, director or consultant of 3Com or its subsidiaries, including 3Com’s executive officers. Finally, HP has agreed to honor the severance plans maintained by 3Com or any of its subsidiaries for the period commencing on the effective time of the Merger and ending on the first anniversary thereof. 3Com’s executive officers are eligible to participate in one or more of the severance plans maintained by 3Com.

Indemnification and Insurance

The Merger Agreement provides that HP will cause the surviving corporation and its subsidiaries to honor and fulfill in all respects the obligations of 3Com and our subsidiaries under any and all indemnification contracts between 3Com or any of our subsidiaries and any of our respective current or former directors and officers and any person who becomes a director or officer of 3Com or any of its subsidiaries prior to the effective time of the Merger (the “Indemnified Persons”). In addition, during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time of the Merger, the surviving corporation and its subsidiaries are required to (and HP is required to cause the surviving corporation and its subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date of the Merger Agreement), in each case in their respective capacities as such, occurring at or prior to the effective time of the Merger, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of 3Com and our subsidiaries as of the date of the Merger Agreement, and during such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

The surviving corporation and its subsidiaries are required (and HP is required to cause the surviving corporation and its subsidiaries), to the fullest extent permitted by law, to indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of 3Com or any of its subsidiaries or other affiliates occurring at or prior to the effective time of the Merger, or (ii) any of the transactions contemplated by the Merger Agreement, in each case regardless of whether such claim, proceeding, investigation or inquiry is made, occurs or arises prior to, at or after the effective time of the Merger. In addition, to the fullest extent permitted by applicable law, the surviving corporation and its subsidiaries are required (and HP is required to cause the surviving corporation and its subsidiaries) to advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification.

Prior to the effective time of the Merger, 3Com may purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance. In the event that 3Com purchases such a “tail” policy prior to the effective time of the Merger, HP and the surviving corporation are required to maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of HP and the surviving corporation for so long as such “tail” policy is maintained in full force and effect. In the event that 3Com does not so purchase a “tail” policy prior to the effective time of the Merger, during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time of the Merger, HP and the surviving corporation are required to maintain in effect 3Com’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the Merger, covering each person covered by 3Com’s current directors’ and officers’ liability insurance, on terms with respect to the coverage and amounts that are equivalent to those of 3Com’s current directors’ and officers’ liability insurance. In satisfying their obligations with respect to directors’ and officers’ liability insurance, HP and the surviving corporation are not obligated to pay annual premiums in excess of 300% of the amount we paid for coverage for our last full fiscal year. If the annual premiums of such insurance coverage exceed such amount, HP and the surviving corporation are obligated to obtain a policy with the greatest coverage available for a cost not exceeding that 300% maximum.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) and non-U.S. persons (as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, we use the term “non-U.S. person” to mean a beneficial owner, other than a partnership, of shares of Common Stock that is not a U.S. person (as defined above).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners that hold shares of Common Stock as capital assets, and may not apply to shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders that validly exercise their rights under Delaware law to object to the Merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax deferred or other retirement accounts, stockholders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or stockholders that hold Common Stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). This discussion does not address the assumption of or receipt of consideration in connection with restricted stock, stock appreciation rights, restricted stock units or options to purchase shares of Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or non-U.S. tax laws.

U.S. Persons

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  The exchange of shares of Common Stock for cash in the Merger by a U.S. person will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder the shares of Common Stock of which are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Form W-9 that will be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent. Cash received in the Merger also generally will be subject to information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Persons

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  The receipt of cash in exchange for shares of Common Stock in the Merger by a non-U.S. person generally will be exempt from U.S. federal income tax, unless:

•	the gain on shares of Common Stock, if any, is effectively connected with the conduct by the non-U.S. person of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. person’s permanent establishment in the United States), in which event (i) the non-U.S. person will be subject to U.S. federal income tax as described under “— U.S. Persons” above, but such non-U.S. person should provide a Form W-8ECI instead of a Form W-9, and (ii) if the non-U.S. person is a corporation, it also may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty); or

•	the non-U.S. person is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the non-U.S. person will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Common Stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

Backup Withholding and Information Reporting.  In general, if you are a non-U.S. person, you will not be subject to backup withholding and information reporting on a payment made with respect to shares of Common Stock exchanged for cash in the merger if you have provided an IRS FormW-8BEN (or a FormW-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business) as part of the letter of transmittal. If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. person’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult with the stockholder’s own tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and non-U.S. tax laws, and, if applicable, the tax consequences of the assumption of or receipt of consideration in connection with options to purchase Common Stock, restricted stock, stock appreciation rights or restricted stock units, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the provisions of the HSR Act, the Merger may not be completed until (1) the expiration or termination of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the DOJ and the FTC by 3Com and HP, or (2) if, during the initial 30-day waiting period following the filing of notification and report forms, the Antitrust Division of the DOJ or the FTC issues a request for additional information and documentary material, which we refer to as a second request, the expiration or termination of a 30-day waiting period following the certification of substantial compliance with the second request by the parties. 3Com and HP filed their respective notification and report forms with the Antitrust Division of the DOJ and the FTC under the HSR Act on December 2, 2009.

3Com and HP (and their subsidiaries) each conduct business in member states of the European Union (EU), but their combined activities are not sufficient to meet the prima facie thresholds for an EC Merger Regulation filing requirement to the European Commission. However, the parties together meet the national merger notification thresholds in several EU member states, including: Austria, Denmark, Germany, Greece, Ireland, Italy, and Slovenia. Since the Merger meets the thresholds in at least three member states, a voluntary application (Form RS) can be made to the European Commission under Article 4(5) of the EC Merger Regulation requesting it to take jurisdiction for the Merger, in lieu of filings to the competent national authorities. HP formally filed such an application with the European Commission on November 27, 2009.

If one or more of the competent national authorities objects to the Form RS within a specified period from receipt, the application is deemed to be rejected and filings must instead be made to, and approvals obtained from, each of the competent national authorities under the respective national rules and time periods.

However, if no such objections are raised to the Form RS application, a full notification (Form CO or Short Form CO, as appropriate) is to be submitted to the European Commission, which must then review the Merger to determine whether or not it is compatible with the European common market and, accordingly, whether or not to permit it to proceed. A merger or acquisition that does not significantly impede effective competition in the European common market or in a substantial part of it must be declared compatible with the European common market and must be allowed to proceed. If, following a preliminary Phase I investigation of twenty-five (25) working days (which may be extended in certain circumstances), the European Commission determines that it needs to examine the Merger more closely because the Merger raises serious doubts as to its compatibility with the European common market, it must initiate a Phase II investigation. If it initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the Merger is compatible with the European common market no later than ninety (90) working days after the initiation of the Phase II investigation (although this period may be extended in certain circumstances).

The parties are required to make a notification in China. Under the Anti-Monopoly Law of the People’s Republic of China, the parties are required to submit a filing to the Ministry of Commerce (“MOFCOM”). The parties made a joint filing on December 4, 2009. After the filing, a consultation period with MOFCOM typically begins to ensure that MOFCOM has sufficient information to begin its review. After MOFCOM formally accepts the filing as complete, an initial waiting period of thirty (30) days is commenced, at the end of which MOFCOM will either notify the parties of its clearance decision in writing or orally or issue a written notice of further review. If the parties do not receive a notice of further review at the end of the waiting period, the transaction is deemed to be cleared. If the parties do receive a notice of further review, the waiting period is extended ninety (90) days (and in some circumstances, can further be extended an additional sixty (60) days).

The parties also derive revenues in other jurisdictions where merger control filings or approvals may be required or advisable in connection with the consummation of the Merger. HP has filed, or plans to file, in these jurisdictions, including Brazil, Israel, Russia, South Africa, South Korea, Taiwan, Turkey and Ukraine.

The Antitrust Division of the DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, the Antitrust Division of the DOJ, the FTC, a state attorney general, or a foreign competition authority such as the European Commission or MOFCOM, could take action under the antitrust or other regulatory laws as it deems necessary or desirable in the public or national interest or with respect to industrial policy, including seeking to enjoin the Merger or seeking divestiture of substantial businesses or assets of 3Com or HP or their subsidiaries. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the Merger, there can be no assurance that a challenge to the Merger on antitrust or other regulatory grounds will not be made, or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that 3Com or HP will obtain the regulatory approvals necessary to consummate the Merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the Merger or require changes to the terms of the Merger. These conditions or changes could result in the conditions to the Merger not being satisfied prior to the termination date (which is described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 69) or at all. Under the terms of the Merger Agreement, the parties have agreed to use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable laws or orders as soon as reasonably practicable and to use their respective reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including taking all such action and doing all such things necessary to resolve such objections, if any, as the FTC, the Antitrust Division of the DOJ, or any other governmental authority or person may assert under any applicable laws or orders with respect to the transactions contemplated by the Merger Agreement, and to avoid or eliminate each and every impediment under any law or order that may be asserted by the FTC, the Antitrust Division of the DOJ or any other governmental authority with respect to the transactions contemplated by the Merger Agreement so as to enable such transactions to be consummated as soon as expeditiously possible. Notwithstanding the foregoing, HP and its subsidiaries are not required to, and 3Com and our subsidiaries will not, agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets and properties, if such actions reasonably would be expected to have:

•	a material adverse effect on 3Com and our subsidiaries, taken as a whole, or H3C and its subsidiaries, taken as a whole;

•	a material adverse effect on the benefits expected to be derived by HP and its subsidiaries from the transactions contemplated by the Merger Agreement; or

•	a material impact (including a material reputational impact) on the operations or business (other than the networking business) of HP and its subsidiaries (assuming for purposes of this determination that HP and its subsidiaries are of equivalent size to 3Com and our subsidiaries, taken as a whole) in any material jurisdiction.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

Litigation Related to the Merger

Between November 12, 2009 and November 24, 2009, eight purported class action complaints were filed in the Court of Chancery of the State of Delaware against 3Com and all of the current members of 3Com’s board of directors. Seven of the complaints name HP as a defendant. Four of the complaints also name Merger Sub as a defendant. The plaintiffs, David Shaev, Leonard Ahern, Richard Hall, Larry McIntyre, Alan Kahn, Ashok Madan, County of York Employees Retirement Plan, and Pipefitters Local No. 636 Defined Benefit Plan, all claim that they were stockholders of 3Com and that they filed their lawsuits on behalf of themselves and a class consisting of all public stockholders of 3Com. Among other things, the complaints, captioned Shaev v. 3Com Corporation, et al., Civil Action No. 5067, Ahern v. Cote, et al., Civil Action No. 5068, Hall v. 3Com Corporation, et al., Civil Action No. 5073, McIntyre v. 3Com Corporation, et al., Civil Action No. 5080, Kahn v. 3Com Corporation, et al., Civil Action No. 5087, Madan v. 3Com Corporation, et al., Civil Action No. 5092, County of York Employees Retirement Plan v. 3Com Corporation, et al., Civil Action No. 5098, and Pipefitters Local No. 636 Defined Benefit Plan v. Cote, et al., Civil Action No. 5103, generally allege that the members of 3Com’s board of directors breached their fiduciary duties by failing to maximize shareholder value in negotiating and approving the Merger. Seven of the complaints also generally allege that HP and, in four of the complaints, Merger Sub, aided and abetted these alleged breaches of fiduciary duties. The complaints seek class certification, certain forms of injunctive relief, including enjoining the consummation of the Merger and rescission of the Merger Agreement, as well as unspecified damages. On December 2, 2009, the Chancery Court consolidated the actions for all purposes under the caption In re 3Com Shareholders Litigation, Case No. C.A. No. 5067-CC. On December 11, 2009, the plaintiffs filed their Consolidated Amended Complaint. The Consolidated Amended Complaint includes the allegations, defendants, and requested relief described above, but does not name 3Com as a defendant and adds allegations that the preliminary proxy statement failed to provide information necessary for 3Com’s shareholders to vote on the Merger, including details of the financial analysis conducted by 3Com’s financial advisor, Goldman Sachs, and the Management Plan. On December 11, 2009, the plaintiffs moved for a preliminary injunction and for expedited proceedings. 3Com and the members of its board intend to oppose those motions.

On November 12, 2009 and November 25, 2009, two separate purported class action complaints were filed in the United States District Court for the District of Massachusetts, by, respectively, plaintiffs Edward Tansey and Robert Levine, et al., against 3Com and all of the current members of 3Com’s board of directors. Like the plaintiffs in the Delaware actions, the plaintiffs in these actions have asserted that they were stockholders of 3Com and filed the lawsuit purportedly on behalf of themselves and a class consisting of all other stockholders of 3Com. Among other things, the complaints, captioned Tansey v. 3Com Corporation, et al., Case No. 09-cv-11941, and Levine and Duncan v. 3Com Corporation, et al., Case No. 09-cv-12027, generally allege that the members of 3Com’s board of directors breached their fiduciary duties by failing to maximize shareholder value in negotiating and approving the Merger, and that 3Com aided and abetted these alleged breaches of fiduciary duties. The complaints seek class certification and certain forms of injunctive relief, including enjoining the consummation of the Merger and rescission of the acquisition. On December 7, 2009, pursuant to the parties’ stipulation, the Court adjourned sine die defendants’ deadline for responding to the Tansey complaint and administratively closed the case until a response is filed. On December 14, 2009, the parties stipulated to adjourn sine die defendants’ deadline for responding to the Levine complaint.

On November 16, 2009, two other purported class action complaints were filed in the Superior Court for the Commonwealth of Massachusetts against 3Com, all of the current members of 3Com’s board of directors, HP, and Merger Sub. Like the plaintiffs in the Delaware actions and the federal actions in Massachusetts, the plaintiffs in these actions, Dean Davenport and Stanley Tanzer, both claim that they were stockholders of 3Com and that they filed their lawsuits on behalf of themselves and a class consisting of all public stockholders of 3Com. Among other things, the complaints, captioned Davenport v. Benhamou, et al., Case No. 09-4886, and Tanzer v. Benhamou, et al., Case No. 09-4887, generally allege that the members of 3Com’s board of directors breached their fiduciary duties by failing to maximize shareholder value in negotiating and approving the Merger, and that 3Com, HP and Merger Sub aided and abetted these alleged breaches of fiduciary duties. On November 25, 2009, 3Com and its board served a motion to dismiss or stay the action on plaintiffs in both the Davenport and Tanzer cases. On December 1, 2009, the plaintiffs in both Davenport and Tanzer moved for expedited proceedings. 3Com and the board of directors filed oppositions to those motions on December 3, 2009. On December 7, 2009, the plaintiffs in both actions moved for consolidation. 3Com and its board intend to oppose that motion.

Amendment to 3Com’s Rights Agreement

On November 11, 2009, 3Com and American Stock Transfer & Trust Company (the “Rights Agent”) entered into Amendment No. 2 to the Third Amended and Restated Preferred Shares Rights Agreement between 3Com and the Rights Agent, dated November 4, 2002. The amendment permits the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the provisions of the rights agreement.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information” beginning on page 80.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into 3Com upon the terms, and subject to the conditions, of the Merger Agreement. As the surviving corporation, 3Com will continue to exist following the Merger. Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Merger Sub will be the initial officers of the surviving corporation. All surviving corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Effective Time

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the third (3rd) business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” beginning on page 64. The parties are targeting completion of the Merger by the end of April 2010. However, the parties cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed at a later time as agreed by the parties or at all.

Merger Consideration

Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $7.90 in cash, without interest and less any applicable withholding taxes, other than the following shares:

•	shares held by holders who have properly and validly perfected their statutory rights of appraisal with respect to the Merger; and

•	shares owned by HP, Merger Sub or 3Com or any direct or indirect wholly owned subsidiary of HP, Merger Sub or 3Com.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly and validly perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 77.

Treatment of Options and Other Awards

Stock Options.  At the effective time of the Merger, each option to purchase shares of Common Stock that is not yet vested or exercisable and/or has a per share exercise price that is equal to or greater than $7.90 per share and is outstanding immediately prior to the effective time of the Merger will be assumed by HP and automatically converted into an option to acquire, on the same terms and conditions applicable to such option immediately prior to the Merger, a number of shares of HP common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Common Stock subject to the option immediately prior to the effective time of the Merger and (y) a fraction, the numerator of which is $7.90 and the denominator of which is the average closing price of HP common stock on the New York Stock Exchange over the five (5) trading days ending on the date that is two (2) trading days prior to the closing date of the Merger (this fraction is referred to herein as the “exchange ratio”). The exercise price for each such assumed option will equal the per share exercise price for the shares of Common Stock purchasable pursuant to such option immediately prior to the effective time of the Merger divided by the exchange ratio (rounded up to the nearest whole cent).

At the effective time of the Merger, each option to purchase shares of Common Stock that is vested and has a per share exercise price that is less than $7.90 per share and is outstanding immediately prior to the effective time of the Merger will not be assumed, and will instead be cancelled and automatically converted into the right to receive an amount in cash equal to the number of shares of Common Stock subject to the option immediately prior to the effective time of the Merger multiplied by the amount by which $7.90 exceeds the per share exercise price of such option, without interest, and less any applicable withholding taxes.

Restricted Stock.  At the effective time of the Merger, all outstanding unvested shares of Common Stock will be assumed by HP and automatically converted into a number of unvested shares of HP common stock determined by multiplying the number of unvested shares of Common Stock outstanding immediately prior to the effective time of the Merger by the exchange ratio (rounded down to the nearest whole share). The unvested shares of HP common stock will continue to be subject to the same terms and conditions, including vesting, applicable to the unvested shares of Common Stock immediately prior to the effective time of the Merger.

Restricted Stock Units.  At the effective time of the Merger, all outstanding restricted stock units payable in shares of Common Stock will be assumed by HP and automatically converted into restricted stock units payable in shares of HP common stock. The number of shares of HP common stock payable pursuant to such assumed restricted stock units will be determined by multiplying the number of shares of Common Stock subject to the restricted stock units immediately prior to the effective time of the Merger by the exchange ratio (rounded down to the nearest whole share). The assumed restricted stock units will otherwise continue to be subject to the same terms and conditions, including vesting, applicable to such restricted stock units immediately prior to the effective time of the Merger.

Employee Stock Purchase Plan.  3Com will establish a new purchase date for the ESPP for the offering period underway at the effective time of the Merger, so that the offering period will end as of the last business day prior to the effective time of the Merger or, if more administratively advisable, the last payroll date immediately prior to the effective time of the Merger. All contributions made to the ESPP as of the new purchase date will be used to purchase shares of Common Stock, and 3Com will terminate the ESPP immediately after such purchase, subject to and conditioned upon the occurrence of the effective time of the Merger. At the effective time of the Merger, the newly purchased shares of Common Stock will be converted into the right to receive $7.90 per share in cash, without interest, and less any applicable withholding taxes.

Payment for the Shares of Common Stock

HP will designate a payment agent reasonably acceptable to us to make payment of the merger consideration as described above. At the closing of the Merger, HP will deposit, or cause to be deposited, with the payment agent, for payment to the holders of shares of Common Stock, an amount of cash sufficient to pay the aggregate share consideration when necessary for such payments.

Following the effective time of the Merger, we will close our stock ledger. After that time, there will be no further registration of transfers of shares of Common Stock.

Promptly following the effective time of the Merger, HP and the surviving corporation will cause the payment agent to mail to you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The payment agent will pay you your merger consideration after you have (i) surrendered your certificates to the payment agent and (ii) provided to the payment agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The payment agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the payment agent is not claimed within twelve (12) months following the effective time of the Merger, such cash will be returned to HP upon demand, and any holders of shares of Common Stock who have not surrendered such shares of Common Stock for exchange will become general creditors of HP. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any government entity will be returned to HP free and clear of any prior claims or interest thereto.

If the payment agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed and otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of HP (or any agent designated by HP) that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by HP, post a bond in an amount that HP reasonably directs as indemnity against any claim that may be made against HP, the surviving corporation or the payment agent with respect to the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to HP and Merger Sub and representations and warranties made by HP and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for the purpose of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiating the terms of the Merger Agreement. Moreover, these representation and warranties have been qualified by certain disclosures that 3Com made to HP in connection with the negotiations of the Merger Agreement, which disclosures are not reflected in the Merger Agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. Any specific material facts that qualify the representations and warranties in the Merger Agreement have been disclosed in this document or in the information incorporated by reference herein, as applicable. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference herein. The following description of the representations and warranties is included to provide 3Com’s stockholders with information regarding the terms of the Merger Agreement.

In the Merger Agreement, 3Com, HP and Merger Sub each made representations and warranties relating to, among other things:

•	due organization, valid existence and good standing;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	matters with respect to fees payable to advisors in connection with the Merger; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, HP and Merger Sub also each made representations and warranties relating to:

•	their ownership of Common Stock;

•	the existence, if any, of litigation or governmental orders that would prevent or materially delay the Merger;

•	the operations of Merger Sub; and

•	their financial capability to perform their obligations under the Merger Agreement.

In the Merger Agreement, 3Com also made representations and warranties relating to:

•	our capitalization, including the number of outstanding shares of Common Stock and the number of shares of Common Stock reserved for issuance under 3Com’s stock plans;

•	the due organization, valid existence and good standing of our subsidiaries and the ownership of such subsidiaries;

•	documents filed with the SEC;

•	required stockholder approval;

•	financial statements;

•	the existence, if any, of any undisclosed liabilities;

•	the existence, if any, of certain changes or events since August 28, 2009 (including the absence of a “Company Material Adverse Effect”);

•	matters with respect to 3Com’s material contracts;

•	matters with respect to 3Com’s properties and assets and absence of liens;

•	intellectual property matters;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	permits;

•	compliance with applicable laws;

•	environmental matters;

•	litigation and internal investigations;

•	insurance;

•	related party transactions;

•	the receipt by the board of directors of a fairness opinion from Goldman Sachs;

•	our stockholder rights agreement;

•	the inapplicability of state takeover statutes; and

•	public grants.

Many of 3Com’s representations and warranties are qualified by a “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any effect, circumstance, change, event or development, individually or in the aggregate, and taken together with all other effects, circumstances, changes, events or developments, that has (or have) a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of 3Com and our subsidiaries, taken as a whole, other than:

•	general economic conditions in the United States, China or any other country, general conditions in the financial markets in the United States, China or any other country, or general political conditions in the United States, China or any other country;

•	general conditions in the industries in which we and our subsidiaries conduct business;

•	any conditions arising out of acts of terrorism, war or armed hostilities;

•	the announcement of the Merger Agreement or the pendency of the transactions contemplated thereby, including the impact on our relationships with our suppliers, distributors, partners, customers or employees;

•	any action that is taken, or any failure to take action, by us or our subsidiaries in either case which HP has requested in writing;

•	any changes in laws, orders or generally accepted accounting principles or the interpretation of laws, orders or accounting principles;

•	changes in our stock price or change in the trading volume of our stock, in and of itself (provided that the underlying cause of such changes may be considered in determining whether there is a “Company Material Adverse Effect,” unless otherwise excluded by this definition);

•	any failure to meet any internal or public projections, forecasts or estimates of revenues or earnings, in and of itself (provided that the underlying cause of such failure may be considered in determining whether there is a “Company Material Adverse Effect,” unless otherwise excluded by this definition);

•	matters expressly set forth in 3Com’s disclosure letter to HP; or

•	any legal proceedings made or brought by any of the current or former stockholders of 3Com resulting from, relating to or arising out of the Merger Agreement;

except, in the case of the first three bullets above, to the extent such conditions or changes referred to therein affect 3Com and its subsidiaries in a disproportionate manner relative to other participants in the industries in which 3Com and its subsidiaries conduct business.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger, except as contemplated by the Merger Agreement or approved of in writing by HP (which approval will not be unreasonably withheld, delayed or conditioned), with certain exceptions, we and our subsidiaries will:

•	carry on our business in the ordinary course of business and in compliance in all material respects with all applicable laws and orders; and

•	use our reasonable best efforts to keep available the services of the current officers, key employees and consultants of 3Com and each of our subsidiaries and preserve the current relationships of 3Com and each of our subsidiaries with each of the customers, suppliers and other persons with whom we or any of our subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact our business organization.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement, with certain exceptions, or approved of in writing by HP (which approval will not be unreasonably withheld, delayed or conditioned), we and our subsidiaries will not:

•	amend our certificate of incorporation or bylaws or comparable organizational documents;

•	issue, sell, deliver, pledge, dispose of, grant, encumber or otherwise subject to any lien (other than a permitted lien), or agree, authorize or commit to any of the foregoing, any equity interest of 3Com or any of our subsidiaries except for issuances of shares of Common Stock to participants in our ESPP pursuant to the terms thereof or to holders of options or stock-based awards, in each case outstanding as of the date of the Merger Agreement or granted in compliance with the terms of the Merger Agreement, upon the exercise or vesting thereof;

•	directly or indirectly repurchase, redeem or otherwise acquire any of our or our subsidiaries’ equity interests, except for certain tax withholdings or exercise price settlements upon the exercise of options or with respect to stock-based awards in the ordinary course of business;

•	split, combine, subdivide or reclassify any shares of capital stock, or issue or authorize any other securities in respect of, in lieu of, or in substitution for shares of our capital stock or other equity interests;

•	declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock;

•	make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity interests, except for cash dividends made by any of our direct or indirect wholly-owned subsidiaries to us or one of our wholly owned subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of 3Com or any of our subsidiaries;

•	incur or assume any indebtedness in excess of $1,000,000 individually or $5,000,000 in the aggregate, provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or any other material costs, except for:

•	debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date of the Merger Agreement or issuances or repayment of commercial paper in the ordinary course of business; or

•	loans or advances from our direct or indirect wholly owned subsidiaries;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in excess of $1,000,000 individually or $5,000,000 in the aggregate, except with respect to obligations of our direct or indirect wholly owned subsidiaries;

•	make any loans, advances or capital contributions to or investments in any other person, except for travel advances in the ordinary course of business to our employees or employees of any of our subsidiaries;

•	mortgage or pledge any of our or our subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien on those assets (other than permitted liens);

•	except as is required by applicable law or order or the terms of any employee benefit plan in effect as of the date of the Merger Agreement, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case:

•	in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business;

•	in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business; and

•	in connection with any amendment of an employee benefit plan that is required by law or order;

•	except as is required by applicable law or order or the terms of any employee benefit plan in effect as of the date of the Merger Agreement, increase the compensation payable or to become payable to any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement, except in the ordinary course of business with respect to any employee who is not a director or executive officer;

•	except as is required by applicable law or order or the terms of any employee benefit plan in effect as of the date of the Merger Agreement, elect or approve any new executive officers or directors of 3Com or any of our subsidiaries, except in order to replace a previous executive officer or director;

•	except as is required by applicable law or order or the terms of any employee benefit plan in effect as of the date of the Merger Agreement, accelerate the end of any performance period, determination of performance criteria or payment of bonuses under our 3Bonus Plan for executive officers or any other bonus plan, policy or arrangement as a result of or in connection with the transactions contemplated by the Merger Agreement

•	pay, discharge, satisfy or settle any pending or threatened legal proceeding, except for the payment, discharge, satisfaction or settlement of any pending or threatened legal proceeding that does not include any material obligation (other than the payment of money) to be performed by us or our subsidiaries following the effective time of the Merger and is fully reserved against in our financial statements, involves the payment of no more than $500,000 individually or $2,500,000 in the aggregate or results in a payment to us or one of our subsidiaries of no more than $1,000,000 individually or $5,000,000 in the aggregate;

•	except as required as a result of a change in applicable law or order or generally accepted accounting principles, make any material change in any of the accounting methods, principles or practices used by us or affecting our assets, liabilities or business;

•	make any change in any material method of tax accounting or material tax compliance practice, make, rescind or change any material tax election, settle or compromise any material tax liability, surrender any right to claim a material refund of taxes, file any material amended tax return (except as required by law or order), or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

•	other than in the ordinary course of business, acquire (by merger, consolidation, acquisition, license or otherwise) any other person or any material equity interest therein or assets thereof in excess of $1,000,000 individually or $5,000,000 in the aggregate or dispose of any of our or our subsidiaries’ material properties or assets;

•	make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate for us and our subsidiaries taken as a whole, except as budgeted on our current plan;

•	enter into certain material contracts, or amend or modify in any material respect, or terminate any material contract; or

•	announce an intention, enter into a formal or informal agreement, or otherwise make a commitment to take any of the foregoing actions.

Agreement to Use Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement, the parties have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement. This includes, but is not limited to, using reasonable best efforts to:

•	cause the conditions to the Merger described in “— Conditions to the Merger” beginning on page 64 to be satisfied;

•	obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and make all necessary registrations, declarations, submissions of information, applications and other documents and filings with governmental authorities in connection with the Merger Agreement and the consummation of the transactions contemplated thereby;

•	obtain all necessary or appropriate consents, waivers and approvals under any material contracts to which 3Com or any of our subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby so as to maintain and preserve the benefits under such material contracts following the consummation of the transactions contemplated by the Merger Agreement;

•	execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement and consummate the transactions contemplated thereby;

•	defend against any lawsuit or other legal proceeding challenging the Merger Agreement, or the transactions contemplated thereby in order to enable the parties to consummate the transactions contemplated the Merger Agreement; and

•	contest, appeal and remove any order that is being proposed by any governmental authority or other person, or any order that has been issued, granted or entered, in either case which has or may have the effect of prohibiting or otherwise preventing the Merger in order to enable the parties to consummate the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, 3Com is not required prior to the effective time of the Merger to pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or to provide any additional security (including a guaranty), to obtain the consent of any lessor or licensor under any lease.

Anti-Takeover Laws

The parties have also agreed to use reasonable best efforts to take all actions necessary so that no state takeover or other similar statute, regulation or order becomes applicable to the Merger and if any such statute, regulation or order does become applicable, to use reasonable best efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such statute, regulation or order on the Merger.

Antitrust Regulatory Filings

The parties have agreed that they will file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the Merger Agreement and the transactions contemplated thereby as required by the HSR Act no later than December 7, 2009 and will file comparable pre-merger or post-merger notification filings, forms and submissions with the applicable foreign governmental authority that are required by any of the antitrust laws of certain jurisdictions, including a notification on Short Form or Form CO to the European Commission based on Council Regulation 139/2004 (assuming the prior application (on Form RS)

requesting the European Commission to take jurisdiction for the Merger is accepted) and a jointly filed pre-merger notification with MOFCOM as required by the Anti-Monopoly Law of the People’s Republic of China, as promptly as practicable (and in any event, in relation to all pre-merger filings, no later than January 18, 2010), unless HP or Merger Sub determine that any such comparable pre-merger or post-merger notification filings, forms and submissions with the applicable foreign governmental authority are not required by applicable law. Except for the filings expressly contemplated by the Merger Agreement, none of the parties will make or submit any other material filing, declaration, registration or notification to any governmental authority in connection with any of the transactions contemplated by the Merger Agreement without the other party’s prior consent.

The parties have agreed to cooperate and coordinate with each other in the making of such filings, supply each other with any material information that may be required in order for the other party to make any filings required under applicable laws or orders, and supply any additional information that reasonably may be required or requested by the FTC, the Antitrust Division of the DOJ or other governmental authorities of any other applicable jurisdiction in which any such filing is made under any other antitrust laws.

The parties also have agreed to promptly notify the other party upon receipt of any material communication regarding any of the transactions contemplated by the Merger Agreement in connection with any filings, investigations with, by or before any governmental authority relating to the Merger Agreement or the transactions contemplated thereby, including any proceedings initiated by a private party. The parties have agreed to use their reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act or any other laws with respect to which any such filings have been made.

To the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties have agreed to give each other reasonable advance notice of all meetings with any governmental authority relating to the transactions contemplated by the Merger Agreement, give each other an opportunity to participate in each of such meetings, keep the other party reasonably apprised with respect to any material oral communications with any governmental authority regarding the transactions contemplated by the Merger Agreement, cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by the Merger Agreement, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the transactions contemplated by the Merger Agreement, provide each other with copies of all written communications to or from any governmental authority relating to the transactions contemplated by this Agreement, and cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the closing conditions relating to regulatory approvals and the absence of legal prohibitions.

The parties have agreed to use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable laws or orders as soon as reasonably practicable and to use their respective reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including taking all such action and doing all such things necessary to resolve such objections, if any, as the FTC, the Antitrust Division of the DOJ, or any other governmental authority or person may assert under any applicable laws or orders with respect to the transactions contemplated by the Merger Agreement, and to avoid or eliminate each and every impediment under any law or order that may be asserted by the FTC, the Antitrust Division of the DOJ or any other governmental authority with respect to the transactions contemplated by the Merger Agreement so as to enable such transactions to be consummated as soon as expeditiously possible. Notwithstanding the foregoing, HP and its subsidiaries are not required to, and 3Com and our subsidiaries will not, agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets and properties, if such actions reasonably would be expected to have:

•	a material adverse effect on 3Com and our subsidiaries, taken as a whole, or H3C and its subsidiaries, taken as a whole;

•	a material adverse effect on the benefits expected to be derived by HP and its subsidiaries from the transactions contemplated by the Merger Agreement; or

•	a material impact (including a material reputational impact) on the operations or business (other than the networking business) of HP and its subsidiaries (assuming for purposes of this determination that HP and its subsidiaries are of equivalent size to 3Com and our subsidiaries, taken as a whole) in any material jurisdiction.

Other Regulatory Filings

3Com has agreed to prepare and file this proxy statement for use in connection with the solicitation of proxies from our stockholders for use at the special meeting. If we determine that we are required to file with the SEC any other document in connection with the transactions contemplated by the Merger Agreement (a “required filing”) under applicable law or order, we will promptly prepare and file with the SEC such required filing. HP and Merger Sub have agreed to furnish all information concerning HP and Merger Sub (and their respective affiliates, if applicable) as is required to be included, or is customarily included, in this proxy statement or other required filings, in connection with the preparation and filing with the SEC of this proxy statement and any other required filings. 3Com will use its reasonable best efforts to cause this proxy statement to be disseminated to our stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, this proxy statement.

Unless the board of directors has changed its recommendation, neither 3Com nor any of our affiliates will file with the SEC any required filing, or any amendment or supplement thereto or to this proxy statement, and neither 3Com nor any of our affiliates, if applicable, will correspond or otherwise communicate with the SEC or its staff with respect to this proxy statement or any other required filing in any such case without providing HP and Merger Sub a reasonable opportunity to review and comment thereon or participate therein, as the case may be and has agreed to include in this proxy statement and any other required filings comments reasonably proposed by HP or Merger Sub. Unless the Merger Agreement is earlier terminated pursuant to its terms, 3Com will advise HP and Merger Sub promptly after we receive notice of any receipt of a request by the SEC or its staff for an amendment or revisions to, or additional information in connection with, or any comments on this proxy statement or any other required filing and will provide HP and Merger Sub with copies of all correspondence with our representatives, on the one hand, and the SEC or its staff, on the other hand with respect to this proxy statement or other required filings.

If at any time prior to the special meeting 3Com, HP or Merger Sub discovers any information relating to 3Com, HP or Merger Sub, or any of our/their respective directors, officers or affiliates, which should be set forth in an amendment or supplement to this proxy statement or any other required filing so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information has agreed to promptly notify the other, and an appropriate amendment or supplement to this proxy statement or the applicable required filing describing such information will be promptly prepared and filed with the SEC and, to the extent required by applicable law or order or the SEC or its staff, disseminated to our stockholders. 3Com has agreed to cause this proxy statement and any other required filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NASDAQ Global Select Market. Unless the board of directors has changed its recommendation, 3Com will, if applicable, include its recommendation that our stockholders adopt the Merger Agreement in any required filings, including this proxy statement.

Employee Matters

Health and Welfare Benefits.  For the period commencing at the effective time of the Merger and ending on a date that is no earlier than the six (6) month anniversary thereof, HP has agreed to maintain or provide for all continuing employees of 3Com, and, as applicable, their eligible dependents, benefits under 3Com’s employee benefit plans or employee benefit plans, programs or policies of HP or its affiliates that provide for health and welfare benefits (excluding severance) that are in the aggregate no less favorable than the benefits maintained for and provided to continuing employees immediately prior to the effective time of the Merger. HP has also agreed to waive any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of HP or its affiliates with respect to continuing employees and their eligible dependents to the extent such individuals were not subject to such conditions, limitations and waiting periods under the comparable employee benefit plans of 3Com as of the time immediately preceding the closing of the Merger, and to provide each continuing employee with credit for any deductibles paid under 3Com’s medical, dental, vision and pharmaceutical plans during the plan year in effect as of the date of the closing of the Merger in satisfying any applicable deductible or out of pocket requirements under any medical, dental, vision or pharmaceutical plans of HP or its affiliates that such employees are eligible to participate in after the effective time of the Merger to the same extent that such expenses were recognized under the comparable employee benefit plan of 3Com.

Severance Plans.  For the period commencing at the effective time of the Merger and ending on the first anniversary thereof, HP has agreed to honor in accordance with their terms as in effect immediately prior to the effective time of the Merger the severance plans maintained by 3Com or our subsidiaries, and has agreed to recognize continuous service with 3Com or our subsidiaries, including predecessor employers, of participating continuing employees under such plans, subject to certain limitations. Thereafter, HP has agreed that continuing employees located in the United States will be eligible to participate in severance plans or programs available to similarly situated employees of HP or its subsidiaries and will recognize continuous service credited from and after the effective time of the Merger.

401(k) Plans.  3Com has agreed to terminate its 401(k) plan effective as of no later than the day immediately preceding the closing date of the Merger. HP is required to take all steps necessary to permit each person who receives an eligible rollover distribution to rollover his or her distribution (including outstanding loans) into HP’s 401(k) Plan. HP has agreed that continuing employees located in the United States will be eligible to participate in HP’s 401(k) plan as soon as administratively practicable but in no event later than three (3) months after the effective time of the Merger, and that HP will recognize prior service with 3Com or our subsidiaries for purposes of vesting under HP’s 401(k) plan. To the extent that HP is unable to provide participation within such three (3) month period, HP has agreed to pay continuing employees then employed an amount substantially equivalent to what they would have received pursuant to any match under HP’s 401(k) plan had they become participants in such plan, if any, without regard to any tax benefit under such plan.

Other Employee Benefits and Service Credit.  From and after the effective time of the Merger, HP has agreed that continuing employees will be eligible to participate in employee benefit plans and programs of HP or a subsidiary of HP, subject to certain limitations. From and after the effective time of the Merger, HP has agreed to recognize prior service with 3Com or our subsidiaries, including predecessor employers (to the extent such service was recognized by 3Com) only for purposes of service awards and determining the amount of vacation accruals, and not for purposes of any other plan, program or policy of HP or its subsidiaries, other than to the extent required by local law or order or as otherwise set forth in the Merger Agreement.

Employment, Change of Control, Severance and Retention Agreements.  Except as otherwise provided in the Merger Agreement, HP has agreed that it will, or will cause its subsidiaries to, honor in accordance with their terms as in effect immediately prior to the effective time of the Merger all existing employment, change of control, severance and retention agreements, subject to HP’s ability to amend or terminate such plans or agreements in accordance with the terms thereof, including specifically obtaining any necessary or required consents.

PTO.  Except as otherwise required by applicable law, or as may be agreed upon by 3Com and HP prior to the date of the closing of the Merger, HP has agreed that unused paid-time off days accrued by continuing employees under the plans and policies of 3Com and our subsidiaries will carry over to HP or its subsidiaries to the extent administratively practicable, and each such continuing employee will be paid by 3Com in cash for any accrued and unused paid-time off days that HP determines are not administratively practicable to carry over.

Treatment of 3Com’s Deferred Compensation Plan.  Within the thirty (30) day period prior to the date of the closing of the Merger, and subject to and conditioned upon, the occurrence of the effective time of the Merger, 3Com is required to terminate its Deferred Compensation Plan. As soon as administratively practicable following the effective date of such termination, 3Com is required to commence distributing the assets of the Deferred Compensation Plan in accordance with the requirements of Section 409A of the Internal Revenue Code. The termination of the Deferred Compensation Plan and the distribution of the assets are required to be completed as soon as administratively practicable but in no event later than fifteen (15) business days following the date of the closing of the Merger.

Other Covenants

Notification of Certain Matters.  The parties have agreed to promptly notify the other party upon becoming aware of certain matters, including that any representation or warranty made by it in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure of by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, provided that 3Com need only provide such notification if such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the closing conditions described above in the first four bullet points in “— Conditions to HP’s and Merger Sub’s Obligations” beginning on page 65 to fail to be satisfied.

Public Statements and Disclosures.  The parties have agreed that they will not issue any public release or make any public announcement or disclosure concerning the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld, delayed or conditioned, unless such release is required by applicable law or order, in which case the party required to make the release or announcement is required to use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Such action is not required, however, in connection with or after a recommendation change by 3Com.

Confidentiality.  The parties have acknowledged that 3Com and HP previously executed a confidentiality agreement, and agreed that such agreement will continue in full force and effect in accordance with its terms.

Certain Litigation.  3Com has agreed to promptly advise HP of any litigation commenced after the date of the Merger Agreement against 3Com or any of our subsidiaries or directors (in their capacity as such) relating to the Merger Agreement or the transactions contemplated thereby, and will keep HP reasonably informed regarding any such litigation. 3Com has agreed to give HP the opportunity to consult with us regarding the defense and strategy of any such litigation and that we will consider HP’s views with respect to such litigation.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date for the special meeting;

•	(i) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act must have expired or been terminated; (ii) any clearances, consents, approvals, orders and authorizations of governmental authorities required by the antitrust laws of the European Union, Israel, Russia, South Africa, South Korea, Taiwan, Turkey and Ukraine must have been obtained and/or any waiting periods (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the antitrust laws of such jurisdictions must have expired or been terminated; and (iii) any required approval or deemed approval of the transactions contemplated by the Merger Agreement of MOFCOM must have been obtained pursuant to the Anti-Monopoly Law of the People’s Republic of China; in each case, without any condition that would require any action that HP and its subsidiaries would not be required to take, or 3Com and our subsidiaries would not be permitted to take, pursuant to the provisions of the Merger Agreement described in the last paragraph under “— Antitrust Regulatory Filings” beginning on page 60; and

•	no court of competent jurisdiction or other governmental authority shall have (i) enacted, issued or promulgated any law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

Conditions to HP’s and Merger Sub’s Obligations.  The obligations of HP and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions, any of which may be waived exclusively by HP:

•	our representation and warranties contained in the Merger Agreement with respect to the absence of any change or event that has had or would reasonably be expected to have a “Company Material Adverse Effect” since August 28, 2009 through the date of the Merger Agreement must be true and correct in all respects;

•	our representations and warranties contained in the Merger Agreement with respect to our authority to complete the Merger, approval by our stockholders, our organization and good standing, our capitalization, our brokers, our stockholder rights plan, and state anti-takeover laws must each be true and correct in all material respects as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties made by us that address matters only as of a particular date which need only be true and correct in all material respects as of such particular date);

•	all of our other representations and warranties contained in the Merger Agreement, must be true and correct as of the closing date with the same force and effect as if made on and as of such date (except for any representations made by us as of a specific date which need only be so true and correct as of the date made), except where any failure to be so true and correct has not had and would not reasonably be expected to have a “Company Material Adverse Effect” (without giving effect to any qualification or exception as to materiality or “Company Material Adverse Effect” (but not dollar thresholds nor the reference to “Company Material Adverse Effect” in the representation and warranty regarding certain material contracts) set forth in such representations and warranties);

•	we must have performed in all material respects all obligations we are required to perform under the Merger Agreement at or prior to the closing date;

•	we must deliver to HP and Merger Sub at closing a certificate, validly executed for and on behalf of 3Com and in our name by a duly authorized officer, certifying that the foregoing conditions have been satisfied; and

•	no effect shall have arisen or occurred following the execution of the Merger Agreement that is continuing and that has had or is reasonably expected to have a “Company Material Adverse Effect.”

Conditions to 3Com’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions, any of which may be waived exclusively by us:

•	the representations and warranties of HP and Merger Sub set forth in the Merger Agreement must be true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or the ability of HP and Merger Sub to fully perform their respective covenants and obligations under the Merger Agreement, provided that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such particular date;

•	HP and Merger Sub must have performed in all material respects all obligations that are to be performed by them under the Merger Agreement at or prior to the closing date; and

•	HP and Merger Sub must deliver to us at closing a certificate, validly executed for and on behalf of HP and Merger Sub and in their respective names by a duly authorized officer, with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Restrictions on Solicitations of Other Offers

From and after the date of the Merger Agreement, 3Com and our subsidiaries have agreed not to, nor authorize or knowingly permit our respective representatives to, directly or indirectly:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an alternative acquisition proposal;

•	furnish to any person (other than HP, Merger Sub or any designees of HP or Merger Sub) any non-public information relating to 3Com or any of our subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of 3Com or any of our subsidiaries (other than HP, Merger Sub or any designees of HP or Merger Sub) in any such case with the intent to induce or in a manner that reasonably would be expected to lead to the making, submission or announcement of, or to encourage, facilitate or assist, an alternative acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an alternative acquisition proposal;

•	participate, engage in or continue discussions or negotiations with any person with respect to any alternative acquisition proposal; or

•	enter into, or authorize 3Com or any of our subsidiaries to enter into, any letter of intent, memorandum of understanding or other contract or agreement in principle contemplating or otherwise relating to an alternative acquisition transaction, other than an acceptable confidentiality agreement.

Notwithstanding the aforementioned restrictions, at any time prior to the adoption of the Merger Agreement by our stockholders, we are permitted to participate or engage in discussions or negotiations with, and/or furnish any non-public information relating to 3Com or any of our subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of 3Com or any of our subsidiaries, to any person that has made a bona fide unsolicited written acquisition proposal, provided that the board of directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal.

We are required, upon receipt of such acquisition proposal, promptly (and in any event within 48 hours) to provide HP a copy of any such acquisition proposal or superior proposal made in writing, or a written summary of the material terms of any such acquisition proposal or superior proposal not made in writing. We are also required to keep HP reasonably informed of any material developments regarding any acquisition proposal and, upon the reasonable request of HP, apprise HP of the status of such acquisition proposal.

We are required contemporaneously to provide to HP any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to HP. We have agreed that we and our subsidiaries will not enter into any confidentiality agreement with any person which will prohibit us from complying with these obligations.

For purposes of the Merger Agreement, an “acquisition proposal” means any offer or proposal (other than an offer or proposal by HP or Merger Sub) to engage in an acquisition transaction from any person or

“group” (as defined in Section 13(d) of the Exchange Act). For purposes of the Merger Agreement, an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) the purchase or other acquisition from 3Com by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning twenty percent (20%) or more of the Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination, stock exchange, recapitalization, liquidation, issuance of or amendment to terms of outstanding stock or other securities, or other similar transaction involving 3Com pursuant to which the stockholders of 3Com immediately preceding such transaction (in their capacities as such) hold eighty percent (80%) or less of the Common Stock or consolidated assets of 3Com or our subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets of 3Com and our subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto); or (iv) any combination of the foregoing.

For purposes of the Merger Agreement, a “superior proposal” means any bona fide written acquisition proposal (provided that, for purposes of this definition, all references in the definition of acquisition transaction to “twenty percent (20%)” will be references to “fifty percent (50%)” and the reference therein to “eighty percent (80%)” will be a reference to “fifty percent (50%)”) with respect to which the board of directors must have determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that the acquisition transaction contemplated by such acquisition proposal would be more favorable to 3Com’s stockholders (in their capacity as such) than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the likelihood, ability to finance, conditionality and timing of consummation of such proposal) and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by HP to 3Com in a written offer capable of acceptance in response to such proposal or otherwise).

Stockholder Meeting

Under the Merger Agreement, 3Com is required to establish a record date for, duly call, give notice of, convene and hold a special meeting of our stockholders as promptly as practicable and in any event within forty-five (45) days of the mailing of this proxy statement (unless HP consents to a different date), for the purpose of voting upon the adoption of the Merger Agreement in accordance with Delaware law. Notwithstanding the foregoing, 3Com may postpone or adjourn (for no longer than five (5) business days in the case of the third bullet point below) such special meeting if:

•	there are insufficient shares of Common Stock present or represented by a proxy at the special meeting to conduct business at the special meeting;

•	3Com is required to postpone or adjourn the special meeting by applicable law or order; or

•	the board of directors has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the special meeting, including in order to give our stockholders sufficient time to evaluate any new information or disclosure that 3Com has sent to our stockholders or otherwise made available to our stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a change in the recommendation of the board of directors).

Unless the board of directors has changed its recommendation, 3Com has agreed to use its reasonable best efforts to solicit from our stockholders proxies in favor of the adoption of the Merger Agreement in accordance with Delaware law and take all other action necessary or advisable to secure the votes required to approve the Merger Agreement at the special meeting. 3Com is required to provide HP with such information with respect to the solicitation of such required vote as is reasonably requested by HP.

Change in Board Recommendation

The board of directors has unanimously resolved to recommend that our stockholders adopt the Merger Agreement. The board of directors, however, may, at any time prior to the adoption of the Merger Agreement by our stockholders, withhold, withdraw, amend, change, qualify or modify in a manner adverse to HP, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to HP, its recommendation in favor of adoption of the Merger Agreement, or approve, adopt or recommend to our stockholders any acquisition proposal, or publicly propose to approve, adopt or recommend to our stockholders any acquisition proposal, or make any public statement in connection with a tender offer or exchange offer that does not include a reaffirmation of its recommendation in favor of the adoption of the Merger Agreement or terminate the Merger Agreement and enter into a definitive agreement with respect to a superior proposal if:

•	we receive a bona fide written acquisition proposal and if the board of directors determines in good faith (after consultation with its independent financial advisors and outside legal counsel) that such acquisition proposal constitutes a superior proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties and we have not violated the terms described in this “— Change in Board Recommendation” section or in ‘‘— Restrictions on Solicitations of Other Offers” beginning on page 66 in any material respect in connection with such acquisition proposal; or

•	a material fact, event, change, development or set of circumstances that was not known by the board of directors as of or at any time prior to the date of the Merger Agreement (other than, and not relating in any way to, an acquisition proposal), such material fact, event, change, development or set of circumstances being an “intervening event,” occurs and is continuing and if the board of directors determines in good faith (after consultation with independent financial advisors and outside legal counsel) that the failure to take such action in light of the intervening event would reasonably be expected to be a breach of its fiduciary duties.

To the extent the board of directors proposes to take the foregoing actions with regard to its recommendation, it may only do so after:

•	giving HP at least five (5) business days’ prior written notice of its intention to take such action and providing HP a copy of the relevant proposed transaction agreement and other material documents with the party making such superior proposal or, in the cases of an intervening event, providing a HP with a written explanation of the board of directors’ basis and rationale for proposing such action;

•	negotiating in good faith with HP (if requested by HP) during the five (5) business day notice period to enable HP to propose changes to the terms of the Merger Agreement that would cause such superior proposal to no longer constitute a superior proposal or to obviate the need for a recommendation change;

•	considering in good faith (after consultation with its independent financial advisors and outside legal counsel) any changes to the Merger Agreement proposed by HP in a written offer capable of acceptance and determining that the superior proposal would continue to constitute a superior proposal or that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties if such changes were to be given effect; and

•	delivering to HP an additional notice and copies of the relevant proposed transaction agreement and other material documents, as applicable, and recommencing the five (5) business day notice period in the event of any material change to the financial or other material terms of such superior proposal or the facts and circumstances relating to such intervening event.

Notwithstanding the foregoing, the board of directors is not prohibited under the Merger Agreement from taking and disclosing to the stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or making any disclosure to our stockholders that the board of directors determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities laws, provided that any such disclosure may still be deemed to be a recommendation change pursuant to and in accordance with the terms described in this “— Change in Board Recommendation” section.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written agreement of HP and 3Com;

•	by either 3Com or HP if:

•	the Merger is not consummated by 11:59 p.m. (Pacific time) on November 11, 2010 (the “Termination Date”); provided, however, that the terminating party has not taken any action in breach of the Merger Agreement or failed to take action in breach of the Merger Agreement that was the principal cause of or resulted in any of the conditions to the Merger set forth in the Merger Agreement, including those conditions described in “— Conditions to the Merger” beginning on page 64, having failed to be satisfied by the Termination Date;

•	any court of competent jurisdiction or other governmental authority has enacted, issued or promulgated any law or issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such order has become final and non-appealable; provided, however, that the terminating party has used its reasonable best efforts to contest, appeal and remove such order and such terminating party has not taken any action in breach of the Merger Agreement or failed to take action in breach of the Merger Agreement that was the principal cause of, or resulted in, the passage of such law or the issuance of such order; or

•	3Com has failed to obtain the stockholder approval at the special meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger Agreement;

•	by 3Com if:

•	HP and/or Merger Sub has breached or otherwise violated any of their respective covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of HP and Merger Sub set forth in the Merger Agreement have become inaccurate, in either case such that the conditions to the Merger described above in the first two bullet points in “— Conditions to 3Com’s Obligations” beginning on page 65 are not capable of being satisfied (with or without cure of such breach or violation) by the Termination Date, provided that 3Com is not then in breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions described above in the first four bullet points in “— Conditions to HP’s and Merger Sub’s Obligations” beginning on page 65 not being satisfied; or

•	at any time prior to the receipt of 3Com stockholder approval of the proposal to adopt the Merger Agreement, the board of directors has received an acquisition proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a superior proposal and the failure to enter into a definitive agreement relating to such superior proposal would reasonably be expected to be a breach of its fiduciary duties, and 3Com has not violated the terms described in “— Change in Board Recommendation” beginning on page 68 or in “— Restrictions on Solicitations of Other Offers” beginning on page 66 in any material respect in connection with such acquisition proposal, and provided that 3Com has:

•	given HP at least five (5) business days’ prior written notice of our intention to take such action (which notice must specify the material terms and conditions of any such superior proposal) and,

no later than the time of such notice, provided HP a copy of the relevant proposed transaction agreement and other material documents with the party making such superior proposal;

•	if requested by HP, negotiated in good faith with HP during the five (5) business day period to enable HP to propose changes to the terms of the Merger Agreement that would cause such superior proposal to no longer constitute a superior proposal;

•	considered in good faith (after consultation with its independent financial advisors and outside legal counsel) any changes to the Merger Agreement proposed by HP in a written offer capable of acceptance, and determined that the superior proposal would continue to constitute a superior proposal if such changes were accepted by 3Com;

•	in the event of any material change to the financial or other material terms of such superior proposal, in each case, delivered to HP, an additional notice and copies of the relevant proposed transaction agreement and other material documents and have provided to HP another five (5) business day notice period; and

•	concurrently with the termination of the Merger Agreement, paid HP the termination fee described in “— Termination Fees and Expenses” beginning on page 70;

•	by HP if:

•	3Com has breached or otherwise violated any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of 3Com set forth in the Merger Agreement have become inaccurate, in either case such that the conditions to the Merger described above in the first four bullet points in “— Conditions to HP’s and Merger Sub’s Obligations” beginning on page 65 are not capable of being satisfied (with or without cure) by the Termination Date, provided that HP is not then in breach of any representations, warranties, covenants or other agreements that would result in the closing conditions described above in the first two bullet points in “— Conditions to 3Com’s Obligations” beginning on page 65 not being satisfied; or

•	(i) the board of directors or any committee of the board of directors has for any reason effected a change of recommendation; (ii) a tender offer or exchange offer for Common Stock that constitutes an acquisition proposal (whether or not a superior proposal) is commenced and, within ten (10) business days after the public announcement of the commencement of such acquisition proposal, 3Com has not issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the board of directors’ recommendation in favor of the Merger and recommending that 3Com’s stockholders reject such acquisition proposal and not tender any shares of Common Stock into such tender or exchange offer; (iii) 3Com fails to timely hold a stockholder vote with respect to the adoption of the Merger Agreement in accordance with the terms of the Merger Agreement at a stockholder meeting called in accordance with the terms described in “— Stockholder Meeting” beginning on page 67; or (iv) the board of directors has failed to publicly reconfirm the board of directors’ recommendation in favor of the Merger within ten (10) business days of a written request from HP to do so, provided, however, that HP may not terminate the Merger Agreement within the ten (10) business day period contemplated by clause (ii) above.

Termination Fees and Expenses

We have agreed to pay HP (or its designee) a termination fee of $99 million if:

•	the Merger Agreement is terminated pursuant to the provision described in the second sub-bullet under the third bullet above under “— Termination of the Merger Agreement” beginning on page 69;

•	the Merger Agreement is terminated pursuant to the provision described in the second sub-bullet under the fourth bullet above under “— Termination of the Merger Agreement” beginning on page 69;

•	the Merger Agreement is terminated pursuant to the provision described in the first sub-bullet under the second bullet above under “— Termination of the Merger Agreement” beginning on page 69 and at the time of such termination the closing conditions relating to regulatory approvals and the absence of legal prohibitions are capable of being satisfied or would be capable of being satisfied, but for a breach by 3Com of its obligations under the Merger Agreement, provided that the reason the Merger has not been consummated by the Termination Date is not attributable to a breach by HP or Merger Sub of their respective obligations under the Merger Agreement, which breach has resulted in a failure to satisfy the closing condition relating to regulatory approvals, the closing condition relating to the absence of legal prohibitions or the closing conditions described above in the first two bullets in “— Conditions to 3Com’s Obligations” beginning on page 65 and provided that:

•	prior to such termination a competing acquisition transaction has been publicly announced, disclosed or communicated and not withdrawn, a person or group has publicly disclosed an intention to make, propose or communicate a proposal for a competing acquisition transaction and not withdrawn such intention, or a proposal for a competing acquisition transaction has become publicly known and not withdrawn, and

•	within twelve (12) months after such termination, we enter into a definitive agreement providing for a competing acquisition transaction and such competing acquisition transaction is subsequently consummated;

•	the Merger Agreement is terminated pursuant to the provision described in the third sub-bullet under the second bullet above under “— Termination of the Merger Agreement” beginning on page 69 and provided that:

•	prior to the special meeting (or any postponement or adjournment thereof) a competing acquisition transaction has been publicly announced, disclosed or communicated and not withdrawn, a person or group has disclosed an intention to make, propose or communicate a proposal for a competing acquisition transaction and not withdrawn such proposal or intention or a proposal for a competing acquisition transaction has become publicly known and not withdrawn,

•	within twelve (12) months after such termination, we enter into a definitive agreement providing for a competing acquisition transaction and such acquisition is subsequently consummated, and

•	provided that such payment will be less any expenses previously paid to HP (or its designee) as described in the next paragraph.

We have also agreed to reimburse HP’s and Merger Sub’s out-of-pocket fees and expenses incurred in connection with the transaction contemplated by the Merger Agreement, up to an aggregate of $10 million, if either the Merger Agreement is terminated pursuant to the provision described in the third sub-bullet under the second bullet above under “— Termination of the Merger Agreement” beginning on page 69 and prior to the special meeting (or any postponement or adjournment thereof) a competing acquisition transaction has been publicly announced, disclosed or communicated and not withdrawn, a person or group has disclosed an intention to make, propose or communicate a proposal for a competing acquisition transaction and not withdrawn such proposal or intention or a proposal for a competing acquisition transaction has become publicly known and not withdrawn. For purposes of the Merger Agreement, a “competing acquisition transaction” has the same meaning as an acquisition transaction except that all references therein to “twenty percent (20%)” are references to “fifty percent (50%)” and the reference to “eighty percent (80%)” is a reference to “fifty percent (50%).”

Remedies

The parties are entitled to specific performance of the terms and provisions of the Merger Agreement, including an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement by the other party or parties and enforcing compliance with the covenants and obligations of the other party or parties under the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that HP will cause the surviving corporation and its subsidiaries to honor and fulfill in all respects the obligations of 3Com and our subsidiaries under any and all indemnification contracts between 3Com or any of our subsidiaries and any of our respective current or former directors and officers and any person who becomes a director or officer of 3Com or any of its subsidiaries prior to the effective time of the Merger (the “Indemnified Persons”). In addition, during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time of the Merger, the surviving corporation and its subsidiaries are required to (and HP is required to cause the surviving corporation and its subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date of the Merger Agreement), in each case in their respective capacities as such, occurring at or prior to the effective time of the Merger, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of 3Com and our subsidiaries as of the date of the Merger Agreement, and during such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

The surviving corporation and its subsidiaries are required (and HP is required to cause the surviving corporation and its subsidiaries), to the fullest extent permitted by law, to indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of 3Com or any of its subsidiaries or other affiliates occurring at or prior to the effective time of the Merger, or (ii) any of the transactions contemplated by the Merger Agreement, in each case regardless of whether such claim, proceeding, investigation or inquiry is made, occurs or arises prior to, at or after the effective time of the Merger. In addition, to the fullest extent permitted by applicable law, the surviving corporation and its subsidiaries are required (and HP is required to cause the surviving corporation and its subsidiaries) to advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification.

Prior to the effective time of the Merger, 3Com may purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance. In the event that 3Com purchases such a “tail” policy prior to the effective time of the Merger, HP and the surviving corporation are required to maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of HP and the surviving corporation for so long as such “tail” policy is maintained in full force and effect. In the event that 3Com does not so purchase a “tail” policy prior to the effective time of the Merger, during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time of the Merger, HP and the surviving corporation are required to maintain in effect 3Com’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the Merger, covering each person covered by 3Com’s current directors’ and officers’ liability insurance, on terms with respect to the coverage and amounts that are equivalent to those of 3Com’s current directors’ and officers’ liability insurance. In satisfying their obligations with respect to directors’ and officers’ liability insurance, HP and the surviving corporation are not obligated to pay annual premiums in excess of 300% of the amount we paid for coverage for our last full fiscal year. If the annual premiums of such insurance coverage exceed such amount, HP and the surviving corporation are obligated to obtain a policy with the greatest coverage available for a cost not exceeding that 300% maximum.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have adopted the Merger Agreement, there will be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the Merger Agreement must be in a writing signed by us, HP and Merger Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.

MARKET PRICE OF COMMON STOCK

Our Common Stock is listed for trading on the NASDAQ Global Select Market under the symbol “COMS.” The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per share as reported by the NASDAQ Global Select Market.

	Common Stock
	High	Low

FISCAL YEAR 2008
First Quarter (June 2 — August 31)	$4.81	$3.24
Second Quarter (September 1 — November 30)	$5.11	$3.22
Third Quarter (December 1 — February 29)	$4.60	$2.76
Fourth Quarter (March 1 — May 30)	$3.41	$1.76
FISCAL YEAR 2009
First Quarter (June 1 — August 29)	$2.59	$1.83
Second Quarter (August 30 — November 28)	$2.85	$1.43
Third Quarter (November 29 — February 27)	$2.66	$1.81
Fourth Quarter (February 28 — May 29)	$4.39	$2.06
FISCAL YEAR 2010
First Quarter (May 30 — August 28)	$5.16	$3.66
Second Quarter (August 29 — November 27)	$7.51	$3.93
Third Quarter (November 28 — February 26) (through December 14, 2009)	$7.48	$7.34

The closing sale price of the Common Stock on the NASDAQ Global Select Market on November 10, 2009, the last trading day prior to the execution of the Merger Agreement, was $5.41 per share. On December 14, 2009, the last trading day before the date of this proxy statement, the closing price for the Common Stock on the NASDAQ Global Select Market was $7.47 per share. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of November 11, 2009, the date of the Merger Agreement, with respect to the beneficial ownership of Common Stock by:

•	each individual or entity whom we know to own beneficially more than five percent of Common Stock;

•	each current director;

•	our chief executive officer, our chief financial officer, our three most highly compensated executive officers, one highly compensated executive officer who is no longer an executive officer of 3Com and two highly compensated executive officers who are no longer employed by 3Com (the “Named Executive Officers”); and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at 350 Campus Drive, Marlborough, Massachusetts 01752-3064.

		Common Stock		Ownership
	Number of	Subject to		Percent of
	Shares of	Right to	Total	Common Stock
	Common	Acquire Within	Beneficial	Beneficially
Name and Address of Beneficial Owner	Stock Owned	60 Days	Ownership	Owned(1)

5% Stockholders
Barclays Global Investors, NA and related entities(2) 400 Howard Street San Francisco, CA 94105	27,018,520	—	27,018,520	6.8%
LSV Asset Management(3) 1 N. Wacker Drive, Suite 4000 Chicago, IL 60604	20,747,900	—	20,747,900	5.3%
Non-Employee Directors and Director Nominees
Eric A. Benhamou(4)	1,208,146	2,380,744	3,588,890	*
Kathleen A. Cote	—	42,792	42,792	*
Gary T. DiCamillo	11,000	427,220	438,220	*
David H. Y. Ho	—	38,625	38,625	*
James R. Long	162,800	308,350	471,150	*
J. Donald Sherman	—	—	—	*
Dominique Trempont	—	130,458	130,458	*
Named Executive Officers — PEO & PFO
Robert Y. L. Mao(5)	476,429	564,750	1,041,179	*
Jay Zager(6)	379,879	550,000	929,879	*
Named Executive Officers — Other Executives (alphabetical)
Neal D. Goldman(7)	750,844	1,512,500	2,263,344	*
Ronald A. Sege(8)	867,333	500,000	1,367,333	*
Dr. Shusheng Zheng	91,768	—	91,768	*
All directors and current executive officers as a group (12 persons)(9)	3,948,199	6,455,439	10,403,638	2.6%

*	1% or less

(1)	Percentage of beneficial ownership is based on 394,834,457 shares of Common Stock outstanding as of November 11, 2009. Shares of Common Stock subject to right to acquire within 60 days of November 11, 2009 (i.e., options currently exercisable, or exercisable within 60 days of November 11, 2009, and restricted stock units vesting within 60 days of November 11, 2009), are deemed outstanding for computing the percentage of the person holding such rights but are not deemed outstanding for computing the percentage for any other person.

(2)	Based on a Schedule 13G that was jointly filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland AG).

(3)	Based on a Schedule 13G that was filed with the SEC on February 17, 2009 by LSV Asset Management.

(4)	Includes 1,208,146 shares of Common Stock held in a trust of which of which Mr. Benhamou is a trustee.

(5)	Mr. Mao is also a director of 3Com.

(6)	Includes 187,500 unvested shares of restricted stock issued to Mr. Zager.

(7)	Includes 83,750 unvested shares of restricted stock issued to Mr. Goldman. Also includes 634,815 shares of Common Stock held in The Neal D. Goldman Trust, a revocable trust of which Mr. Goldman and Angela Goldman are trustees.

(8)	Includes 666,666 unvested shares of restricted stock issued to Mr. Sege. Mr. Sege is also a director of 3Com.

(9)	Includes 937,916 unvested shares of restricted stock issued to executive officers.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. 3Com’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. 3Com will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty (20) days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes 3Com’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to 3Com a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	You must not vote in favor of or consent to the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, Attention: Neal D. Goldman, must be delivered before the vote on the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform 3Com of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to 3Com. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten (10) days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of or consent to the Merger Agreement. At any time within sixty (60) days after the effective time of the Merger, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Common Stock. Within one hundred twenty (120) days after the effective date of the Merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten (10) days after such written request is received by the surviving corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later. Within one hundred twenty (120) days after the effective time of the Merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition must be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice, if so ordered by the Chancery Court, to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of 3Com’s Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, from the effective date of the Merger through the date of payment of the judgment, which will be compounded quarterly and will accrue at a default rate 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest, if any, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within sixty (60) days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than sixty (60) days after the effective time of the Merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, 3Com’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in next year’s proxy statement must be submitted in writing to our principal executive offices, 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, and must be received no later than 5:00 p.m. Eastern Time on April 9, 2010. If the date of the 2010 annual meeting of stockholders is moved more than thirty (30) days before or after the anniversary date of the 2009 annual meeting of stockholders, the deadline for inclusion is instead a reasonable time before 3Com begins to print and mail its proxy materials. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

Unless we indicate otherwise at a later date, in order for a stockholder proposal to be raised from the floor during the 2010 annual meeting of stockholders, the stockholder’s written notice must be received at our principal executive offices prior to June 23, 2010, and must contain certain information as required under our bylaws. You may contact our Investor Relations Department at our headquarters for a copy of the relevant provisions of our bylaws regarding the requirements for making stockholder proposals. Please note that these requirements relate only to matters a stockholder wishes to bring before next year’s annual meeting and that are not to be included in the proxy statement for next year’s annual meeting.

You may nominate an individual to serve as a director by following the procedures set forth in our bylaws, which include sending a written notice setting forth all the information that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act to Neal D. Goldman, Secretary, 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064. In addition, the notice must contain certain other information as required under our bylaws. In order to be considered for the 2010 annual meeting, your nomination must be received no later than June 23, 2010.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please (1) mail your request to 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts, 01752-3064, Attn: Investor Relations, or (2) call our Investor Relations department at (508) 323-1198. Upon written or oral request, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents 3Com files with the SEC by going to the “Investors Relations” section of our website at www.3Com.com/investor. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to 3Com Investor Relations, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, Telephone: (508) 323-1198, on 3Com’s website at www.3Com.com/investor or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 15, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

HEWLETT-PACKARD COMPANY

COLORADO ACQUISITION CORPORATION

and

3COM CORPORATION

Dated as of November 11, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 11, 2009 by and among Hewlett-Packard Company, a Delaware corporation (“Parent”), Colorado Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and 3Com Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, the Company Board has (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and American Stock Transfer & Trust Company are entering into an amendment, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Rights Plan Amendment”), to that certain Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002 (the “Company Rights Plan”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1  Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean (i) any confidentiality agreement between the Company and any Person existing as of the date of this Agreement and (ii) any confidentiality agreement entered into after the date of this Agreement that contains provisions that are no less favorable in the aggregate to the Company than those in the Confidentiality Agreement.

(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction from any Person or group as defined in Section 13(d) of the Exchange Act.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the

Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning twenty percent (20%) or more of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination, stock exchange, recapitalization, liquidation, issuance of or amendment to terms of outstanding stock or other securities, or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction (in their capacities as such) hold eighty percent (80%) or less of the Company Common Stock or consolidated assets of the Company or its Subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto); or (iv) any combination of the foregoing.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or Order or other governmental action to close.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of August 28, 2009.

(i) “Company Board” shall mean the board of directors of the Company.

(j) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(k) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.

(l) “Company ESPP” shall mean the Company’s Amended and Restated 1984 Employee Stock Purchase Plan, as approved by the Company’s stockholders on September 24, 2008.

(m) “Company Intellectual Property” shall mean all Intellectual Property that is owned, used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries.

(n) “Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned by, or filed, registered or held in the name of, the Company or any of its Subsidiaries.

(o) “Company Material Adverse Effect” shall mean any effect, circumstance, change, event or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, and taken together with all other Effects, that has (or have) a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein) or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such conditions or changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(ii) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein) to the extent that such conditions or changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(iii) any conditions arising out of acts of terrorism, war or armed hostilities to the extent that such conditions do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(iv) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including the impact thereof on relationships (contractual or otherwise) with suppliers, distributors, partners, customers or employees;

(v) any action that is taken, or any failure to take action, by the Company or its Subsidiaries in either case which Parent has requested in writing;

(vi) any changes in Laws, Orders or GAAP (or the interpretation thereof);

(vii) changes in the Company’s stock price or change in the trading volume of the Company’s stock, in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such changes may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect);

(viii) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such failure may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect);

(ix) subject to Section 9.11, matters expressly set forth in the Company Disclosure Letter; or

(x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of this Agreement or any of the transactions contemplated hereby.

(p) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(r) “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than rights under Company Options.

(s) “Company Stock Plans” shall mean (i) the Company’s Amended and Restated 1983 Stock Option Plan, as amended and restated effective September 30, 2001, (ii) the Company’s Director Stock Option Plan, as amended and restated, (iii) the TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, (iv) the Company’s 1994 Stock Option Plan, as amended and restated effective April 30, 2002 (together with the Rules of the 2000 UK Sub-Plan), (v) the Company’s 2003 Stock Plan, as amended and restated effective January 1, 2009, and (vi) any other compensatory equity or equity-based plans or Contracts of the Company, including any “stand alone restricted stock agreement” or “stand alone option agreement” and any equity or equity-based plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(t) “Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

(u) “Company Termination Fee” shall mean $99,000,000.

(v) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”.

(w) “Confidentiality Agreement” shall mean the mutual nondisclosure agreement between the Company and Parent, dated as of July 15, 2009, as amended as of August 26, 2009.

(x) “Continuing Employees” shall mean all employees of the Company or any Subsidiary of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company at the request of Parent or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law or Order.

(y) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(z) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(aa) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(bb) “DOL” shall mean the United States Department of Labor or any successor thereto.

(cc) “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.

(dd) “Environmental Law” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to environmental matters, the protection of the environment, or exposure to Hazardous Substances, including workplace health and safety Laws, packaging and labeling Laws and Laws relating to the release or threatened release of Hazardous Substances to the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(ee) “Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other Contract which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

(ff) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(hh) “Excluded Disclosures” means, with respect to the Company SEC Reports, disclosure as to risk factors, forward-looking statements and other similarly cautionary disclosure contained or incorporated by reference therein.

(ii) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(jj) “GAAP” shall mean generally accepted accounting principles, as applied in the United States, consistently applied.

(kk) “Governmental Authority” shall mean any government, any governmental administrative or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, state, foreign or multinational.

(ll) “Hazardous Substance” shall mean (i) any petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect or that is the subject of liability or a requirement for investigation or remediation under any Environmental Law.

(mm) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(nn) “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuances of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (iii) any guarantee of any such indebtedness or any debt securities of any Person other than the Company or any of its Subsidiaries, other than letters of credit, bonds and other similar instruments supporting performance obligations entered into in the ordinary course of business and set forth on Section 1.1(nn) of the Company Disclosure Letter, or (iv) any “keep well” or other agreements to maintain any financial statement condition of any Person other than the Company or any of its Subsidiaries.

(oo) “Intellectual Property” shall mean any or all of the following: (i) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, circuit masks, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and (iv) any other technology or similar or equivalent tangible or intangible matter of any of the foregoing (as applicable).

(pp) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations, and applications therefor, rights of privacy and publicity, and all other rights corresponding to any of the foregoing throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, Domain Names and registrations and applications for any of the foregoing (“Trademarks”); (v) trade secrets, business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including data, databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

(qq) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(rr) “Knowledge of Parent” with respect to any matter in question, shall mean the actual knowledge of any executive officers of Parent.

(ss) “Knowledge of the Company” with respect to any matter in question, shall mean the actual knowledge of any directors or executive officers of the Company.

(tt) “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation or other similar legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(uu) “Legal Proceeding” shall mean any action, suit, litigation, proceeding (public or private) or criminal prosecution brought by or pending before any Governmental Authority.

(vv) “Liabilities” shall mean any liability, obligation or commitment of any kind (whether known, unknown, incurred, consequential, accrued, unaccrued, asserted, unasserted, determined, undeterminable, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

(ww) “Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

(xx) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(yy) “Most Recent Financial Statements” shall mean the Company Financial Statements as of and for the quarterly period ended August 28, 2009 contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 6, 2009.

(zz) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc., or any successor thereto.

(aaa) “Order” shall mean any order, judgment, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(bbb) “Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by, or registered or held in the name of, the Company and its Subsidiaries.

(ccc) “Owned Software” shall mean all Software used by the Company and its Subsidiaries in the conduct of their businesses that is owned or purported to be owned by the Company or its Subsidiaries.

(ddd) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Most Recent Financial Statements in accordance with GAAP, as adjusted for the passage of time in the ordinary course of business; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising in the ordinary course of business securing obligations that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the Most Recent Financial Statements in accordance with GAAP; (iii) Liens imposed by applicable Law (other than Tax Law) or Order (other than Tax Order) arising in the ordinary course of business; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or Orders or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) Liens the existence of which are disclosed on the face of the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2009 or the Company’s Quarterly Report on Form 10-Q for the period ended August 28, 2009; (viii) any Liens disclosed on Section 1.1(ddd) of the Company Disclosure Letter; and (ix) statutory or common law liens of landlords.

(eee) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(fff) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ggg) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(hhh) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(iii) “Software” shall mean computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

(jjj) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock or the equity interests of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership or owns a majority of the equity interests, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or owns a majority of the equity interests, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

(kkk) “Superior Proposal” shall mean any bona fide written Acquisition Proposal (provided that, for purposes of this definition, all references in the definition of Acquisition Transaction to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference therein to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”) with respect to which the Company Board shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the Company Stockholders (in their capacity as such) than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the likelihood, ability to finance, conditionality and timing of consummation of such proposal) and this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company in a written offer capable of acceptance in response to such proposal or otherwise).

(lll) “Tax” shall mean any and all foreign, federal, state, national, provincial, territorial, local and other taxes, including taxes, charges, fees, imposts, levies, duties or other assessments, including all gross receipts, gross income, net income, capital, profits, sales, use, occupation, value added, ad valorem, estimated, intangible, unitary, lease, service, premium, transfer, conveyance, franchise, branch, license, registration, withholding, backup withholding, payroll, recapture, employment, social security, unemployment, disability, severance, stamp, excise, occupation, property, prohibited transactions, windfall or excess profits, customs duties, foreign enterprise income, enterprise income, local income, individual income, deed, business, land value appreciation taxes, together with all interest, penalties, fines, additions to tax or additional amounts imposed with respect to such amounts.

Section 1.2  Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Agreement	Preamble
AML	6.2(a)
Assets	3.14
Assumed Options	2.7(d)(i)
Balance Sheet Date	3.10(a)
Certificates	2.8(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Company	Preamble
Company Acquisition Agreement	5.2(a)
Company Board Recommendation	3.1(b)
Company Disclosure Letter	Art. III
Company Financial Statements	3.9(a)
Company Intellectual Property Agreements	3.15(b)
Company Rights Plan	Recitals

Term	Section Reference

Company SEC Reports	3.8
Company Securities	3.7(c)
Company Stockholder Meeting	5.4
Consent	3.4
D&O Insurance	6.7(c)
Deferred Compensation Plan	2.7(e)(v)
Delaware Secretary of State	2.2
Designated Open Source	3.15(k)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.17(a)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Exchange Ratio	2.7(d)(i)
Funded International Employee Plan	3.17(i)(ii)
Hangzhou H3C	3.5
Hangzhou Queenhive	3.5
Incentives	3.16(n)
Indemnified Persons	6.7(a)
International Employee Plans	3.17(a)
Intervening Event	5.3(a)(ii)
Leased Real Property	3.13(b)
Leases	3.13(b)
Material Contract	3.12(a)
Maximum Annual Premium	6.7(c)
Merger	2.1
Merger Sub	Preamble
Option Consideration	2.7(d)(ii)
Other Required Company Filings	3.29
Out of the Money Options	2.7(d)(i)
Owned Company Common Stock	2.7(a)(ii)
Owned Real Property	3.13(a)
Parent	Preamble
Parent Stock	2.7(d)(i)
Parent’s 401(k) Plan	2.7(e)(iv)
Payment Agent	2.8(a)
Per Share Price	2.7(a)(i)
Permits	3.19
Proxy Statement	3.29
Public Grants	3.30
Recommendation Change	5.3(a)
Representatives	5.2(a)
Requisite Stockholder Approval	3.2

Term	Section Reference

Rights Plan Amendment	Recitals
Share Consideration	2.7(a)(i)
Subsidiary Securities	3.6(d)
Surviving Corporation	2.1
Tax Returns	3.16(a)
Terminating Plan	2.7(e)
Termination Date	8.1(b)
Transaction Expenses	8.3(b)(v)
Unassumed Options	2.7(d)(ii)
Unvested Options	2.7(d)(i)

Section 1.3  Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) When reference is made herein to “ordinary course of business,” such reference shall be deemed to mean “ordinary course of the Company’s business and consistent with the Company’s past practices.”

(f) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, Order, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2  The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the

“Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

Section 2.3  The Closing.  The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Cleary Gottlieb Steen & Hamilton LLP at One Liberty Plaza, New York New York on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder and by Law) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Law) of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

Section 2.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5  Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 6.7(a), the Certificate of Incorporation of the Company shall be amended to read in its entirety in the form of the Certificate of Incorporation attached as Annex A and such Certificate of Incorporation, as amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation.

(b) Bylaws.  At the Effective Time, subject to the provisions of Section 6.7(a), the form of Bylaws attached as Annex B, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 2.6  Directors and Officers.

(a) Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 2.7  Effect on Capital Stock.

(a) Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock.  Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Owned Company Common Stock, (B) any Company Stock-Based Award and (C) any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive $7.90 in cash (individually, the “Per Share Price” and, in the aggregate, the “Share Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(ii) Owned Company Common Stock.  Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Owned Company Common Stock”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock par value $0.01 per share of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Per Share Price.  The Per Share Price shall be adjusted appropriately (without duplication) to reflect the economic effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 2.7(a). Such Company Stockholders shall be entitled to receive payment of the consideration that is deemed to be due for such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments received by the Company in respect of Dissenting Company Shares and (B) the opportunity to control all negotiations and proceedings with respect to demands for appraisal in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Treatment of Company Options and Company Stock Based Awards.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option that is not yet vested or exercisable (the “Unvested Options”) and/or that has an exercise price greater than or equal to the Per Share Price (the “Out of the Money Options” and, together with the Unvested Options, the “Assumed Options”) and that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall be assumed by Parent and converted automatically at the Effective Time into an option, with respect to shares of the common stock, par value $0.01 per share, of Parent (“Parent Stock”), on terms and conditions otherwise the same as those of such Assumed Options, except that (A) the number of shares of Parent Stock subject to each such Assumed Options shall be determined by multiplying the number of shares of Company Common Stock underlying such Assumed

Options immediately prior to the Effective Time by a fraction (the “Exchange Ratio”), the numerator of which is the Per Share Price and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange as reported by the Wall Street Journal for the five (5) full trading days ending on the date that is two (2) trading days prior to the Closing Date (rounded down to the nearest whole share), and (B) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the Company Common Stock otherwise purchasable pursuant to such Assumed Options immediately prior to the Effective Time divided by (y) the Exchange Ratio. The conversion of Assumed Options shall comply with the requirements of Sections 409A and 424 of the Code.

(ii) With respect to each Company Option other than the Assumed Options (the “Unassumed Options”), upon the terms and subject to the conditions set forth in this Agreement, the Company shall take such action as may be reasonably necessary so that immediately prior to the Effective Time by virtue of and subject to the Merger, each Unassumed Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, and (y) the Per Share Price, less the per share exercise price of such Company Option (the “Option Consideration” and, together with the Share Consideration, the “Merger Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). Parent shall, or shall cause the Company to, pay to holders of Unassumed Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time. The Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.7(d)(ii) under all agreements governing such Unassumed Options and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a resolution of the plan administrator authorizing the treatment of the Unassumed Options described herein and all such actions taken to effectuate this Section 2.7(d)(ii) are consistent with the terms of the applicable Company Stock Plan.

(iii) Each Company Stock-Based Award that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or earned, shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and converted automatically at the Effective Time into an award based upon Parent Stock, on terms and conditions otherwise the same as those of the related Company Stock-Based Award, except that the number of shares of Parent Stock underlying the Company Stock-Based Award as of the Effective Time shall be the number of shares of Company Common Stock underlying such Company Stock-Based Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share).

(iv) As soon as reasonably practicable after the Effective Time, and in no event later than ten (10) Business Days thereafter, Parent shall file with the SEC a registration statement on Form S-8 with respect to (A) the shares of Parent Stock issuable upon exercise of the Company Options that are assumed by Parent hereunder and (B) the shares of Parent Stock subject to or issued in respect of any Company Stock-Based Award that are assumed by Parent hereunder, and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Company Options or Company Stock-Based Awards remain outstanding. Notwithstanding anything in this Agreement to the contrary, Parent shall not issue any shares of Parent Stock in respect of any Company Option or Company Stock-Based Award until the Form S-8 to be filed as herein has become effective.

(v) At the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Stock Plans with respect to the Assumed Options and Company Stock-Based Awards. Prior to the Effective Time, the Company and Parent shall take all action required to reflect the transactions contemplated by this Section 2.7(d), including (A) the conversion of the Assumed Options that are outstanding immediately prior to the Effective Time pursuant to Section 2.7(d)(i), and (B) the conversion of the Company Stock-Based Awards that are outstanding immediately prior to the Effective Time pursuant to Section 2.7(d)(iii), and the substitution of Parent for the Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans by Parent. From and after the Effective Time, all references to the Company (other than any references relating to a “change in control” of the Company) in each Company Stock Plan and in each agreement evidencing any award of Assumed Options or Company Stock-Based Awards shall be deemed to refer to Parent.

(vi) The Company agrees to take any and all actions reasonably necessary to approve and effectuate the foregoing provisions of this Section 2.7(d) including making any determinations and/or resolutions of the Company Board or a committee thereof or of any administrator of a Company Stock Plan.

(e) Company ESPP; Company 401(k) Plan; Deferred Compensation Plan.

(i) Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the rights of participants in the Company ESPP with respect to any offering period then underway to be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP.

(ii) Except as otherwise agreed by Parent and a participant, each share of Common Stock purchased under the Company ESPP prior to the Effective Time will be treated as a share of Company Common Stock in accordance with Section 2.7(a)(i).

(iii) The Company shall take all actions reasonably necessary so that the Company ESPP shall terminate immediately after the purchase described in Section 2.7(e)(i) subject to and conditioned upon the occurrence of the Effective Time. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Common Stock prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iv) Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any Employee Plan that includes a Code Section 401(k) arrangement (a “Terminating Plan”) pursuant to resolutions of the Company Board in a form reasonably acceptable to Parent and approved by Parent prior to their execution. The Company shall provide Parent with evidence that such Terminating Plan(s) have been terminated before the Closing Date, and shall take such other actions in furtherance of terminating such Terminating Plan(s) as Parent may reasonably require. Parent shall take all steps reasonably necessary to permit each Person who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), including rollovers of any outstanding loans from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each Terminating Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”).

(v) Within the 30-day period prior to the Closing Date, and subject to, and conditioned upon, the occurrence of the Effective Time, the Company shall terminate the 3Com Corporation 2005 Deferred Compensation Plan, amended and restated effective January 1, 2009 (the “Deferred Compensation Plan”). Notwithstanding anything herein to the contrary, nothing in Section 5.1 or any other provision of this Agreement shall prohibit the Company from taking, or otherwise require the Company to obtain Parent’s approval to take, any and all action necessary to implement the termination of the Deferred Compensation Plan. As soon as administratively practicable following the effective date of the termination of the Deferred Compensation Plan, the Company shall commence distributing the assets of the Deferred Compensation Plan in accordance with the requirements of Section 409A of the Code. The termination of the Deferred Compensation Plan and the distribution of the assets of the Deferred Compensation Plan shall be complete as soon as administratively practicable but in no event later than fifteen (15) Business Days following the Closing Date.

(vi) The Company agrees to take any and all actions reasonably necessary to approve and effectuate the foregoing provisions of this Section 2.7(e) including making any determinations and/or resolutions of the Company Board or a committee thereof or of any plan administrator.

Section 2.8  Exchange of Certificates.

(a) Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund.  On and after the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash sufficient to pay the aggregate Share Consideration when necessary for such payments (such fund, the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Until disbursed in accordance with the terms and conditions of this Agreement, the Exchange Fund shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America or any agency or instrumentality thereof which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, promptly replace or restore (or cause to be replaced or restored) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to pay any outstanding Share Consideration.

(c) Payment Procedures.  Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock who is entitled to receive the Per Share Price pursuant to Section 2.7(a)(i): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the instructions, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock evidenced by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), without any interest thereon, and the Certificates so surrendered shall forthwith be cancelled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Price (less any applicable withholding taxes payable in respect thereof), without interest thereon, payable in respect thereof pursuant to the provisions of this Article II. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of outstanding shares of Company Common Stock who is entitled to receive the Per Share Price pursuant to Section 2.7(a)(i) represented by book-entry on the records of the Company or the Company’s transfer agent on behalf of the Company: (A) a letter of transmittal in customary form and (B) instructions for use in effecting the surrender of the book-entry shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of Article II. Upon return of a duly completed and validly executed letter of transmittal (in accordance with the instructions thereto), and such other documents that may be required by the instructions, the holders of such book-entry shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, and (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof) without any interest thereon.

(d) Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or the ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other similar Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other similar Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Each of the Payment Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Unassumed Options such amounts as may be required to be deducted or withheld therefrom under all applicable Tax Laws and shall pay such amount over to the appropriate taxing authority. To the extent that such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to and received by the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law or Order.

(g) Distribution of Exchange Fund to the Surviving Corporation.  Any portion of the Exchange Fund that remains undistributed to the holders of the shares of Company Common Stock on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock to Parent, as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article II. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Law, become property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.9  No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock (whether held in certificated form or uncertificated and registered on the books of the Company) shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder thereof (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, shares of Company Common Stock are presented to Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

Section 2.10  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.11  Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedules delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) other than with respect to the representations and warranties set forth in Section 3.7, Section 3.9(e), Section 3.9(f) and Section 3.12(a)(vi), as set forth in the Company SEC Reports filed and publicly available between January 1, 2009 and the date of this Agreement (excluding for purposes hereof the exhibits thereto and the Excluded Disclosures), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity.

(b) The Company Board, at a meeting duly called and held at which all directors were present, unanimously (i) determined that the terms of the Merger are fair to and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

Section 3.2  Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary to adopt this Agreement and consummate the transactions contemplated by this Agreement.

Section 3.3  Non-Contravention and Required Consents.  The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (b) subject to obtaining such Consents set forth in Section 3.4, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents set forth in Section 3.4 are obtained, and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants or obligations under this Agreement.

Section 3.4  Required Governmental Approvals.  No consent, approval, Order or authorization of, or filing, declaration or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain has not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants or obligations under this Agreement.

Section 3.5  Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of Hangzhou H3C Technologies Co., Ltd. (“Hangzhou H3C”) and Hangzhou Queenhive Software Co, Ltd. (“Hangzhou Queenhive”) is a company duly organized, validly existing and in good standing (to the extent the “good standing” concept is applicable) under the laws of the People’s Republic of China. The Company has delivered or made available to Parent complete and accurate copies of the Amended and Restated Certificate of Incorporation and Bylaws or other constituent documents, each as amended to date, of the Company, Hangzhou H3C and Hangzhou Queenhive, and none of the Company, Hangzhou H3C nor Hangzhou Queenhive is in material violation thereof. Each of the Company, Hangzhou H3C and Hangzhou Queenhive has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or licensed by it, or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6  Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Letter contains a complete and accurate list (in all material respects) of the name, jurisdiction of organization and schedule of stockholders of each Subsidiary of the Company.

(b) Each of the Company’s Subsidiaries (excluding, for purposes of this sentence, Hangzhou H3C and Hangzhou Queenhive) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except in the case of such Subsidiaries where the failure to be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries (excluding, for purposes of this sentence, Hangzhou H3C and Hangzhou Queenhive) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or licensed by it, or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has delivered or made available to Parent complete and accurate copies of the Amended and Restated Certificates of Incorporation and Bylaws or other constituent documents, as amended to date, of the Company and its Subsidiaries. None of the Company’s Subsidiaries (excluding, for purposes of this sentence, Hangzhou H3C and Hangzhou Queenhive) is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations which have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) There are no issued, reserved for issuance, or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock, option, warrant, call, subscription, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock, options, warrants, calls, subscriptions, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, option, warrant, call, subscription, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities.

Section 3.7  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 990,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business on November 9, 2009: (A) 394,780,516 shares of Company Common Stock were issued and outstanding, of which 1,104,582 shares are unvested restricted stock subject to a right of repurchase by the Company, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. The Company has reserved 34,803,924 shares of Company Common Stock for future issuance under the Company Stock Plans. As of the close of business on November 9, 2009, there were 24,438,819 outstanding Company Options, 10,451,425 shares underlying outstanding Company Stock-Based Awards (which does not include the 1,104,582 shares of unvested restricted stock described in this Section 3.7(a)).

(b) The Company has delivered to Parent a complete and accurate list of all holders of Company Options and Company Stock-Based Awards as of October 23, 2009 and, in each case, the number of shares subject to the Company Options or Company Stock-Based Awards, the date of grant and, in the case of Company Options, the price per share at which such Company Option may be exercised. Each Company Option (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option was granted in accordance with all governing documents and in compliance in all material respects with all applicable Law; (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option; (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of Company that is “service recipient stock” (within the meaning of applicable regulations under Code Section 409A); and (iv) has at all times been properly accounted for in all material respects in accordance with GAAP in the Company’s audited financial statements included in the Company SEC Reports.

(c) Except as set forth in this Section 3.7, there are (i) no issued, reserved for issuance, or outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no issued, reserved for issuance, or outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no issued, reserved for issuance, or outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii), and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”), and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Stock-Based Awards pursuant to (A) the terms of Company Stock Plans or (B) in the ordinary course of business.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting, issuance or sale, repurchase, redemption or disposition, or registration of any Company Securities or Subsidiary Securities, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or Subsidiary Securities.

Section 3.8  Company SEC Reports.  The Company has filed or furnished, as applicable, all forms, reports, schedules, statements, certificates and documents with the SEC that have been required to be filed or furnished, as applicable, by it under applicable Laws or Orders prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports, schedules, statements, certificates and documents with the SEC that are required to be filed by it under applicable Laws or Orders prior to such time (all such forms, reports, schedules, statements, certificates and documents, together with all exhibits thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed in the three (3) years prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Since the enactment of the Sarbanes-Oxley Act, the Company and each of its officers, and, to the Knowledge of the Company each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.9  Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (the “Company Financial Statements”) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.

(c) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Except as set forth in the Company SEC Reports filed between June 1, 2007 and the date hereof, since June 1, 2007 the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company and its Subsidiaries on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company and the Company’s Subsidiaries’ internal controls and the Company has provided or made available to Parent copies of any material written materials relating to the foregoing. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.

(f) Section 3.9(f) of the Company Disclosure Letter sets forth, as of the date hereof, all of the outstanding obligations of the Company or its Subsidiaries in respect of Indebtedness. As of the date hereof there is not, and as of the Effective Time there will not be, any Indebtedness of the Company or its Subsidiaries except (i) as set forth in Section 3.9(f) of the Company Disclosure Letter or (ii) as may be incurred in accordance with Section 5.1(b)(vi).

Section 3.10  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet prepared in accordance with GAAP or the notes thereto, other than (i) Liabilities reflected or otherwise reserved against in the Company Balance Sheet and notes thereto, dated August 28, 2009 (the “Balance Sheet Date”) contained in the Company SEC Reports filed prior to the date hereof, (ii) Liabilities arising under this Agreement or incurred in connection with the transactions expressly contemplated by this Agreement, and (iii) Liabilities incurred after the Balance Sheet Date that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11  Absence of Certain Changes.  Since the Balance Sheet Date through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, and with respect to the Company and its Subsidiaries there has not been (a) any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or other equity interest or any redemption, purchase or other acquisition of any of its capital stock or other equity interest, other than in connection with (i) Company Stock-Based Awards, (ii) an intra-company transaction between the Company and one of its Subsidiaries or between two Subsidiaries of the Company, or (iii) dissolution of a wholly owned Subsidiary of the Company, in each case, in the ordinary course of business, (c) any split, combination or reclassification of any of its capital stock or other equity interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest, other than in connection with (i) Company Stock-Based Awards, (ii) an intra-company transaction between the Company and one of its Subsidiaries, or (iii) dissolution of a wholly owned Subsidiary of the Company, in each case, in the ordinary course of business, (d) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (e) any amendments or changes in the charter documents or other organizational documents of the Company or any of its Subsidiaries, (f) any change in any material method of Tax accounting or material Tax compliance practices, (g) any change or rescission of any material Tax election, (h) any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (i) any material acquisitions or dispositions (of assets or equity) other than in the ordinary course of business, (j) any material capital expenditures outside of the ordinary course of business, (k) entry into any arrangements regarding material Indebtedness of the Company or any of its Subsidiaries, (l) the settlement, waiver or compromise of any material Legal Proceeding that was not fully reserved against on the Company Balance Sheet, and (m) the entry into any agreement or contract (whether oral or written) to do any of the foregoing.

Section 3.12  Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) that carries an aggregate annual base salary and target bonus in excess of $300,000;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries (or, after consummation of the Merger, that would limit the right of Parent or any of its Subsidiaries) to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business or in any location (or, after consummation of the Merger, that would prohibit or limit the right of Parent or any of its Subsidiaries) or (B) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets;

(iv) any Contract entered into after June 1, 2007, (A) relating to the license, disposition, acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets or any material assets, in each case, other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise other than the Company’s Subsidiaries, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations in each case in an amount in excess of $2,000,000;

(v) any Company Intellectual Property Agreements set forth in Section 3.15(b) of the Company Disclosure Letter and any Contracts (including commitments in the form of letters of assurance) with standards setting bodies where the Company or any of its Subsidiaries agrees or is otherwise obligated to license Intellectual Property or Intellectual Property Rights on a royalty free or non-discriminatory basis;

(vi) any Contract, or group of Contracts with a Person (or group of affiliated Persons) related to the Indebtedness of the Company or its Subsidiaries and having an outstanding principal amount in excess of $500,000 individually or $2,000,000 in the aggregate;

(vii) any sales Contract, or group of sales Contracts with a Person (or group of affiliated Persons) that accounted for aggregate revenue to the Company or any of its Subsidiaries of more than $20,000,000 during the Company’s 2009 fiscal year;

(viii) any Contract, or group of Contracts with a Person (or group of affiliated Persons) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons) that relates to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business, which agreements relate to obligations which do not individually exceed $2,000,000;

(x) any joint marketing or joint development Contract under which the Company or any of its Subsidiaries have continuing minimum payment obligations or costs in excess of $5,000,000 per year that may not be canceled without material liability upon notice of ninety (90) days or less;

(xi) any Contract that contains any material “take or pay” provisions applicable to the Company or any of its Subsidiaries, or any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given material product or material service from a given third party;

(xii) any Contract that (A) contains most favored customer pricing provisions which are material to the Company and its Subsidiaries, taken as a whole, or (B) grants any exclusive rights or rights of first refusal which are material to the Company and its Subsidiaries, taken as a whole;

(xiii) any Contract that is a partnership, joint venture or similar Contract, unless immaterial to the Company and its Subsidiaries taken as a whole;

(xiv) any settlement agreement entered into after June 1, 2007 in respect of a Legal Proceeding, other than (A) releases immaterial in nature or amount, (B) settlement agreements that contemplate the making of a cash payment not in excess of $1,000,000 as to such settlement or (C) settlement agreements that contemplate the making of a cash payment to the Company or any of its Subsidiaries; or

(xv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which has had or would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiv) above.

(b) Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound and the Company and its Subsidiaries have provided or made available to Parent copies of all Material Contracts or, to the extent so indicated in Section 3.12(b) of the Company Disclosure Letter, complete and accurate verbal summaries thereof.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and enforceable in accordance with its terms and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be enforceable and in full force and effect and such breaches and defaults that have not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company has not received any written notice from any counterparty that (i) such counterparty intends to terminate, or not renew, any Material Contract or (ii) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

Section 3.13  Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all of the real property owned (the “Owned Real Property”) by the Company and its Subsidiaries. The Company and/or its Subsidiaries have good and valid fee simple title to the Owned Real Property free and clear of all Liens other than Permitted Liens, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore delivered or made available to Parent a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, except as has not had and would not be reasonably expected to have a Company Material Adverse Effect.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property.

(d) All of the Leases set forth in Section 3.13(b) or Section 3.13(c) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except, in each case, for such breaches or defaults that have not had and would not be reasonably expected to have a Company Material Adverse Effect.

Section 3.14  Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

Section 3.15  Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company Intellectual Property: (i) all registered Trademarks and material unregistered trademarks; (ii) all Patents; (iii) all registered Copyrights; and (iv) all Domain Names, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. All issued Patents, Copyrights and registered Trademarks and Domain Names included within such Owned Company Intellectual Property are valid and enforceable, and all Trade Secrets included within such Owned Company Intellectual Property are enforceable, except as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts as of the date hereof (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company Intellectual Property, other than non-material software licenses from third-party software providers and related services agreements for commercially available software or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than standard, non-material customer, developer and reseller licenses entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). Neither the Company nor, to the Knowledge of the Company, any third party to any Company Intellectual Property Agreements, is in material breach of any Company Intellectual Property Agreement. To the Knowledge of the Company, there have been no disputes during the four (4) years prior to the date of this Agreement, and there are no pending disputes, nor basis for any dispute, regarding the scope of such Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements, except as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the Company Intellectual Property Agreements, and (iii) Liens that have not had and would not be reasonably expected to have a Company Material Adverse Effect.

(d) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and, to the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of Owned Company Intellectual Property by any Person. Neither the Company nor any of its Subsidiaries is party to any Legal Proceeding alleging any unauthorized use, infringement or violation of Owned Company Intellectual Property or, within the last two (2) years immediately prior to the date hereof, has sent any writing or other notice claiming any such use, infringement or violation (including by “invitations” to take licenses to any such Intellectual Property Rights). To the Knowledge of the Company, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement has not and would not reasonably be expected to give rise to a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent. The Company and its Significant Subsidiaries have enforced such policy, except where any failure to enforce would not reasonably be expected to give rise to a Company Material Adverse Effect.

(e) None of the Company or any of its Subsidiaries or any of its or their current products or services, products and services sold during the four (4) years prior to the date of this Agreement, or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of any third party, except where such infringement has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) As of the date hereof, there is no pending suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company and its Subsidiaries have not been notified in writing of, any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party (including by “invitations” to take licenses to any such Intellectual Property Rights). As of the date hereof, to the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Significant Subsidiaries’ rights with respect to, any of the Company Intellectual Property or Company

Intellectual Property Rights. As of the date hereof the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property or material Company Intellectual Property Rights, other than restrictions or impairments that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not as a result of any Contract to which the Company or any of its Subsidiaries is a party result in (i) Parent, the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, being bound by or subject to any non-compete or other material restriction on the operation or scope of their respective businesses, or the release or disclosure of any Trade Secrets (other than pursuant to this Agreement) which would not have been granted, bound or released absent such transaction; (ii) any right of termination or cancellation under any Company Intellectual Property Agreement which would not have existed absent such transaction; or (iii) the imposition of any Lien on any Owned Company Intellectual Property which would not have been imposed absent such transaction, except where any of the foregoing (in clauses (i) through (iii)) have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) To the Knowledge of the Company, the Owned Company Intellectual Property, together with the Licensed Company Intellectual Property, constitutes all the Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) The Company and its Subsidiaries are in actual possession of or have necessary control over: (i) the source code and object code for all Owned Software and (ii) the object code and, to the extent required for the use of the Company Software, the source code, for all other Software material to the operation of their businesses. The Company and its Subsidiaries are in possession of all documentation (including all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Company Software as currently used, or that is being designed and/or developed for use, in the businesses of Company and its Subsidiaries.

(j) Except for source code for non-material Owned Software that the Company has made a business decision to license on a “giveaway” basis, the Company and its Subsidiaries have disclosed source code to material Owned Software only pursuant to written confidentiality terms that reasonably protect the Company’s rights in such Owned Software. Except for source code for non-material Owned Software that the Company has made a business decision to license on a “giveaway” basis and except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no Person (other than Company and its Subsidiaries) is in possession of any source code for any Software included in the material Owned Software or has any rights to the same.

(k) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any open source license, except for any such violation that has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Software that contains or is derived from Designated Open Source has been incorporated by the Company or any of its Subsidiaries into any Software that is Owned Company Intellectual Property, or has otherwise been distributed or licensed by the Company or any of its Subsidiaries to third parties, in a manner that renders Software that is Owned Company Intellectual Property subject to license terms applicable to Designated Open Source, except for incidental bug fixes and any such incorporation, distribution or licensing that has not had and would not reasonably be expected to have a Company Material Adverse Effect. “Designated Open Source” means freely available open source Software that is licensed pursuant to a license that upon distribution of such open source Software (and modifications thereof), purports to require the distributing party to provide access to the corresponding source code and/or restrict one’s ability to charge for use of such Software, including any Software licensed pursuant to any GNU general public license or lesser general public license or other similar open source Software license.

(l) To the Knowledge of the Company, as of the date hereof, the Company and each of its Subsidiaries has in place, consistent with general industry practices, systems adequate to identify and detect any computer code which may: (i) irreparably disrupt, disable, erase or harm operation of material Software included in the Owned Company Intellectual Property, or cause such Software to irreparably damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access such Software without authorization, except in either case under clause (i) or (ii) above as would not reasonably be expected to have a Company Material Adverse Effect.

(m) Except as has not and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Significant Subsidiaries are not obligated to support or maintain Software licensed to third parties except pursuant to agreements terminable by the Company or relevant subsidiary (other than for cause) on a periodic basis and that provide for periodic payments to the Company; and (ii) except for non-disclosure agreements entered into in the ordinary course of business and except for source code agreements covered by Section 3.15(j) above, none of the Company Intellectual Property, including proprietary Software, is subject to any Contract or other obligation that would require the Company or any of its Subsidiaries to divulge to any person, or to assign or license to any person, any source code, proprietary algorithm, or Trade Secret.

(n) The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable, consistent with general industry practices and, in any event, in compliance in all material respects with all applicable Laws. To the Knowledge of the Company, there have been no security breaches relating to violations of any security policy regarding or any unauthorized access of any data used in the business of Company or its Subsidiaries. The use and dissemination of any and all data and information concerning individuals by their businesses is in compliance in all material respects with all applicable privacy and data security policies, terms of use, customer contracts and Laws. The transactions contemplated to be consummated hereunder will not violate any privacy policy, terms of use or Laws relating to the use, dissemination, or transfer of any such data or information, nor will such transactions require the Company or any of its Subsidiaries to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy, except for any such violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(o) The participation by the Company and its Subsidiaries in any standards setting or other industry organization is in material compliance with all rules, requirements and other obligations of any such organization.

(p) No federal, state, local or other governmental entity nor any university, college, or academic institution has material rights in or to any material Owned Company Intellectual Property other than pursuant to a valid, nonexclusive license granted by the Company or any of its Subsidiaries.

Section 3.16  Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the Most Recent Financial Statements for the payment of, all material Taxes required to be paid, and (iii) the Most Recent Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes due or payable by the Company and its Subsidiaries through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes since the Balance Sheet Date other than in the ordinary course of business. No deficiencies for any material Taxes have been asserted or assessed, or, to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(b) All material Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority.

(c) No audit or other examination, claim, investigation, administrative or court proceeding against or with respect to any material Taxes of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination, claim, investigation or proceeding.

(d) There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for material Taxes.

(e) The Company is not, nor has been at any relevant time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify for tax-free treatment under Section 355 of the Code within the last two (2) years or that otherwise could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(h) None of the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any material amount under any such agreement, or (c) any liability for material Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

(i) The Company has made available to Parent complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of the Company’s U.S. federal income tax returns and material foreign income tax returns for the last three taxable years.

(j) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law with respect to material Taxes.

(k) Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustments for any taxable period (or portion thereof) ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method.

(l) No written claim, which remains unresolved, has been made within the last five years by a taxing authority that the Company or any of its Subsidiaries is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(m) No Subsidiary of the Company incorporated outside the United States is a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) of the Code, or is treated as a domestic corporation under Section 7874(b) of the Code.

(n) Section 3.16(n) of the Company Disclosure Letter lists each jurisdiction in which the Company or any of its Subsidiaries benefits from any material Tax exemptions, Tax holidays or other Tax reduction agreement or order (“Incentives”) and describes the details of such Incentives. The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Incentives.

Section 3.17  Employee Plans.

(a) Section 3.17(a)(i) and Section 3.17(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all material International Employee Plans, as defined under applicable foreign Laws, and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing currently maintained) maintained or contributed to for the benefit of or relating to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or may have any Liability, other than International Employee Plans that are not material (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. No Employee Plan provides health benefits that are not fully insured through an insurance contract (other than an Employee Plan that is a health or dependent care flexible spending account).

(c) Each Employee Plan has been established, maintained, operated and administered in material compliance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) Each Employee Plan that is a nonqualified deferred compensation plan (as defined under Code Section 409A) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in material good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code, and no payment pursuant to any such Employee Plan would subject any former or current employees, contractor or director to Tax pursuant to Section 409A(a)(1) of the Code if made in accordance with the terms of the Employee Plan as in effect as of the date of this Agreement. No Employee Plan requires Parent or any of its Affiliates to gross up a payment to any former or current employee, officer or director of Company or any of its Subsidiaries for Tax related payments under Section 409A of the Code.

(e) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration, accounting for or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) Except as set forth in the Company SEC Reports filed between June 1, 2008 and the date hereof, since June 1, 2008 no Employee Plan is the subject of an audit or investigation by a Governmental Authority or is currently participating in a Governmental Authority-sponsored voluntary compliance amnesty or similar program.

(g) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than as required pursuant to Section 4980B of the Code or any similar Law.

(i) Except as would not result in material liability or as set forth on Section 3.17(i) of the Company Disclosure Letter:

(i) each Employee Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan;

(ii) to the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (1) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (2) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply;

(iii) except for the treatment of the Unassumed Options, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will (1) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (2) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (3) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(iv) all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for;

(v) to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Law; or

(vi) except as required by applicable Law or Order or this Agreement, no condition or term under any Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without material liability to Parent or the

Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(j) Except as required by applicable Law or Order or the terms of any Employee Plans as in effect as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any respect or establish any new Employee Plan or to increase any benefits under any Employee Plan.

(k) No deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(l) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The Company has provided Parent with good faith estimates of the potential excess parachute payments to disqualified individuals (in each case within the meaning of Section 280G of the Code) paid or payable by the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or in conjunction with any other event. Except as expressly provided under the terms of this Agreement, including with respect to the treatment of Company Options, Company Stock-Based Awards, the Terminating Plans, and the Deferred Compensation Plan, the consummation of the transactions contemplated by this Agreement, by itself, will not cause or result in the acceleration of the vesting or payment of any compensation or benefits in any material amount under any Employee Plan.

Section 3.18  Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries; and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, employee, classification, immigration status, discrimination in employment, affirmative action, employee health and safety, plant closings and mass layoffs, and collective bargaining). As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened, concerning the Company or any of its Subsidiaries’ compliance with applicable Laws and Orders with respect to employment.

(c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

Section 3.19  Permits.  The Company and its Subsidiaries have, and are, and since June 1, 2007, have been in compliance with the terms of, all permits, licenses, authorizations, certificates, consents, approvals and franchises from Governmental Authorities required to conduct their businesses (as currently conducted) lawfully (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.20  Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and at all times since June 1, 2007 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries (including the International Traffic in Arms Regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury, Office of Foreign Assets Control) except for such violations or noncompliance that have not had and would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.20 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (b) applicable Laws with respect to Taxes, to the extent such compliance is covered in Section 3.16, (c) ERISA and other employee benefit-related matters, to the extent such compliance is covered in Section 3.17, (d) labor law matters, to the extent such compliance is covered by Section 3.18, or (e) Environmental Laws, to the extent such compliance is covered in Section 3.21.

(b) The Company and each of its Subsidiaries are, and at all times during the last five (5) years have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.21  Environmental Matters.  Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and during the past five (5) years, have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, and no Hazardous Substances are, and during the past five (5) years, no Hazardous Substances have been, present at any property that the Company or any of its Subsidiaries has owned, operated, occupied or leased, except in compliance with applicable Environmental Laws and under circumstances that would not reasonably be expected to give rise to Liabilities under any Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) None of the Company, any of its Subsidiaries, any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, is a party to or is the subject of any pending, or, to the Knowledge of the Company, threatened Legal Proceeding or investigation alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any requirements or financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement or agreement by or with any Governmental Authority or third party imposing any Liability, responsibility, or uncompleted or unresolved requirement with respect to any of the foregoing.

Section 3.22  Litigation; Orders.  As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, any bona fide threat of any such Legal Proceeding (a) against the Company, any of its Subsidiaries or any of the respective properties or assets of the Company or any of its Subsidiaries that (i) involves a bona fide amount in controversy in excess of $2,500,000, (ii) seeks material injunctive relief and has a reasonable probability of success, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement (including by injunctive relief), (iv) would individually or in the aggregate reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement, or (v) has had or would reasonably be expected to have a Company Material Adverse Effect or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such). As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, (A) would prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement or (B) has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the minutes of meetings of the Company Board (or any committee thereof), there are no internal investigations or internal inquiries that since June 1, 2007 and prior to the date hereof have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any material financial, accounting or other material misfeasance or material malfeasance issues other than any such investigation that did not result in any material finding of any misfeasance or malfeasance.

Section 3.23  Insurance.  The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its Assets and properties, or as is required under the terms of any Contract. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that have not had or would not reasonably be expected to have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies.

Section 3.24  Related Party Transactions.  Except for compensation or other employment arrangements in the ordinary course of business, arrangements contemplated by this Agreement, and as set forth in the Company SEC Reports filed between December 31, 2008 and the date hereof, since December 31, 2008 there have not been any transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings nor are there currently proposed any such transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.25  Brokers.  Except for Goldman Sachs & Co., neither the Company nor any of its Subsidiaries has any Liability to, or is subject to any claim of, any financial advisor, investment banker, broker, finder, agent or similar intermediary in connection with (a) this Agreement or the transactions contemplated hereby or (b) any prior or prospective transaction, in either case, contemplated at any time after June 1, 2007 relating to the purchase or sale of securities by the Company or one or more of its Subsidiaries or the purchase or sale of all or a substantial portion of the assets of the Company or one or more of its Subsidiaries. True and complete copies of all Contracts between the Company or any of its Subsidiaries and Goldman, Sachs & Co. regarding such transactions have been previously made available to Parent.

Section 3.26  Opinion of Financial Advisor.  The Company Board has received the opinion of Goldman Sachs & Co., financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the matters and the limitations set forth therein, the Per Share Price to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock (other than restricted stock) in the Merger is fair from a financial point of view to such holders. The Company shall deliver executed copies of the written opinion received from Goldman, Sachs & Co. to Parent promptly upon receipt thereof solely for informational purposes.

Section 3.27  Company Rights Plan.  The Company has amended and the Company Board has taken all necessary action prior to the date hereof to amend the Company Rights Plan so as to (i) render the Rights (as defined in the Company Rights Plan) inapplicable to this Agreement and the transactions contemplated hereby, (ii) render the Rights inapplicable to the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, and (iii) ensure that none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in (A) the Rights becoming exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the Company Rights Plan) to become an Acquiring Person (as defined in the Company Rights Plan), or (C) give rise to a Distribution Date (as defined in the Company Rights Plan). The Company has made available to Parent a complete and accurate copy of the Rights Plan Amendment.

Section 3.28  State Anti-Takeover Statutes.  Assuming that the representations of Parent and Merger Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

Section 3.29  Proxy Statement and Other Required Filings.  The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, at the date of its initial filing with the SEC and at the date of any amendment or supplement thereto, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders, at the date of any amendment or supplement thereto, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Company Filings.

Section 3.30  Public Grants.  None of the public subsidies, allowances, aids or other public grants, including within the meaning of Article 87 of the EC Treaty and applicable U.S. statutes, granted to the Company or any of its Subsidiaries since January 1, 2006 and that are material to the Company and its Subsidiaries, taken as a whole (collectively, the “Public Grants”), will have to be repaid as a result of the consummation of the transactions contemplated by this Agreement other than any of the foregoing that would have to be so repaid if the amount to be repaid is not material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is under any obligation to maintain a certain number of employees at any location or in any region, or to maintain any business at all or in any region, other than any such obligation which is not material to the Company and its Subsidiaries, taken as a whole, under the terms of any of the Public Grants.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement. Parent has delivered or made available to the Company complete and accurate copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

Section 4.2  Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.3  Non-Contravention and Required Consents.  The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents set forth in Section 4.4 are obtained, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement.

Section 4.4  Required Governmental Approvals.  No Consent of any Governmental Authority is required on the part of Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

Section 4.5  Litigation.  As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement.

Section 4.6  Proxy Statement and Other Required Filings.  The information supplied by Parent, Merger Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or at the time of any amendment or supplement thereto, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent, Merger Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7  Ownership of Company Capital Stock.  Except for shares held in connection with or pursuant to any compensation, severance, pension, retirement or other employee benefit plan, agreement or other arrangement, whether such shares are held in trust, a fund or otherwise, maintained by Parent or any of its Subsidiaries or to which any employee, director or consultant of Parent or any of its Subsidiaries is a party, neither Parent nor any of its Subsidiaries owns, nor at any time during the last three (3) years has owned, any shares of Company Capital Stock. None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any compensation, severance, pension, retirement or other employee benefit plan, agreement or other arrangement, whether such shares are held in trust, a fund or otherwise, maintained by Parent or any of its Subsidiaries or to which any employee, director or consultant of Parent or any of its Subsidiaries is a party, either individually or collectively, is an “affiliate” of the Company within the meaning of Rule 13e-3(a)(i) under the Exchange Act, nor at any time during the last three years has been an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

Section 4.8  Brokers.  Except for Morgan Stanley & Co. Incorporated, (a) no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or reimbursement of expense and (b) Parent or Merger Sub shall not be subject to any Liability to any such Person, in each case in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.9  Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 4.10  Financial Capability.  Parent currently has, and will have (and will cause Merger Sub to have) immediately prior to the Effective Time, sufficient funds to pay the aggregate Share Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s receipt of funds to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1  Interim Conduct of Business.

(a) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (iii) with the prior written approval of Parent (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in compliance in all material respects with all applicable Laws and Orders and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and each of its Subsidiaries with each of the customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iii) with the prior written approval of Parent (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall cause its Subsidiaries not to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) issue, sell, deliver, pledge, dispose of, grant, encumber or otherwise subject to any Lien (other than a Permitted Lien), or agree, authorize or commit to any of the foregoing (whether through the issuance or granting of securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, or the issuance or grant of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests of the Company or any Subsidiary except for issuances of shares of Company Common Stock to (A) participants in the Company ESPP pursuant to the terms thereof or (B) to holders of Company Options or Company Stock-Based Awards, in each case outstanding as of the date hereof or granted in compliance with the terms of this Agreement as disclosed in Section 5.1(b) of the Company Disclosure Letter, upon the exercise or vesting thereof, as applicable;

(iii) directly or indirectly repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary, except for Tax withholdings and exercise price settlements upon exercise of Company Options or with respect to Company Stock-Based Awards in the ordinary course of business;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or issue or authorize any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or Equity Interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or (C) make any other actual, constructive or deemed distribution in respect of the shares of capital stock or Equity Interests, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its wholly owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) (A) incur or assume any Indebtedness in excess of $1,000,000 individually or $5,000,000 in the aggregate (provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or any other material costs), except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business or (2) loans or advances from direct or indirect wholly owned Subsidiaries of the Company, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $1,000,000 individually or $5,000,000 in the aggregate, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) except as is expressly required by applicable Law or Order or the terms of any Employee Plan as in effect on the date hereof (it being understood that the foregoing exception does not permit the exercise of any discretion), (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business, (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business, and (3) in connection with any amendment of an Employee Plan that is required by Law or Order, (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business with respect to any employee who is not a director or executive officer, or (C) elect or approve any new executive officers or directors of the Company or any of its Subsidiaries, except in order to replace a previous executive officer or director;

(viii) except as is expressly required by applicable Law or Order or the terms of any Employee Plan as in effect on the date hereof (it being understood that the foregoing exception does not permit the exercise of any discretion), accelerate the end of any performance period, determination of performance criteria or payment of bonuses under the 3Bonus Plan for Executive Officers or any other bonus plan, policy or arrangement as a result of or in connection with the transactions contemplated by this Agreement;

(ix) pay, discharge, satisfy or settle any pending or threatened Legal Proceeding, except for the payment, discharge, satisfaction or settlement of any pending or threatened Legal Proceeding that does not include any material obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and (A) is fully reserved against in the Company Financial Statements, (B) involves the payment of no more than $500,000 individually or $2,500,000 in the aggregate or (C) results in a payment to the Company or a Subsidiary thereof of no more than $1,000,000 individually or $5,000,000 in the aggregate;

(x) except as required as a result of a change in applicable Law or Order or GAAP, make any material change in any of the accounting methods, principles or practices used by it or affecting its assets, liabilities or business;

(xi) (A) make any change in any material method of Tax accounting or material Tax compliance practice, (B) make, rescind or change any material Tax election, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material refund of Taxes, (E) file any material amended

Tax Return (except as required by Law or Order), or (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(xii) other than in the ordinary course of business, (A) acquire (by merger, consolidation, acquisition, license or otherwise) any other Person or any material equity interest therein or assets thereof in excess of $1,000,000 individually or $5,000,000 in the aggregate or (B) dispose of any material properties or assets of the Company or its Subsidiaries;

(xiii) make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole, except as budgeted on the Company’s current plan set forth on Section 5.1(b)(xiii) of the Company Disclosure Letter;

(xiv) enter into any Material Contract of the type described in clauses (i), (ii), (iii), (iv), (v), (vi), (viii), (x), (xi), (xii) or (xiii) of Section 3.12(a), or amend or modify in any material respect, or terminate any Material Contract; or

(xv) announce an intention, enter into a formal or informal agreement, or otherwise make a commitment to take any of the actions prohibited by this Section 5.1(b).

(c) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make any filing, pay any fee, or take any other action reasonably necessary to maintain the existence, validity, and effectiveness of material Company Intellectual Property and material Company Intellectual Property Rights.

(d) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.2  No Solicitation.

(a) Subject to the terms of  Section 5.2(b), during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit their respective directors, officers, employees, affiliates, financial advisors, legal counsel, accountants and other agents and representatives (“Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce or in a manner that reasonably would be expected to lead to the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate, engage in or continue discussions or negotiations with any Person with respect to any Acquisition Proposal or (iv) enter into, or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding or other Contract or agreement in principle contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”). It is understood that any violation of the restrictions set forth in this Section 5.2(a) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, but subject to the limitations set forth in this Section 5.2(b), Section 5.2(c) and Section 5.3, at all times during the period commencing on the date hereof and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through one or more Representatives, (i) participate or engage in discussions or negotiations with any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a breach of this Section 5.2, and/or (ii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a breach of this Section 5.2, provided that (A) the Company Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) (it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, (B) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished to Parent, and (C) upon receipt of such Acquisition Proposal, the Company promptly (and in any event within 48 hours) provides Parent (x) a copy of any such Acquisition Proposal made in writing, or (y) a written summary of the material terms of any such Acquisition Proposal not made in writing.

(c) From and after the date hereof, the Company shall keep Parent reasonably informed of any material developments regarding any Acquisition Proposal received by the Company and, upon the reasonable request of Parent, shall apprise Parent of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 5.2.

Section 5.3  Company Board Recommendation; Superior Proposals; Intervening Events.

(a) The Company Board shall not (x) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, or (y) approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or publicly propose to approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or (z) make any public statement (other than a “stop, look and listen” communication by the Company Board pursuant to Rule 14d9-f of the Exchange Act) in connection with a tender offer or exchange offer for shares of Company Common Stock unless such statement includes a reaffirmation of the Company Board Recommendation (a “Recommendation Change”). Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Recommendation Change if:

(i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (A) the Company has not violated the terms of Section 5.2 or this Section 5.3 in any material respect in connection with such Acquisition Proposal, (B) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such five (5) Business Day notice period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) any changes to this Agreement proposed by Parent in a written offer capable of acceptance and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (E) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the five (5) Business Day notice period shall have recommenced; or

(ii) a material fact, event, change, development or set of circumstances that was not known by the Company Board as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 5.3(a)(i)) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing; provided that (A) the Company Board determines in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) that the failure to take such action in light of the Intervening Event would reasonably be expected to be a breach of its fiduciary duties, (B) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action and, no later than the time of such notice, provided Parent with a written explanation of the Company Board’s basis and rationale for proposing to effect such Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such five (5) Business Day notice period to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the five (5) Business Day notice period shall have recommenced.

(b) Nothing set forth in  Section 5.2 or this Section 5.3 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company Stockholders that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities laws; provided that any such disclosure may still be deemed to be a Recommendation Change pursuant to and in accordance with Section 5.3(a).

Section 5.4  Company Stockholder Meeting.  The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof, and (subject to the following proviso) in any event within forty five (45) days of the mailing of the Proxy Statement (unless Parent shall consent to a different date), for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning (for no longer than five (5) Business Days in the case of clause (c)) the Company Stockholder Meeting if (a) there are insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, (b) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or Order or (c) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give Company Stockholders sufficient time to evaluate any new information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Recommendation Change). Unless the Company Board has effected a Recommendation Change, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law and take all other action necessary or advisable to secure the Requisite Stockholder Vote at the

Company Stockholder Meeting. The Company shall provide Parent with such information with respect to the solicitation of the Requisite Stockholder Vote as is reasonably requested by Parent.

Section 5.5  Access.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, officers, agents and personnel of the Company and its Subsidiaries and the Company shall, and shall cause its Subsidiaries to furnish to Parent promptly, such information concerning the Company and its Subsidiaries business, personnel, assets, liabilities and properties as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Order requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would, in the Company’s good faith opinion after consultation with outside legal counsel, result in the loss of attorney-client privilege, work product doctrine or other applicable legal privilege applicable to such documents or information, (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract (provided that such contract is listed on Section 3.12 of the Company Disclosure Letter), or (d) subject to the terms of Section 5.2(b) and Section 5.2(c), such documents or information relate directly or indirectly to any Acquisition Proposals that the Company or any of its Representatives may have received from any Person or any discussions or negotiations that the Company or any of its Representatives is having with respect to any Acquisition Proposal or any other proposals that could lead to an Acquisition Proposal; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.5 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. In the event that any of the Company or its Subsidiaries does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Order, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 5.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries, or create an unreasonable risk of material damage or destruction to any material property or assets of the Company or any of its Subsidiaries. Any access to the Company’s or its Subsidiaries’ properties shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5.  All requests for data and access under this Agreement shall be made only to and through one or more of the individuals designated in writing by an Executive Vice President of the Company.

Section 5.6  Certain Litigation.  The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its Subsidiaries or directors (in their capacity as such) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense and strategy of any such litigation and shall consider Parent’s views with respect to such litigation.

Section 5.7  Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1  Reasonable Best Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to using reasonable best efforts to: (a) cause the conditions to the Merger set forth in Article VII to be satisfied; (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations, submissions of information, applications and other documents and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby; (c) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement; (d) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and consummate the transactions contemplated hereby; (e) defend against any lawsuit or other Legal Proceeding challenging this Agreement, or the transactions contemplated hereby or thereby in order to enable the parties hereto to consummate the transactions contemplated hereby; and (f) contest, appeal and remove any Order that is being proposed by any Governmental Authority or other Person, or any Order that has been issued, granted or entered, in either case which has or may have the effect of prohibiting or otherwise preventing the Merger in order to enable the parties hereto to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or to provide any additional security (including a guaranty), to obtain the consent of any lessor or licensor under any Lease.

Section 6.2  Regulatory Filings.

(a) (i) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act no later than December 7, 2009; and (ii) each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, or (except in the case of the joint filing contemplated by clause (B) below) only the Parent and the Merger Sub (and their respective Affiliates, if applicable) shall file comparable pre-merger or post-merger notification filings, forms and submissions with the applicable foreign Governmental Authority that are required by any of the Antitrust Laws of the jurisdictions set forth in Section 6.2(a) of the Company Disclosure Letter, including (A) a notification on Short Form or Form CO to the European Commission based on Council Regulation 139/2004 and (B) a jointly filed pre-merger notification with the Anti-Monopoly Bureau of the Ministry of Commerce relating to this Agreement as required by the Anti-Monopoly Law of the People’s Republic of China (the “AML”), as promptly as practicable (and in any event, in relation to all pre-merger filings, no later than January 18, 2010, or such later date as the parties may mutually agree in writing following the execution and delivery of this Agreement), unless Parent or Merger Sub determine that any such comparable pre-merger or post-merger notification filings, forms and submissions with the applicable foreign Governmental Authority are not required by applicable Law. Except for the filings described in this Section 6.2(a) and any filings that may be required under applicable U.S. securities laws, neither Parent nor any of its Affiliates, on the one hand, nor the Company nor any of its Affiliates, on the other hand, shall make or submit any other material filing, declaration, registration or notification to any Governmental Authority in connection with any of the transactions contemplated by this Agreement without the other party’s prior consent.

(b) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or Orders or requested to be made by any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any material information that may be required or requested by any Governmental Authority in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other Governmental Authorities in which any such filings or submissions are made under any applicable Laws or Orders as promptly as practicable, (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Laws or Orders as soon as reasonably practicable, and (v) use their respective reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such action and doing all such things necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Laws or Orders with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law or Order that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the transactions contemplated hereby to be consummated as soon as expeditiously possible. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent and its Subsidiaries to, and the Company and its Subsidiaries shall not, agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets and properties, if (A) such actions reasonably would be expected to have a material adverse effect on (1) the Company and its Subsidiaries, taken as a whole, or H3C and its Subsidiaries, taken as a whole, or (2) the benefits expected to be derived by Parent and its Subsidiaries from the transactions contemplated by this Agreement or (B) such actions reasonably would be expected to have a material impact (including a material reputational impact) on the operations or business (other than the networking business) of Parent and its Subsidiaries (assuming for purposes of this determination that Parent and its Subsidiaries are of equivalent size to the Company and its Subsidiaries, taken as a whole) in any material jurisdiction.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall keep the other party promptly informed of any material communication regarding any of the transactions contemplated by this Agreement in connection with any filings, investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the transactions contemplated by this Agreement, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any material oral communications with any Governmental Authority regarding the transactions contemplated by this Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by this Agreement, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the transactions contemplated by this Agreement, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any

Governmental Authority relating to the transactions contemplated by this Agreement, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth Section 7.1(b) and Section 7.1(c).

Section 6.3  Proxy Statement and Other Required Company Filings.  As soon as practicable following the date hereof, but in any event no later than December 7, 2009, the Company shall prepare and file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Law or Order, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. Parent and Merger Sub shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as is required to be included in the Proxy Statement or such other filings, or that is customarily included in such Proxy Statement or such other filings in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. The Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Unless the Company Board has effected a Recommendation Change, neither the Company nor any of its Affiliates shall file with the SEC the Proxy Statement or any Other Required Company Filing, or any amendment or supplement thereto, and neither the Company nor any of its Affiliates, if applicable, shall correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing in any such case without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy Statement or Other Required Company Filing comments reasonably proposed by Parent or Merger Sub. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall (i) advise Parent and Merger Sub promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement or any Other Required Company Filing, any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) provide Parent and Merger Sub with copies of all correspondence with its representatives, on the one hand, and the SEC or its staff, on the other hand with respect to the Proxy Statement or Other Required Company Filings. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective directors, officers or Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing so that the Proxy Statement or any Other Required Company Filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or Order or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Unless the Company Board has effected a Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

Section 6.4  Anti-Takeover Laws.  The Company, Parent and Merger Sub shall use their respective reasonable best efforts to take all actions necessary so that no state anti-takeover or other similar Law or Order is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement and, if any anti-takeover statute is or becomes applicable, to use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law or Order on this Agreement and the transactions contemplated hereby.

Section 6.5  Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only if such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied, such notice to include a reasonably detailed description of the fact, or the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which resulted in such untruth, inaccuracy or failure; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.5(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such notice to include a reasonably detailed description of the fact, or the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which resulted in such untruth, inaccuracy or failure; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.5(b).

Section 6.6  Public Statements and Disclosure.  The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed by each of Parent and the Company. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, hereby shall issue any public release or make any public announcement or disclosure concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or Order or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.6 shall not apply to any release, announcement or disclosure made or proposed to be made following a Recommendation Change.

Section 6.7  Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification Contracts between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall

(and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.7(a), to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates occurring at or prior to the Effective Time, or (ii) any of the transactions contemplated by this Agreement, in each case regardless of whether such claim, proceeding, investigation or inquiry is made, occurs or arises prior to, at or after the Effective Time. In addition, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation and Parent shall have the right (but not the obligation) to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (C) the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (D) neither Parent or the Surviving Corporation on the one hand nor any Indemnified Person on the other hand shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.7(b) or elsewhere in this Agreement, the Surviving Corporation and Parent shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties for any Indemnified Parties in any jurisdiction with respect to any single action) except to the extent that two or more of such Indemnified Parties shall have actual material conflict of interest in such action.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.7(c) for so long as such “tail” policy shall be maintained in full force and effect. In the event that the Company does not so purchase a “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided however, in satisfying its obligations under this Section 6.7(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.7(c) of the Company Disclosure Letter), provided that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.7.

(e) The obligations set forth in this Section 6.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.7, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives)) under this Section 6.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8  Employee Matters.

(a) (i) Health and Welfare Plans.  For the period commencing at the Effective Time and ending on a date that is no earlier than the six-month anniversary thereof, Parent shall, or shall cause the Surviving Corporation, to maintain or provide for Continuing Employees and, as applicable, their eligible dependents, benefits under Employee Plans or employee benefit plans, programs or policies of Parent or its Affiliates that provide for health and welfare benefits (excluding severance) that are in the aggregate no less favorable than such benefits maintained for and provided to Continuing Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (A) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (B) provide each Continuing Employee with credit for any deductibles paid under any Employee Plan that provides medical, dental, vision or pharmaceutical benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental, vision or pharmaceutical plans of Parent, the Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. For purposes of this Section 6.8(a), “Continuing Employees” shall include expatriate employees working outside the U.S. whose benefits and payroll are provided under the plan, programs or arrangements offered to employees located in the U.S.

(ii) Severance Plans.  For the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms as in effect immediately prior to the Effective Time the severance plans maintained by the Company or any of its Subsidiaries, and shall recognize continuous service with the Company or its Subsidiaries, including predecessor employers, of participating Continuing Employees under such plans, but in all cases solely to the extent such service would have been recognized by the Company immediately prior to the Effective Time. From and after the first anniversary of the Effective Time, Continuing Employees located in the U.S. shall be eligible to participate in severance plans or programs available to similarly situated employees of Parent or its Subsidiaries solely with respect to continuous service credited from and after the Effective Time.

(iii) 401(k) Plan.  Continuing Employees located in the U.S. shall be eligible to participate in Parent’s 401(k) plan as soon as administratively practicable but in no event later than three (3) months after the Effective Time, and shall recognize prior service with the Company or its Subsidiaries, including predecessor employers (but only to the extent recognized by the Company immediately prior to the Effective Time) for purposes of vesting under Parent’s 401(k) plan. To the extent that Parent is unable to provide for the participation of such Continuing Employees within the three (3) months after the Effective Time, Parent shall pay to such Continuing Employees (to the extent then still employed by Parent or its Subsidiaries) an amount substantially equivalent to what they would have received pursuant to any match by Parent under the Parent’s 401(k) Plan had they become participants in Parent’s 401(k) Plan, if any, without regard to any Tax benefit under such plan.

(iv) Other Plan Participation; Service Crediting.  From and after the Effective Time, and except as otherwise provided in this Section 6.8 or as may result in duplication of coverage or benefits, Continuing Employees shall be eligible to participate in employee benefit plans and programs of Parent or a Subsidiary in accordance with its then-applicable plans and policies available to similarly situated employees. From and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize prior service with the Company or its Subsidiaries, including predecessor employers (but only to the extent recognized by the Company immediately prior to the Effective Time) only for purposes of service awards and determining the amount of vacation accruals, and not for purposes of any other plan, program or policy of Parent or its Subsidiaries, other than to the extent required by local Law or Order or as otherwise set forth in this Section.

(b) Except as otherwise provided in this Agreement, Parent shall, or shall cause its Subsidiaries to, honor in accordance with their terms as in effect immediately prior to the Effective Time all existing employment, change of control, severance and retention agreements between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, director or consultant of the Company or any of its Subsidiaries, on the other hand; provided, however, that nothing in this Agreement shall prohibit Parent or its Subsidiaries from amending or terminating any such plans or agreements, so long as such amendment or termination complies with the terms of any such plans or agreements, including specifically obtaining any necessary or required consents.

(c) Except as otherwise required by applicable Law, or as may be agreed upon by the Company and Parent prior to the Closing Date, unused paid-time off (PTO) days accrued by Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or its Subsidiaries to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused paid-time off (PTO) days that Parent determines are not administratively practicable to continue to honor.

(d) The provisions of this Section 6.8 are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 6.8. Furthermore, nothing in this Section 6.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employee at any time.

Section 6.9  Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Closing Date, of each of the following conditions:

(a) Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

(b) Requisite Regulatory Approvals.  (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, (ii) any clearances, consents, approvals, orders and authorizations of Governmental Authorities required by the Antitrust Laws of the jurisdictions set forth in Section 7.1(b) of the Company Disclosure Letter shall have been obtained and/or any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the Antitrust Laws of the jurisdictions set forth in Section 7.1(b) of the Company Disclosure Letter shall have expired or been terminated, and (iii) any required approval or deemed approval of the transactions contemplated by this Agreement of the Anti-Monopoly Bureau of the Ministry of Commerce shall have been obtained pursuant to the AML, in each case, without any condition that would require any action that Parent and its Subsidiaries would not be required to take, or the Company and its Subsidiaries would not be permitted to take, pursuant to Section 6.2(b).

(c) No Legal Prohibition.  No court of competent jurisdiction or other Governmental Authority shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

Section 7.2  Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement set forth in (i) Section 3.11(a) shall be true and correct in all respects, (ii) Section 3.1, Section 3.2, Section 3.5, Section 3.7(a), Section 3.7(c), Section 3.25, Section 3.27 and Section 3.28 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date) and (iii) all Sections of this Agreement other than those Sections specifically referred to above shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in the case of clause (iii) (including the parenthetical herein) for any failure to be so true and correct which has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement under clause (iii) of this Section 7.2(a), all “Company Material Adverse Effect” qualifications and all qualifications and exceptions with respect to materiality (but not dollar thresholds nor the reference to “Company Material Adverse Effect” in Section 3.12(a)(xv)) set forth in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect.  No Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing and that shall have had or be reasonably expected to have a Company Material Adverse Effect.

Section 7.3  Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.  The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Merger shall have not been consummated by 11:59 p.m. (Pacific time) on the first anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose actions in breach of this Agreement or failure to take action in breach of this

Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VII having failed to be satisfied prior to such date; or

(c) by either Parent or the Company if any court of competent jurisdiction or other Governmental Authority shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the Merger, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto unless such party shall have used its reasonable best efforts to contest, appeal and remove such Order; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party whose actions in breach of this Agreement or failure to take action in breach of this Agreement was the principal cause of, or resulted in, the passage of such Law or the issuance of such Order; or

(d) by either Parent or the Company, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof) at which a vote is taken on this Agreement; or

(e) by the Company, in the event that Parent and/or Merger Sub shall have breached or otherwise violated any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) are not capable of being satisfied (with or without cure of such breach or violation) by the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; or

(f) by Parent, in the event that the Company shall have breached or otherwise violated any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) are not capable of being satisfied (with or without cure) by the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied; or

(g) by the Company if, at any time prior to the receipt of the Requisite Stockholder Approval, (i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) constitutes a Superior Proposal and the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties, (ii) the Company has not violated the terms of Section 5.2 or this Section 5.3 in any material respect in connection with such Acquisition Proposal, (iii) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (iv) if requested by Parent, the Company shall have negotiated in good faith with Parent during such five (5) Business Day period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (v) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the

Company Board) any changes to this Agreement proposed by Parent in a written offer capable of acceptance, and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were accepted by the Company, (vi) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent, an additional notice and copies of the relevant proposed transaction agreement and other material documents and have provided to Parent another five (5) Business Day notice period and (vii) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee in accordance with Section 8.3(b)(iii); or

(h) by Parent, in the event that (i) the Company Board or any committee of the Company Board shall have for any reason effected a Recommendation Change; (ii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (iii) a tender offer or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, (iv) the Company fails to timely hold a stockholder vote with respect to the adoption of this Agreement in accordance with Section 5.4; or (v) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation within ten (10) Business Days of a written request from Parent to do so; provided that Parent shall not be entitled to terminate this Agreement pursuant to this clause (v) within the ten-Business Day period contemplated by clause (iii) above.

Section 8.2  Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.7, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms and the terms of Section 6.9.

Section 8.3  Fees and Expenses.

(a) General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days after demand by Parent, in the event that (A) this Agreement is terminated pursuant to Section 8.1(b); (B) the failure of the Merger to be consummated by the Termination Date is not the result of actions taken by Parent or Merger Sub in breach of this Agreement or any failure to take action by Parent or Merger Sub in breach of this Agreement, which breach has resulted in a failure to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.3(a) or Section 7.3(b)); (C) at the time of such termination, the closing conditions set forth in Section 7.1(b) and Section 7.1(c) are capable of being satisfied or would be capable of being satisfied but for actions taken by the Company in breach of this Agreement or any failure to take action by the Company in breach of this Agreement; (D) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b), (1) a Competing

Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have publicly disclosed an intention to make, propose or communicate a proposal for a Competing Acquisition Transaction and not withdrawn such intention, or (3) a proposal for a Competing Acquisition Transaction shall have become publicly known and not withdrawn; and (E) within twelve months following the termination of this Agreement pursuant to Section 8.1(b), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated.

(ii) The Company shall pay to Parent or its designee the Company Termination Fee (less any Transaction Expenses, if any, previously paid to Parent or its designees by the Company pursuant to Section 8.3(b)(v)), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days after demand by Parent, in the event that (A) this Agreement is terminated pursuant to Section 8.1(d), (B) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting (or any postponement or adjournment thereof), (1) a Competing Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have disclosed an intention to make, propose or communicate a proposal for a Competing Acquisition Transaction and not withdrawn such proposal or intention or (3) a proposal for a Competing Acquisition Transaction shall have become publicly known and not withdrawn, and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(d), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated.

(iii) The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, prior to and as a condition to the effectiveness of any termination, in the event that this Agreement is terminated pursuant to Section 8.1(g).

(iv) The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that this Agreement is terminated pursuant to Section 8.1(h).

(v) In the event that (A) this Agreement is terminated pursuant to Section 8.1(d) and (B) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting (or any postponement or adjournment thereof), (1) a Competing Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have publicly disclosed an intention to make, propose or communicate a proposal for a Competing Acquisition Transaction and not withdrawn such intention, or (3) a proposal for a Competing Acquisition Transaction shall have become publicly known and not withdrawn, the Company shall pay Parent or its designee within two (2) Business Days following delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with the transaction contemplated by this Agreement (the “Transaction Expenses”); provided that the Company shall not be required to pay more than an aggregate of $10,000,000 in Transaction Expenses pursuant to this Section 8.3(b)(v).

(c) Single Payment Only.  The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d) Enforcement.  The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent pursuant to this Section 8.3 within the time periods specified in this Section 8.3, then the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 8.4  Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

Section 8.5  Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Survival.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time. The covenants of the Company, Parent and Merger Sub that by their terms survive the Effective Time shall so survive the Effective Time and the provisions of Section 8.3, Section 9.9 and Section 9.10 shall survive the Effective Time. If this Agreement is terminated pursuant to Article VIII, the provisions of Article VIII and Article IX shall survive such termination.

Section 9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Attention: General Counsel
Telecopy No.: (650) 857-4837

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
     Benet J. O’Reilly
Telecopy No.: (212) 225-3999

(b) if to the Company, to:

3Com Corporation
350 Campus Drive
Marlborough, Massachusetts 01752
Attention: Chief Legal Officer
Telecopy No.: (508) 323-1044

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
     Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Michael S. Ringler
Telecopy No.: (415) 947-2099

Section 9.3  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Merger Sub may assign this Agreement to any Subsidiary of Parent (provided that such assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any party shall relieve such party of any of its obligations hereunder.

Section 9.4  Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded. Without limiting the generality of the foregoing, (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties in Article III, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article III, and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Article IV, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article IV.

Section 9.5  Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7 and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock, Company Options and Company Stock-Based Awards to receive the consideration pursuant to the Merger, as set forth in Article II.

Section 9.6  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.7  Specific Performance.  The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other remedies at law would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by any party, of any of its covenants or obligations set forth in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, in addition to any other remedy that may be available at law or in equity. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

Section 9.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 9.9  Consent to Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

Section 9.10  WAIVER OF JURY TRIAL.  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.11  Company Disclosure Letter References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

Section 9.12  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

HEWLETT-PACKARD COMPANY

By:	/s/ David A. Donatelli
Name: David A. Donatelli
Title: Executive Vice President

COLORADO ACQUISITION CORPORATION

By:	/s/ Paul T. Porrini
Name: Paul T. Porrini
Title: President and Secretary

3COM CORPORATION

By:	/s/ Robert Y.L. Mao
Name: Robert Y.L. Mao
Title: Chief Executive Officer

ANNEX B

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

November 11, 2009

The Board of Directors
3Com Corporation
350 Campus Drive
Marlborough, MA 01752

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Hewlett-Packard Company (“HP”) and its affiliates) of the outstanding shares (other than restricted stock (the “Excluded Shares”)) of common stock, par value $0.01 per share (such shares other than the Excluded Shares, the “Shares”), of 3Com Corporation (the “Company”) of the $7.90 per Share in cash to be paid to such holders of Shares pursuant to the Agreement and Plan of Merger, dated as of November 11, 2009 (the “Agreement”), by and among HP, Colorado Acquisition Corp., a wholly owned subsidiary of HP, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, HP and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as financial advisor to the Company in connection with its acquisition of a minority interest in Huawei-3Com Co. Ltd. in November 2006; as lead arranger with respect to secured term loan facilities provided to H3C Holdings Limited, an affiliate of the Company, (aggregate principal amount $430,000,000) in May 2007; and as financial advisor to the Company in connection with the proposed sale of the Company to Diamond II Holdings (a company controlled by Bain Capital Fund IX, L.P. and Shenzhen Huawei Investment & Holdings Co., Ltd.) announced in September 2007. We also have provided certain investment banking and other financial services to HP and its affiliates from time to time, including having acted as co-manager with respect to a public offering of HP’s Floating Rate Global Notes due March 1, 2012, 5.25% Global Notes due March 1, 2012, and 5.40% Global Notes due March 1, 2017 (aggregate principal amounts $600,000,000, $900,000,000 and $500,000,000, respectively) in February 2007. We also may provide investment banking and other financial services to the Company and HP and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended May 29, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for

B-1

the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the enterprise networking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or HP or the ability of the Company or HP to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $7.90 per Share in cash to be paid to the holders (other than HP or any of its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $7.90 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $7.90 per Share in cash to be paid to the holders (other than HP or any of its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
The stockholder(s) hereby appoint(s) Robert Y. L. Mao and Neal D. Goldman, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock that the stockholder(s) is/are entitled to vote at the special meeting to be held January 26, 2010 at 10 a.m. local time, at 3Com’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, AND FOR THE PROPOSAL TO ADJOURN THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

c/o American Stock Transfer & Trust Co.
59 Maiden Lane
New York, NY 10038
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by 3Com Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY TELEPHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or special meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to 3Com Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE
OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
3COM CORPORATION

Vote on Proposals The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

1.	Adoption of Merger Agreement.To adopt the Agreement and Plan of Merger, dated as of November 11, 2009, by and among Hewlett-Packard Company, Colorado Acquisition Corporation, a wholly owned subsidiary of Hewlett-Packard Company, and 3Com Corporation.	☐	☐	☐

2.	Adjournment.To adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the Agreement and Plan of Merger.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date